Form 10-K, Exhibit 13
period 1994-12-31
ORBITAL SCIENCES CORP /DE/
filed 1995-03-28
CIK 820736

FINANCIAL INFORMATION

INDEX TO FINANCIAL REVIEW AND DISCUSSION

Selected Consolidated Financial Data                       page 24

Management's Discussion and Analysis
of Financial Condition and
Results of Operations                                      page 25

Independent Auditors' Report                               page 31

Consolidated Statements of Earnings                        page 32

Consolidated Balance Sheets                                page 33

Consolidated Statements of
Stockholders' Equity                                       page 34

Consolidated Statements of Cash Flows                      page 35
Notes to Consolidated Financial
Statements                                                 page 36


MARKET INFORMATION

The Company's Common Stock is traded on the Nasdaq National Market System under the symbol ORBI. The number of shareholders of record as of March 6, 1995 was 1,414. The Company's Convertible Debentures are traded on the Nasdaq System under the symbol ORBIG.

The range of high and low closing sales prices of Orbital Common Stock for 1992 through 1994, as reported on the Nasdaq National Market System, was as follows:

1994                               High                    Low
Fourth Quarter                     $22 1/2                 $15
Third Quarter                      $18 1/2                 $14 1/2
Second Quarter                     $24 1/2                 $14
First Quarter                      $26 1/2                 $15 1/4

1993                               High                    Low
Fourth Quarter                     $23                     $16 1/2
Third Quarter                      $19                     $12 1/4
Second Quarter                     $13 3/4                 $10 1/4
First Quarter                      $14 1/4                 $10 3/4

1992                               High                    Low
Fourth Quarter                     $15                     $12
Third Quarter                      $15 3/4                 $11 1/4
Second Quarter                     $17 1/2                 $11 1/2
First Quarter                      $19                     $13 1/4


                                twenty-three        Orbital Sciences Corporation

SELECTED CONSOLIDATED FINANCIAL DATA

(In Thousands, Except Share Data)                                                   Years Ended December 31,
                                                                 1994          1993          1992          1991          1990
                                                              ---------   -----------------------------------------------------
Operating Data (1):
  Revenues                                                    $ 221,946     $ 223,087     $ 204,190     $ 161,556     $ 122,752
  Costs of Goods Sold                                           157,066       170,204       158,661       127,070        98,302
                                                              ---------     ---------     ---------     ---------     ---------
  Gross Profit                                                   64,880        52,883        45,529        34,486        24,450
  Research and Development Expenses                              14,389        14,885        10,586         7,876         4,850
  Selling, General and Administrative Expenses                   39,749        25,897        28,615        22,032        19,775
  Amortization of Excess of Purchase Price
    Over Net Assets Acquired                                      2,045         1,537         1,495         1,495         1,598
  Interest Income (Expense), Net                                     37           356           738         1,011          (414)
  Equity in Earnings (Losses) of Affiliates                      (1,264)       (2,436)           --            --            --
                                                              ---------     ---------     ---------     ---------     ---------
  Income (Loss) Before Provision
    for Income Taxes, Cumulative Effect of
    Accounting Change and Extraordinary Item                      7,470         8,484         5,571         4,094        (2,187)
  Provision for Income Taxes                                      2,081         2,288         1,630         2,290           206
                                                              ---------     ---------     ---------     ---------     ---------
  Income (Loss) Before Cumulative Effect of
    Accounting Change and Extraordinary Item                      5,389         6,196         3,941         1,804        (2,393)
  Cumulative Effect of Change in Accounting for
    Income Taxes                                                     --           200            --            --            --
  Extraordinary Item (2)                                             --            --            --         1,748            --
                                                              ---------     ---------     ---------     ---------     ---------
  Net Income (Loss)                                           $   5,389     $   6,396     $   3,941     $   3,552     $  (2,393)
                                                              =========     =========     =========     =========     =========
Net Income (Loss) per Common and
  Common Equivalent Share (3):
  Income (Loss) Before Cumulative Effect of Accounting
    Change and Extraordinary Item                             $    0.28     $    0.43     $    0.27     $    0.13     $   (0.21)
  Cumulative Effect of Change in Accounting for
    Income Taxes                                                     --          0.01            --            --            --
  Extraordinary Item                                                 --            --            --          0.13            --
                                                              ---------     ---------     ---------     ---------     ---------
                                                              $    0.28     $    0.44     $    0.27     $    0.26     $   (0.21)
                                                              ---------     ---------     ---------     ---------     ---------
Shares Used in Computing Net Income (Loss)
  Per Common and Common Equivalent Share                     19,104,427    14,641,854    14,404,933    13,492,284    11,633,994
                                                             ----------    ----------    ----------    ----------    ----------
Net Income (Loss) Per Share, Assuming Full Dilution (4):
  Income Before Cumulative Effect of Accounting
    Change and Extraordinary Item                             $    0.28     $    0.38     $    0.27     $    0.13     $   (0.21)
  Cumulative Effect of Change in Accounting for
    Income Taxes                                                     --          0.01            --            --            --
  Extraordinary Item                                                 --            --            --          0.13            --
                                                              ---------     ---------     ---------     ---------     ---------
                                                              $    0.28     $    0.39     $    0.27     $    0.26     $   (0.21)
                                                              =========     =========     =========     =========     =========
Shares Used in Computing Net Income (Loss)
  Per Common Share, Assuming Full Dilution                   23,222,210    18,256,276    14,404,933    13,492,284    11,633,994
                                                             ----------    ----------    ----------    ----------    ----------
Balance Sheet Data (1):
  Cash and Cash Equivalents and Short-Term Investments        $  33,582     $  76,671     $  15,007     $  38,683     $  12,669
  Net Working Capital                                            52,303        87,558        37,340        52,660        10,501
  Total Assets                                                  402,728       322,099       175,740       168,692       102,729
  Short-Term Borrowings                                          28,160        15,039         5,028           102         3,867
  Long-Term Obligations                                          81,163        61,551           584           171         2,725
  Stockholders' Equity                                        $ 202,046     $ 165,652     $ 107,951     $ 103,163     $  56,505
                                                              =========     =========     =========     =========     =========

1/ All historical balances have been restated to reflect the Company's 1994 acquisition of Magellan Corporation. The acquisition was accounted for using the pooling of interests method of accounting.

2/   Represents an income tax benefit from net operating loss carryforwards.

3/ Net income (loss) per common and common equivalent share is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods, after giving effect to various stock splits.

4/ Net income (loss) per share, assuming full dilution, is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods, plus the effect of an assumed conversion of the Company's convertible subordinated debentures, after giving effect to various stock splits.


Orbital Sciences Corporation      twenty-four

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

A significant portion of the Company's revenues are generated under fixed-price incentive fee, firm fixed-price, and cost-plus-fee contracts with various agencies of the U.S. Government, including NASA, the U.S. Air Force, ARPA, the U.S. Army, the U.S. Navy and the Ballistic Missile Defense Organization ("BMDO"). Orbital recognizes revenues using the percentage of completion method of accounting, whereby revenue is recognized based on actual costs incurred in relation to total estimated costs to complete the contract or based on specific delivery terms and conditions. In the case of fixed-price incentive fee contracts, the final revenue amount can be increased or decreased in accordance with cost incentive provisions that measure actual financial performance against established targets. The incentive fee is included in revenue at the time the amount of such fee can reasonably be determined. In the case of cost-plus award fee contracts, revenues are recognized to the extent of costs incurred plus a proportionate amount of a base fee fixed at the inception of the contract, if any. The award fee is included in revenue as work is performed based on the Company's on-going estimates of the amount of the fee to be awarded. To the extent that estimated costs of completion are adjusted, revenue recognized from a particular contract will be affected in the period of the adjustment.

The Company is accounting for its investment in ORBCOMM Development Partners, L.P. ("ORBCOMM Development") using the equity method of accounting and will continue to use the equity method as long as the Company's interest in the profits and losses of ORBCOMM Development does not exceed the current 50%. In accordance with the equity method of accounting, Orbital consolidates 100% of the revenues earned and costs incurred pursuant to contracts with ORBCOMM Development. The Company also recognizes as equity in earnings (losses) of affiliates its pro rata share of ORBCOMM Development's profits and losses. Pending commencement of operation of the ORBCOMM system, ORBCOMM Development is capitalizing substantially all system construction costs, including amounts paid under contracts with the Company. To the extent ORBCOMM Development capitalizes its purchases from Orbital, the Company eliminates as equity in earnings (losses) of affiliates 50% of the Company's profits and losses related to those sales.

Orbital acquired Magellan Corporation ("Magellan") on December 28, 1994, in a transaction accounted for as a pooling of interests. Orbital's historical financial information has been restated to reflect the pooling of interests with Magellan as of the earliest period presented.

On August 11, 1994, Orbital acquired Fairchild Space and Defense Corporation ("Fairchild"), a subsidiary of Matra Aerospace, Inc., in a transaction accounted for as a purchase business combination. Fairchild's results of operations for the nineteen-week period ended December 31, 1994 have been included in Orbital's consolidated results of operations for the year ended December 31, 1994.

Orbital acquired the Applied Science Operation ("ASO"), a business unit of The Perkin-Elmer Corporation, on September 17, 1993, in a transaction accounted for as a purchase business combination. ASO's results of operations for the fourteen-week period ended December 31, 1993 have been included in Orbital's consolidated results of operations for the year ended December 31, 1993.

The following table shows the Company's revenues, gross profit or loss and gross profit margin, by major product category, for each of the three years ended December 31, 1994, 1993 and 1992 (in thousands, except percentages):


                                 twenty-five        Orbital Sciences Corporation

                                                    1994                           1993                          1992
                                       Revenues Gross Profit  Margin  Revenues Gross Profit Margin  Revenues Gross Profit Margin
                                       -----------------------------  ----------------------------  ----------------------------
Launch Systems                          $74,832   $12,648     16.90%  $120,410   $20,818    17.29%  $150,357   $26,615    17.70%
  Space launch vehicles                  52,200     8,158     15.63%    55,988     7,216    12.89%    42,048     6,133    14.59%
  Suborbital launch vehicles             22,632     5,690     25.15%    48,990    12,428    25.37%    82,061    17,777    21.66%
  Orbit transfer vehicles                    --    (1,200)        NA    15,432     1,174     7.61%    26,248     2,705    10.31%

Space and Electronics Systems            88,305    24,007     27.19%    31,287     6,519    20.84%    20,715     3,961    19.12%
  Spacecraft systems and payloads        35,031     9,231     26.35%    25,160     4,907    19.50%    20,715     3,961    19.12%
  Space sensors and instruments          17,670     4,894     27.70%     3,710       895    24.12%        --        --        NA
  Defense avionics and sensors           35,604     9,882     27.76%     2,417       717    29.66%        --        --        NA

Communications and Information Systems   58,809    28,225     47.99%    71,390    25,546    35.78%    33,118    14,953    45.15%
  Navigation and positioning products    38,517    17,802     46.22%    32,900    14,995    45.58%    29,557    14,356    48.57%
  Satellite-based services               10,154     6,117     60.24%    20,609     3,269    15.86%        --        --        NA
  Satellite tracking systems             10,138     4,306     42.47%    17,881     7,282    40.72%     3,561       597    16.76%
                                       --------   -------     ------  --------   -------    ------  --------   -------    ------

                                       $221,946   $64,880     29.23%  $223,087   $52,883    23.71%  $204,190   $45,529    22.30%
                                       ========   =======     ======  ========   =======    ======  ========   =======    ======

RESULTS OF OPERATIONS

Orbital's financial information as of and for the years ended December 31, 1994, 1993 and 1992 has been restated to reflect the pooling of interests with Magellan.

Revenues. Orbital's revenues for 1994, 1993 and 1992 were $221,946,000, $223,087,000 and $204,190,000, respectively. Revenues in 1994 included approximately $30,000,000 in sales to ORBCOMM Development, as compared to $38,000,000 in 1993.

Revenues from the Company's space launch vehicle products decreased from $55,988,000 in 1993 to $52,200,000 in 1994. The unexpected decrease is primarily attributable to a significant delay in production of the Company's Pegasus space launch vehicle products as a result of the June 1994 Pegasus XL launch failure. Orbital believes it has identified the cause of this failure, has implemented what it believes to be the necessary corrective actions and anticipates fully resuming production of its Pegasus products in the first half of 1995. As a result, the Company expects Pegasus revenues to increase in 1995 as it fully resumes its production program and planned launches. Revenues from space launch vehicle products increased in 1993, as compared to 1992, due to work performed on Pegasus contracts awarded in 1992 by BMDO and Brazil's national space agency and initial work performed on the commercial contract awarded by ORBCOMM Development.

Revenues from suborbital launch vehicle products decreased to $22,632,000 in 1994 as compared to $48,990,000 in 1993. Revenues from suborbital launch vehicle products also decreased in 1993 from 1992's record revenues of $82,061,000. Revenues from suborbital launch vehicles, which are primarily purchased by various agencies within the Department of Defense for military purposes, have decreased significantly as defense spending by the U.S. Government has been reduced. The Company expects suborbital launch vehicle product revenues in 1995 to remain approximately consistent with 1994 levels.


Orbital Sciences Corporation       twenty-six

The Company's sole contract with NASA for its orbit transfer vehicle product was completed in 1993 after two successful launches. The Company currently does not have firm orders for this product and does not expect significant revenues from new orbit transfer vehicle business in 1995.

Space and Electronics Systems revenues increased to $88,305,000 in 1994 as compared to $31,287,000 in 1993, due primarily to a full year of sales of sensors and instruments equal to $28,482,000 following the September 1993 acquisition of ASO and 19 weeks of sales of spacecraft subsystems and defense electronics and avionics equal to $44,998,000 following the August 1994 acquisition of Fairchild. The Company expects its Space and Electronics Systems revenues to increase substantially in 1995 due to a full year of revenues from Fairchild. Space systems revenues increased to $31,287,000 in 1993 from $20,715,000 in 1992, primarily as a result of sales of sensors and instruments, and sales of MicroStar satellites to ORBCOMM Development. Space Systems revenues in 1992 consisted solely of sales of satellite systems to NASA and the U.S. Air Force.

Communications and Information Systems revenues decreased to $58,809,000 in 1994 from $71,390,000 in 1993. The decrease is attributable primarily to a decrease in sales to ORBCOMM Development of $10,455,000 as the initial contract for network software nears completion, and a decrease in sales of satellite tracking systems of $8,443,000 as a large contract was completed in 1994.
Sales of Magellan's satellite navigation products were $37,144,000 in 1994 as compared to $32,900,000 in 1993 and $29,557,000 in 1992. The increase from 1993 was due to a significant increase in the number of products sold offset, in part, by lower average unit sales prices. Orbital expects Communications and Information Systems revenues to increase in 1995 due to increasing unit sales of satellite navigation projects offset, in part, by lower average unit sales prices, and increasing sales of satellite tracking systems. In 1995, the Company also expects to generate its first service revenues from the ORBCOMM system, currently scheduled to become operational in mid-1995. Communications and Information Systems revenues increased in 1993 as compared to 1992 as a result of sales of network software and satellite tracking systems to ORBCOMM Development under a contract awarded in 1993, and as a result of work performed on a large satellite tracking system contract awarded in 1992.

Gross Profit. Gross profit depends on a number of factors, including the Company's mix of contract types and costs incurred thereon in relation to estimated costs. Costs of goods sold include the costs of personnel and materials under the Company's various development and production contracts, including costs of subcontracts. The Company's gross profit for 1994, 1993 and 1992 was $64,880,000, $52,883,000 and $45,529,000, respectively. Gross profit margin as a percentage of sales for those periods was approximately 29.2%, 23.7% and 22.3%, respectively. Gross profit margin during 1994 reflects higher profit margins on ASO and Fairchild products offset, in part, by cost growth on the Taurus space launch vehicle development program, the first product of which was successfully launched in March 1994. Additionally, gross profit margin was decreased by cost growth on the Pegasus program as a result of the June 1994 Pegasus XL launch failure. The Company believes that its gross profit margin in 1995 will increase slightly as compared to 1994 as a result of a full year of revenues from Fairchild, among other factors.


                                 twenty-seven       Orbital Sciences Corporation

Research and Development Expenses. Research and development expenses represent Orbital's self-funded product development activities, and exclude direct customer-funded development. Research and development expenses during 1994, 1993 and 1992 were $14,389,000, $14,885,000 and $10,586,000, respectively.
Research and development spending during 1994 and 1993 reflected Orbital's continued development of its Pegasus XL and Taurus space launch vehicles and development of lower-cost satellite navigation products. In 1994, Orbital incurred approximately $2,500,000 of unexpected research and development costs related to the failure of its Pegasus XL vehicle. The Company expects its research and development expenditures, primarily related to development of new spacecraft programs and continued research in developing lower-cost satellite navigation products, to decrease in 1995, but still remain above 1992 levels.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include the costs of marketing, advertising, promotional and other selling expenses, as well as the costs of the finance, administrative and general management functions of the Company. Selling, general and administrative expenses for 1994, 1993 and 1992 were $39,749,000 (or 17.9% of revenues), $25,897,000 (or 11.6% of revenues) and $28,615,000 (or
14.0% of revenues), respectively. The significant increase in selling, general and administrative expenses and its related percentage of revenues in 1994 is attributable to a full year of ASO's expenses ($4,666,000, or 16.8% of ASO's revenues), nineteen weeks of Fairchild's expenses ($6,409,000, or 14.0% of Fairchild's revenues) and significant selling, general and administrative expenses related to initial marketing and other activities for the Company's ORBCOMM project ($5,470,000 in 1994, with revenues first expected in mid-1995) offset, in part, by significant Company-wide cost reduction initiatives adopted during 1994 and 1993. Orbital expects its selling, general and administrative expenses (as a percentage of revenues) in 1995 to roughly approximate 1994 levels.

Interest Income and Interest Expense. Net interest income was $37,000, $356,000 and $738,000 for 1994, 1993 and 1992, respectively. Interest income reflects interest earnings on short-term investments reduced by interest expense (net of capitalized interest of $5,500,000, $3,500,000 and $850,000 in 1994, 1993 and
1992, respectively) for outstanding amounts on Orbital's revolving credit facility, on the public debentures and on debt incurred in 1994 related to the Fairchild acquisition.

Equity in Earnings (Losses) of Affiliates. Equity in earnings (losses) of affiliates in 1994 and 1993 primarily represents elimination of $1,264,000 and $2,436,000, respectively, of profits on sales to ORBCOMM Development, due to ORBCOMM Development's capitalization of its purchases from the Company. There were no sales to ORBCOMM Development prior to 1993.

Provision for Income Taxes. The Company adopted Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), effective January 1, 1993. The cumulative effect on prior years of this change in accounting principle increased net income for 1993 by approximately $200,000. The effect of adopting SFAS 109 on income from operations for 1993 was not material.

The Company recorded income tax provisions of $2,081,000, $2,288,000 and $1,630,000 for 1994,


Orbital Sciences Corporation        twenty-eight

1993 and 1992, respectively. The Company's effective tax rate for these periods of approximately 28% is primarily a result of non-tax deductible goodwill amortization related to its acquisition of Space Data Corporation in 1988 and Fairchild in 1994, offset by tax-exempt interest earnings and Federal research and experimental tax credits.

At December 31, 1994 and primarily as a result of the Fairchild acquisition, Orbital had approximately $50,000,000 of net operating loss carryforwards and $900,000 of Federal research and experimental tax credit carryforwards for tax reporting purposes that, subject to certain annual limitations, are available to reduce certain future income tax obligations. Orbital has provided a valuation allowance against the entire net operating loss carryforward at December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

In June 1991, Orbital completed a public offering of approximately 2,100,000 primary shares of its common stock, receiving net proceeds of approximately $34,500,000. At December 31, 1992, the Company had cash and cash equivalents of approximately $15,007,000 and had short- and long-term debt obligations outstanding of approximately $5,612,000, relating primarily to advances under its line of credit facility.

During the first quarter of 1993, Orbital completed its public offering of the convertible debentures, receiving net proceeds of approximately $57,000,000. During the fourth quarter of 1993, Orbital completed a public offering of approximately 2,923,000 primary shares of its common stock, receiving net proceeds of approximately $45,300,000. At December 31, 1993, cash, cash equivalents and short-term investments were approximately $76,671,000, and Orbital had approximately $76,590,000 of short- and long-term debt outstanding. Orbital's current ratio improved from 1.6 at December 31, 1992 to 2.0 at December 31, 1993.

The Company's operations provided net cash of approximately $10,700,000 in 1993. During 1993, the Company invested approximately $40,300,000 in ORBCOMM Development and invested approximately $36,000,000 in capital assets to support its launch vehicle and spacecraft products.

The Company's operations provided net cash of approximately $7,410,000 in 1994. During 1994, Orbital invested approximately $15,200,000 in ORBCOMM Development and invested approximately $27,100,000 in capital assets to support its launch vehicle and spacecraft products. Additionally, Orbital used approximately $40,700,000 in cash to acquire Fairchild in August 1994; the Company issued long-term debt of approximately $24,200,000 to satisfy a portion of this cash requirement.

At December 31, 1994, cash, cash equivalents and short-term investments were approximately $33,582,000 and Orbital had approximately $109,323,000 of short- and long-term debt outstanding. Additionally, at December 31, 1994, Orbital had approximately $8,000,000 of cash reserved against outstanding letters of credit and was guarantor on approximately $5,000,000 of debt held by ORBCOMM Development. Orbital's current ratio was 1.5 at December 31, 1994.

The Company maintains a line of credit facility that provides for total borrowings from an international syndicate of six banks of up to $65,000,000, subject to a defined borrowing base composed of certain contract


                                  twenty-nine       Orbital Sciences Corporation
receivables. Approximately $22,500,000 of borrowings were outstanding against the facility at December 31, 1994, against an available facility limit of approximately $24,800,000. The interest rate charged under the facility is a variable rate based on Morgan Guaranty Trust Company of New York's prime rate, the Federal Funds rate, or Adjusted LIBOR. At December 31, 1994, the interest rate under this facility was approximately 7.75%. Borrowings are secured by contract receivables and other assets such as insurance policies and proceeds, and certain books and records. The facility restricts the payment of dividends and contains certain covenants with respect to the Company's working capital, fixed charge ratio, leverage ratio and tangible net worth, and expires in September 1997.

Orbital's capital expenditures for 1995 are expected to approximate 1994 and 1993 levels, including continued investments in space and suborbital launch vehicle and spacecraft production, test, airborne and ground support equipment. Additionally, in 1995 the Company expects to invest approximately $5,000,000 to $10,000,000 in new ORBIMAGE remote sensing and monitoring products and services and approximately $10,000,000 in ORBCOMM Development. Orbital expects that its 1995 capital needs, including its investment in the ORBCOMM system, will in part be provided by working capital, cash flows from operations, credit facilities, customer financing and operating lease arrangements, but will also require proceeds from equity and/or debt offerings that the Company is actively pursuing.


Orbital Sciences Corporation          thirty

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Sciences Corporation:

We have audited the accompanying consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Magellan Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting six percent at December 31, 1993 and total revenues constituting 15 percent and 14 percent in 1993 and 1992, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Magellan Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbital Sciences Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 11 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.



                                                           KPMG Peat Marwick LLP

Washington, D.C.
February 6, 1995


                                   thirty-one       Orbital Sciences Corporation

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands, Except Share Data)                                              For the years ended December 31,
                                                                               1994          1993          1992
                                                                            ---------     -----------------------
Revenues                                                                    $ 221,946     $ 223,087     $ 204,190
Costs of Goods Sold                                                           157,066       170,204       158,661
                                                                            ---------     ---------     ---------
Gross Profit                                                                   64,880        52,883        45,529

Research and Develoment Expenses                                               14,389        14,885        10,586
Selling, General and Administrative Expenses                                   39,749        25,897        28,615
Amortization of Excess of Purchase Price Over
  Net Assets Acquired                                                           2,045         1,537         1,495
                                                                            ---------     ---------     ---------
Income from Operations                                                          8,697        10,564         4,833

Interest Income, net of interest expense of
  $1,459, $1,009 and $91, respectively                                             37           356           738
Equity in Earnings (Losses) of Affiliates                                      (1,264)       (2,436)           --
                                                                            ---------     ---------     ---------
Income Before Provision for Income Taxes and
  Cumulative Effect of Accounting Change                                        7,470         8,484         5,571

Provision for Income Taxes                                                      2,081         2,288         1,630
                                                                            ---------     ---------     ---------
Income Before Cumulative Effect of
  Accounting Change                                                             5,389         6,196         3,941
Cumulative Effect of Change in Accounting
  for Income Taxes                                                                 --           200            --
                                                                            ---------     ---------     ---------
Net Income                                                                  $   5,389     $   6,396     $   3,941
                                                                            =========     =========     =========

Net Income per Common and Common
  Equivalent Share:
    Income before cumulative effect of accounting change                    $    0.28     $    0.43     $    0.27
    Cumulative effect of change in accounting for income taxes                     --          0.01            --
                                                                            ---------     ---------     ---------
                                                                            $    0.28     $    0.44     $    0.27
                                                                            =========     =========     =========

Shares Used in Computing Net Income Per Common and
  Common Equivalent Share                                                  19,104,427    14,641,854    14,404,933
                                                                           ==========    ==========    ==========

Net Income Per Common Share, Assuming Full Dilution:
    Income before cumulative effect of accounting change                    $    0.28     $    0.38     $    0.27
    Cumulative effect of change in accounting for income taxes                     --          0.01            --
                                                                            ---------     ---------     ---------
                                                                            $    0.28     $    0.39     $    0.27
                                                                            =========     =========     =========
Shares Used in Computing Net Income Per Common Share,
  Assuming Full Dilution                                                   23,222,210    18,256,276    14,404,933
                                                                           ==========    ==========    ==========

See accompanying notes to consolidated financial statements.


Orbital Sciences Corporation          thirty-two

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)
                                                                           December 31,  December 31,
ASSETS                                                                         1994          1993
                                                                            ---------     ---------
Current Assets:
  Cash and cash equivalents                                                 $  21,156     $  49,458
  Short-term investments, at market                                            12,426        27,213
  Receivables, net                                                             94,236        82,488
  Inventories, net                                                             26,098        13,797
  Other current assets                                                          5,914         5,983
                                                                            ---------     ---------
    Total current assets                                                      159,830       178,939
Property, Plant and Equipment, at cost, less accumulated
  depreciation and amortization of $33,432 and $21,317, respectively          102,061        67,304
Investments in Affiliates, net                                                 54,721        40,307
Excess of Purchase Price Over Net Assets Acquired,
  less accumulated amortization of $10,042 and $7,971, respectively            68,878        25,560
Deferred Income Taxes and Other Assets, net                                    17,238         9,989
                                                                            ---------     ---------
    Total Assets                                                            $ 402,728     $ 322,099
                                                                            =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings and current portion of long-term obligations        $  28,160     $  15,039
  Accounts payable                                                             14,961        15,866
  Accrued expenses                                                             37,439        22,996
  Payable to subcontractors                                                    13,695        12,126
  Deferred revenue                                                             13,272        25,354
                                                                            ---------     ---------
    Total current liabilities                                                 107,527        91,381

Long-Term Obligations, net of current portion                                  81,163        61,551
Deferred Income Taxes and Other Liabilities                                    11,992         3,515
                                                                            ---------     ---------
    Total Liabilities                                                         200,682       156,447

Commitments and Contingencies

Stockholders' Equity:
  Preferred stock, par value $.01; 10,000,000 shares authorized,
    no shares issued or outstanding                                                --            --
  Common stock, par value $.01; 40,000,000 shares authorized,
    20,170,196 and 17,638,567 shares outstanding, after
    deducting 15,735 shares held in treasury                                      202           176
  Additional paid-in capital                                                  201,328       168,737
  Unrealized gains (losses) on short-term investments                            (462)           12
  Retained earnings (deficit)                                                     978        (3,273)
                                                                            ---------     ---------
    Total stockholders' equity                                                202,046       165,652
                                                                            ---------     ---------
      Total Liabilities and Stockholders' Equity                            $ 402,728     $ 322,099
                                                                            =========     =========

See accompanying notes to consolidated financial statements.


                                 thirty-three       Orbital Sciences Corporation

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In Thousands, Except Share Data)                                                            Unrealized
                                                                                           Gains (Losses)    Retained
                                                         Common Stock        Additional     on Short-Term    Earnings
                                                    Shares         Amount  Paid-In Capital   Investments    (Deficit)      Total
                                                 ---------------------------------------------------------------------------------
Balance, December 31,1991,
  as previously reported                         11,615,368         $ 116     $ 102,739      $      --      $(13,298)     $ 89,557
    Adjustment for pooling of interests           2,640,441            26        13,892             --          (312)       13,606
                                                 ----------         -----     ---------      ---------      --------      --------
Balance, December 31, 1991, restated             14,255,809           142       116,631             --       (13,610)      103,163

  Shares issued to employees                         55,284             1           435             --            --           436
  Transactions of pooled company                         --            --           411             --            --           411
  Net income                                             --            --            --             --         3,941         3,941
                                                 ----------         -----     ---------      ---------      --------      --------
Balance, December 31, 1992                       14,311,093           143       117,477             --        (9,669)      107,951

  Shares issued to employees
    and directors                                    84,474             1         1,012             --            --         1,013
  Shares issued in purchase
    business combination                            320,000             3         4,997             --            --         5,000
  Transactions of pooled company                         --            --             7             --            --             7
  Net proceeds from public offering               2,923,000            29        45,244             --            --        45,273
  Net income                                             --            --            --             --         6,396         6,396
  Unrealized gains on short-term
    investments                                          --            --            --             12            --            12
                                                 ----------         -----     ---------      ---------      --------      --------
Balance, December 31, 1993                       17,638,567           176       168,737             12        (3,273)      165,652

  Shares issued to employees                        107,387             2         1,619             --            --         1,621
  Shares issued in purchase
    business combination                          2,424,242            24        30,976             --            --        31,000
  Transactions of pooled company                         --            --            (4)            --            --            (4)
  Adjustment to recast year end of
    pooled company                                       --            --            --             --        (1,138)        1,138
  Net income                                             --            --            --             --         5,389         5,389
  Unrealized losses on short-term
    investments                                          --            --            --           (474)           --          (474)
                                                 ----------         -----     ---------      ---------      --------      --------
Balance, December 31, 1994                       20,170,196         $ 202     $ 201,328      $    (462)     $    978      $202,046
                                                 ==========         =====     =========      =========      ========      ========

See accompanying notes to consolidated financial statements.


Orbital Sciences Corporation       thirty-four

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)                                                                 For the years ended December 31,
                                                                               1994          1993          1992
                                                                            ---------     -----------------------
Cash Flows From Operating Activities:
  Net income                                                                $   5,389     $   6,396     $   3,941
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                                              14,250         7,866         7,659
    Equity in (earnings) losses of affiliates                                   1,264         2.436            --
    Cumulative effect of accounting change                                         --          (200)           --
    Changes in assets and liabilities:
      (Increase) decrease in receivables                                       10,402        (1,868)      (13,447)
      (Increase) decrease in inventories                                       (3,643)       (2,950)        2,430
      (Increase) decrease in other current assets                               3,000        (3,308)          432
      (Increase) decrease in other non-current assets                          (4,938)       (2,742)         (767)
      Increase (decrease) in payables and accrued expenses                     (8,999)       (9,130)        1,966
      Increase (decrease) in deferred revenue                                 (15,651)       13,635        (5,969)
      Increase (decrease) in deferred income taxes and other liabilities        6,336           596         1,154
                                                                            ---------     ---------     ---------
      Net cash provided by (used in) operating activities                       7,410        10,731        (2,601)
                                                                            ---------     ---------     ---------

Cash Flows From Investing Activities:
  Capital expenditures                                                        (27,096)      (35,584)      (41,740)
  Proceeds from sales of fixed assets                                              --        10,335        14,443
  Purchase of investment securities                                            (8,916)      (51,299)      (13,011)
  Sales of investment securities                                               23,229        24,098        17,222
  Investments in affiliates                                                   (15,208)      (40,307)           --
  Payment for purchase business combination                                   (40,718)         (794)           --
                                                                            ---------     ---------     ---------
    Net cash provided by (used in) investing activities                       (68,709)      (93,551)      (23,086)
                                                                            ---------     ---------     ---------

Cash Flows From Financing Activities:
  Net short-term borrowings                                                     9,405        10,006         4,000
  Principal payments on long-term obligations                                  (1,089)       (1,028)         (625)
  Proceeds from issuances of long-term obligations                             24,200        62,000         1,964
  Proceeds from issuances of common stock                                       1,619        46,293           847
  Adjustment to recast pooled company's year end                               (1,138)           --            --
                                                                            ---------     ---------     ---------
    Net cash provided by (used in) financing activities                        32,997       117,271         6,186
                                                                            ---------     ---------     ---------

Net Increase (Decrease) in Cash and Cash Equivalents                          (28,302)       34,451       (19,501)

Cash and Cash Equivalents, beginning of period                                 49,458        15,007        34,508
                                                                            ---------     ---------     ---------
Cash and Cash Equivalents, end of period                                    $  21,156     $  49,458     $  15,007
                                                                            ---------     ---------     ---------

See accompanying notes to consolidated financial statements.


                                  thirty-five       Orbital Sciences Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994, 1993 AND 1992

1/ SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Orbital Sciences Corporation (together with its subsidiaries, "Orbital" or the "Company"), a Delaware corporation, is a space technology company that designs, manufactures, operates and markets a broad range of space products and services that are grouped into three categories, Launch Systems, Space and Electronics Systems, and Communications and Information Systems. Launch Systems include space and suborbital launch vehicles and orbit transfer vehicles; Space and Electronics Systems include satellites, space sensors and instruments, and space payloads and experiments, as well as avionics and other electronics equipment; and Communications and Information Systems include satellite-based mobile data communications, navigation products and Earth observation services, along with satellite tracking systems and environmental monitoring products. Approximately 60%, 70% and 80% of the Company's 1994, 1993 and 1992 revenues, respectively, were generated under contracts with the U.S. Government and its agencies or under subcontracts with the U.S. Government's prime contractors.

Presentation

Certain reclassifications have been made to the 1993 and 1992 financial statements to conform to the 1994 financial statement presentation. The acquisition of Magellan Corporation (see Note 4) was recorded using the pooling of interests method of accounting for business combinations and, accordingly, Orbital's 1993 and 1992 historical financial statements have been restated to reflect this transaction.

Principles of Consolidation

The consolidated financial statements include the accounts of Orbital, its wholly- and majority-owned subsidiaries, and partnerships in which Orbital directly or indirectly controls a majority of the general partner interests. All material transactions and accounts among consolidated entities have been eliminated in consolidation.

Revenue Recognition

Revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fee earned. Revenues on long-term fixed-price contracts are recognized using the percentage-of-completion method of accounting based on costs incurred in relation to total estimated costs or based on specific delivery terms and conditions. Anticipated contract losses are recognized as they become known.

Revenues from sales of commercial products and services are generally recognized when the product is shipped or the service is performed.

Research and Development

Research and development expenses include self-funded product development activities and exclude direct customer-funded development and are expensed as incurred. Research and development expenses are allocated, when appropriate, to Government contracts under Government-mandated cost accounting procedures.

Depreciation and Amortization

Depreciation and amortization are provided using the straight-line or units of production methods as follows:

Buildings                          18 to 20 years

Machinery, Equipment
  and Software                     3 to 10 years, or
                                   units of production

Leasehold Improvements             shorter of estimated
                                   useful life or lease
                                   term

Income Taxes

During 1992, the Company recorded its provisions for Federal and state income taxes using the deferred method of accounting as prescribed by Accounting Principles Board's Opinion No. 11, "Accounting for Income Taxes" ("APB 11"). Under the deferred method, provisions for Federal and state income taxes were


Orbital Sciences Corporation         thirty-six
computed at current tax rates on reported financial statement income. Deferred income tax provisions represented the tax effect of significant "timing differences" between financial statement income and current taxable earnings.

In 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted SFAS 109 effective January 1, 1993. The cumulative effect on prior years of this change in accounting principle of approximately $200,000 is reported in the 1993 consolidated statement of earnings. The effect of adopting SFAS 109 on income from continuing operations for 1993 was not material. Prior year financial statements have not been restated to apply the provisions of SFAS 109.

Income Per Share

Income per common and common equivalent share is calculated using the weighted average number of common and common equivalent shares, to the extent dilutive, outstanding during the periods. Income per common share assuming full dilution is calculated using the weighted average number of common and common equivalent shares outstanding during the periods, plus the effects of an assumed conversion of the Company's convertible subordinated debentures, after giving effect to all net income adjustments that would result from the assumed conversion. Any reduction of less than 3% in the aggregate has not been considered dilutive in the calculation and presentation of income per common share assuming full dilution.

Common equivalent shares are comprised solely of stock options.

Cash and Cash Equivalents and Short-Term Investments

Orbital considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in securities that do not meet the definition of cash equivalents are classified as short-term investments. Since Orbital does not intend to hold its investments in debt and equity securities until maturity and does not actively trade the securities to maximize trading gains, Orbital classifies these securities as "available for sale" and, accordingly, reports such securities at fair value plus accrued interest. Any temporary excess (deficiency) of market value over (under) the underlying cost of the short-term investment is excluded from current period earnings and is reported as unrealized gains (losses) as a separate component of stockholders' equity.

At December 31, 1994 and 1993, the Company had approximately $7,800,000 and $5,800,000, respectively, of cash restricted in support of outstanding letters of credit.

Inventories

Inventories consist of components inventory, work-in-process inventory and finished goods inventory and are generally stated at the lower of cost or net realizable value on a first-in, first-out ("FIFO") or specific identification basis. Inventories consisted of the following at December 31, 1994 and 1993 (in thousands):

                                          1994        1993
                                        -------     -------
Components and raw materials            $13,421     $11,212
Work-in-process                          11,922       1,936
Finished goods, net                         755         649
                                        -------     -------
  Total                                 $26,098     $13,797
                                        =======     =======

Components inventory consists primarily of components and raw materials purchased to support future production efforts. Work-in-process inventory consists primarily of (i) costs incurred under U.S. Government fixed-price contracts accounted for using the percentage-of-completion method of accounting applied on a


                                  thirty-seven      Orbital Sciences Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

units of delivery basis, and (ii) partially assembled commercial products, and generally includes direct production costs and certain allocated indirect costs (including an allocation of general and administrative costs). Work-in-process inventory has been reduced by contractual progress payments received of $4,122,000 and $1,547,000 at December 31, 1994 and 1993, respectively. Finished goods inventory consists of fully assembled commercial products awaiting shipment.

Investments in Affiliates

The Company uses the equity method of accounting for its investments in and earnings of affiliates in which the Company has the ability to significantly influence, but not control, an affiliate's financial operations. In accordance with the equity method of accounting, the Company's carrying amount of an investment in an affiliate is initially recorded at cost and is increased to reflect its share of the affiliate's income and is reduced to reflect its share of the affiliate's losses. Orbital's investment is also increased to reflect contributions to, and decreased to reflect distributions received from, the affiliate. Any difference between the amount of Orbital's investment and the amount of the underlying equity in each affiliate's net assets is amortized over a period of 20 years. The Company uses the cost method of accounting for investments in which it cannot significantly influence operations.

The Company provides a valuation allowance against an investment when it is determined that recovery of the investment is not probable. At December 31,1994, approximately $3,100,000 of allowance had been provided against certain investments acquired in conjunction with Fairchild Space and Defense Corporation (see Note 4). No such allowance was provided at December 31, 1993.

Excess of Purchase Price Over Net Assets Acquired

The Company amortizes the excess of purchase price over net assets acquired related to prior business combinations on a straight-line basis over their estimated useful life, generally 20-40 years. Orbital periodically assesses and evaluates the recoverability of such assets based on current facts and circumstances and the operational viability of its acquired businesses.

During the three months ended June 30, 1994, as a result of obtaining additional information subsequent to the September 1993 acquisition of the Applied Science Operation (see Note 4), the purchase price was reallocated to reflect a more accurate valuation of assets and liabilities acquired. As a result of the reallocation, the value of net tangible and identifiable intangible assets acquired increased by approximately $3,000,000, with a resulting decrease to the excess of purchase price over net assets acquired.

During the three months ended December 31, 1994, as a result of obtaining additional information subsequent to the August 1994 acquisition of Fairchild Space and Defense Corporation (see Note 4), the purchase price was reallocated to reflect a more accurate valuation of assets and liabilities acquired. As a result of the reallocation, the value of net tangible and identifiable intangible assets acquired increased by approximately $10,000,000, with a resulting decrease to the excess of purchase price over net assets acquired. Additionally, at the date of the acquisition, Fairchild had certain contingencies relating primarily to the appropriateness and allowability of certain severance costs charged to its U.S. Government contracts from 1989 through 1992, to which a reasonable estimate of fair value could not be determined and assigned at the date of acquisition. During 1995, Orbital expects to revise the allocation of purchase price based on the final determination of fair values of the assets and liabilities acquired and ultimate outcome of pre-acquisition contingencies.

Warranties

The Company occasionally accepts warranty clauses in its commercial and government contracts. In the event the Company does not purchase insurance coverage to protect itself in connection with such warranty clauses, the Company records a liability for warranty claims


Orbital Sciences Corporation       thirty-eight
when it determines that a specific material liability exists. Orbital has not recorded any liability for potential warranty claims on its existing contracts because these expenses, if any, are not expected to have a material adverse impact on the Company's financial condition or results of operations.

The Company at times provides limited warranties on certain commercial products and accrues an estimate of expected warranty costs based on historical experience.

2/ TRANSACTIONS WITH HERCULES
INCORPORATED

Development and Production Agreement

In 1988, Orbital and Hercules Incorporated ("Hercules") entered into an agreement relating to the development and production of the Pegasus launch vehicle (the "Agreement"), which provides that each party will bear the development costs arising from the performance of its responsibilities pursuant to the Agreement. Under the terms of the Company's Pegasus contracts, the Company is the prime contractor and Hercules is a subcontractor and, accordingly, 100% of Pegasus sales and costs of sales have been included in Orbital's consolidated statements of earnings. Initially, profits and losses on Pegasus sales will be shared on an equal basis until Hercules' development costs have been recovered, at which time the Company will receive 60% and Hercules will receive 40% of such profits and losses. During 1994, 1993 and 1992, the Company made payments to Hercules of approximately $11,013,000, $23,767,000 and $12,134,000, respectively, representing Hercules' share of contract payments received on Pegasus contracts.

From time to time, issues have arisen between the Company and Hercules regarding various matters relating to the Agreement. In 1993, Hercules commenced arbitration proceedings against the Company relating to certain insurance proceeds obtained by the Company in connection with a Pegasus mission. The arbitration was decided in Orbital's favor in August 1994. In July 1994, Hercules filed a lawsuit against the Company seeking monetary and other damages arising out of Orbital's alleged breach of fiduciary duty and breach of contract in the determination of its recoverable costs and other matters pursuant to the Agreement. Orbital believes that this lawsuit is without merit and will not have a material adverse effect on the financial condition of the Company, and Orbital plans to dispute vigorously Hercules' claims.

Stock Purchase Agreement

Hercules acquired 1,606,842 shares of the Company's Common Stock in 1988 pursuant to a stock purchase agreement and subsequently sold all of its shares in the Company's second public offering in 1991 (see Note 12). Hercules has filed a lawsuit against the Company seeking unspecified damages in an amount up to $15 million arising out of a dispute concerning its 1988 investment. The complaint alleges breaches of certain representations and warranties by Orbital in the 1988 stock purchase agreement.

Orbital believes that the claims are without merit and will not have a material adverse effect on the financial condition of the Company, and Orbital plans to dispute vigorously Hercules' claims.

Orbital believes that regardless of the outcome of these lawsuits, the claims do not affect Hercules' obligations under the Agreement.

3/ INVESTMENTS IN AFFILIATES

In 1993, the Company's majority-owned subsidiary, Orbital Communications Corporation ("OCC"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), an affiliate of Teleglobe Inc., formed a partnership, ORBCOMM Development Partners, L.P. ("ORBCOMM Development"), for the design, development, construction, integration and test of a low-Earth orbit satellite communications system (the "ORBCOMM System"). OCC and Teleglobe Mobile also formed two marketing partnerships to market the ORBCOMM System in the United States and internationally. OCC is an 85% general partner in each of the marketing partnerships.


                                 thirty-nine        Orbital Sciences Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the terms of the partnership agreement, OCC and Teleglobe Mobile are each 50% general partners in ORBCOMM Development and share equal responsibility for the operational and financial affairs of ORBCOMM Development. OCC also has a nonparticipating limited partnership interest in ORBCOMM Development. Neither OCC nor Teleglobe Mobile is able to control, but both are able to exercise significant influence over, ORBCOMM Development's operating and financial policies. Accordingly, the Company is accounting for its investment in ORBCOMM Development using the equity method of accounting.

Orbital and OCC are the primary suppliers of communications satellites, launch vehicles, ground tracking systems, system software and integration services to ORBCOMM Development and have entered into long-term contracts for providing these goods and services. During 1994 and 1993, Orbital recorded contract revenues on sales to ORBCOMM Development of approximately $30,000,000 and $38,000,000, respectively, and eliminated as equity in earnings (losses) of affiliates 50% of its profits on those sales since ORBCOMM Development is capitalizing substantially all of its purchases from Orbital and OCC. At December 31, 1994, Orbital had approximately $7,900,000 in unbilled receivables from ORBCOMM Development arising under these contracts.

At December 31, 1994, ORBCOMM Development had total assets, total liabilities and total partners' capital of $73,647,000, $15,137,000 and $58,510,000, respectively. During the construction phase of the project and prior to the commencement of planned operations, ORBCOMM Development is capitalizing substantially all construction-related costs and is expensing as incurred all selling, general and administrative costs as period costs. ORBCOMM Development had no revenues in 1994 and had a net loss of approximately $9,000 during the period.

4/ BUSINESS COMBINATIONS

On September 17, 1993, Orbital acquired the Applied Science Operation ("ASO"), a business unit of The Perkin-Elmer Corporation (the "ASO Acquisition"). As a result of the ASO Acquisition, the Company now produces and markets sensors and instruments primarily for agencies of the U.S. Government and commercial aerospace companies.

The ASO Acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price of approximately $5,800,000 (consisting of 320,000 shares of the Company's Common Stock, $600,000 in cash and $200,000 in transaction expenses) was allocated to assets and liabilities acquired based on estimates of fair values as of the date of acquisition. The excess of purchase price over net assets acquired is being amortized on a straight-line basis over 20 years.

On August 11, 1994, the Company acquired all of the outstanding common stock of Fairchild Space and Defense Corporation ("Fairchild") from Matra Aerospace, Inc. ("MAI") (the "Fairchild Acquisition"). Immediately prior to the Fairchild Acquisition, Fairchild transferred its environmental controls systems and air turbine operations to a subsidiary of MAI, and transferred certain real estate to other subsidiaries of MAI. Fairchild's operations now consist of its space systems operations and its advanced electronics and data management systems operations. As a result of the Fairchild Acquisition, the Company has expanded its spacecraft systems and payload product lines and enhanced its spacecraft production capabilities.

The Fairchild Acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price of approximately $71,000,000 (consisting of 2,424,242 shares of the Company's Common Stock, $40,000,000 in cash and approximately $800,000 in transaction expenses) was allocated to assets and liabilities acquired based on estimates of fair values as of the date of the acquisition. The excess of


Orbital Sciences Corporation         forty
purchase price over net assets acquired is being amortized on a straight-line basis over 40 years.

The following supplemental financial information presents Orbital's consolidated results of operations on a pro forma basis as though the Company had acquired ASO and Fairchild on January 1, 1993 (in thousands, except per share data):

                                      Years Ended December 31,
                                      1994               1993
                                   (unaudited)        (unaudited)
                                   -----------        -----------
Revenues                             $280,000           $379,000
Net income                              5,275              4,838
Earnings per share:
  Primary                                 .26                .27
  Assuming full dilution                  .26                .27

ASO's results of operations for the 14-week period ended December 31, 1993 are included in Orbital's 1993 consolidated results of operations and Fairchild's results of operations for the 19-week period ended December 31, 1994 are included in Orbital's 1994 consolidated results of operations.

On December 28, 1994, the Company acquired all of the outstanding common stock of Magellan Corporation ("Magellan") from Magellan's former shareholders (the "Magellan Acquisition") in a tax-free merger. As a result of the Magellan Acquisition, Orbital now manufactures, markets and sells satellite-based navigation equipment for consumer and industrial markets worldwide and has expanded its GPS satellite-based navigation applications.

The Magellan Acquisition was consummated by exchanging 2,640,441 shares of the Company's Common Stock for all of Magellan's outstanding common stock. The Company also granted 409,556 options to acquire Orbital Common Stock (see Note
12) to Magellan employees who, at the date of the acquisition, held options to acquire Magellan common stock. The Magellan Acquisition is accounted for using the pooling of interests method of accounting and, accordingly, Orbital's historical consolidated financial statements have been restated to include Magellan's financial position, results of operations and cash flows. Merger expenses relating to the Magellan Acquisition of approximately $500,000 were charged to earnings during the three months ended December 31, 1994.

Prior to the acquisition, Magellan's financial results were prepared on a June 30 fiscal year basis. Orbital's restated consolidated financial statements for 1993 and 1992 include Magellan's historical financial results for its fiscal years ended June 30, 1994 and 1993, respectively. Orbital's consolidated financial statements for the year ended December 31, 1994 include Magellan's financial results for the twelve-month period ended December 31, 1994. The effect of recasting Magellan's year end for 1994 has been charged to Orbital's retained earnings as of January 1, 1994. The charge to retained earnings eliminates the effect of including Magellan's results of operations for the six-month period ended June 30, 1994 of $1,138,000 in Orbital's 1994 and 1993 consolidated results of operations. Magellan's revenues for the same six-month period were approximately $18,500,000.

The following table reconciles Orbital's previously reported operating results to operating results restated to reflect the pooling of interests with Magellan (in thousands):

                                       Nine
                                   Months Ended        Years Ended
                                   September 30,       December 31,
                                       1994         1993        1992
                                    (unaudited)
                                    -----------  ----------------------
Revenues, as
  previously reported                 $ 130,142   $ 190,186   $ 174,633
Magellan revenues                        26,738      32,901      29,557
                                      ---------   ---------   ---------
Revenues, restated                    $ 156,880   $ 223,087   $ 204,190
                                      =========   =========   =========

Net income, as
  previously reported                 $   3,178   $   4,640   $   3,824
Magellan net income                       1,071       1,756         117
                                      ---------   ---------   ---------
Net income, restated                  $   4,249   $   6,396   $   3,941
                                      ---------   ---------   ---------


                                  forty-one         Orbital Sciences Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5/ SHORT-TERM INVESTMENTS

The following sets forth the aggregate amortized cost, aggregate fair value and gross unrealized gains and losses for Orbital's short-term investments in debt and equity securities at December 31, 1994 and 1993 (in thousands):

                            Amortized    Fair            Unrealized
1994                          Cost       Value        Gains      Losses
                            -------------------------------------------
Debt securities and
  political subdivisions    $ 8,755     $ 8,663     $    --        $ 92
Equity securities -
  preferred stock             4,133       3,763          --         370
                            -------     -------     -------        ----
  Total                     $12,888     $12,426     $    --        $462
                            =======     =======     =======        ====

1993
Debt securities and
  political subdivisions    $23,198     $23,178     $    11        $ 32
Equity securities -
  preferred stock             4,003       4,035          33          --
                            -------     -------     -------        ----
  Total                     $27,201     $27,213     $    44        $ 32
                            =======     =======     =======        ====

Orbital recognized approximately $353,000 in realized losses on sales of short-term investments in 1994. Debt securities (at fair value) with contractually scheduled maturities scheduled to mature in 1995, 1996 through 1999, and beyond 1999 are in the amounts of $4,557,000, $3,123,000 and
$983,000, respectively.

6/ RECEIVABLES

The components of receivables are as follows (in thousands):

                                                       December 31,
                                                     1994        1993
                                                   --------    --------
Billed and billable                                $ 39,085    $ 36,409
Recoverable costs and accrued
  profit not billed                                  47,720      40,270
Retainages due upon contract
  completion                                          8,109       5,974
Allowance for doubtful accounts                        (678)       (165)
                                                   --------    --------
    Total                                          $ 94,236    $ 82,488
                                                   ========    ========

Recoverable costs and accrued profit not billed and retainages due upon contract completion are amounts primarily due after one year and will be billed on the basis of contract terms and delivery schedules. Additionally, provisions of certain of the Company's agreements with subcontractors provide for payments to subcontractors on the basis of contract terms and delivery schedules, which are primarily due after one year.

The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its government contracts, and therefore its receivables recorded pursuant to such contracts, are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. Government, which have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of the payments to the Company under U.S. Government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. In the opinion of management, any adjustments likely to result from inquiries or audits of its contracts will not have a material adverse impact on the Company's financial condition or results of operations.

At December 31, 1994 and 1993, $8,121,000 and $3,244,000, respectively, were receivable from foreign customers.

7/ PROPERTY, PLANT AND
EQUIPMENT

Property, plant and equipment consists of the following (in thousands):

                                                       December 31,
                                                     1994        1993
                                                   --------    --------
Land                                               $  1,349    $    937
Buildings and leasehold
  improvements                                       12,979       9,673
Machinery and equipment                              71,818      41,822
Assets under construction                            44,050      31,139
Purchased software and
  technical drawings                                  5,297       5,050
Accumulated depreciation
  and amortization                                  (33,432)    (21,317)
                                                   --------    --------
    Total                                          $102,061    $ 67,304
                                                   ========    ========

Approximately $11,000,000 of machinery and equipment used to support the Company's orbit transfer vehicle product is being depreciated on a units of production method based on estimated missions of that vehi-


Orbital Sciences Corporation       forty-two
cle. During 1992, the Company changed its estimate of expected missions, resulting in $1,200,000 of additional annual depreciation expense beginning in 1992.

Interest expense of approximately $5,500,000, $3,500,000 and $850,000 was capitalized during 1994, 1993 and 1992, respectively, as part of the historical cost of assets under construction and investments in affiliates.

8/ ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

                                                       December 31,
                                                     1994        1993
                                                   --------    --------
Payroll, payroll taxes and
  fringe benefits                                   $15,451     $ 9,112
Accrued contract costs                                9,176       3,910
Deferred income taxes                                 4,083       5,280
Other accrued expenses                                8,729       4,694
                                                    -------     -------
  Total                                             $37,439     $22,996
                                                    =======     =======

9/ SHORT-TERM BORROWINGS

The Company has a revolving credit facility that provides for total borrowings from an international syndicate of six banks of up to $65,000,000, subject to a defined borrowing base composed of certain contract receivables. At December 31, 1994, approximately $22,500,000 of borrowings were outstanding against an available facility limit of approximately $24,800,000. Borrowings of $13,000,000 were outstanding at December 31, 1993. The interest rate charged under the facility is a variable rate based on the prime rate, the Federal Funds rate or adjusted LIBOR. As of December 31, 1994, the interest rate on outstanding borrowings under this facility was approximately 7.75%. Borrowings are secured by contract receivables and other assets such as insurance policies and proceeds, and certain books and records. The facility restricts the payment of dividends and contains certain covenants with respect to the Company's working capital, fixed charge ratio, leverage ratio and tangible net worth, and expires in September 1997.

10/ LONG-TERM OBLIGATIONS

The following sets forth the Company's long-term obligations, excluding capital lease obligations (see Note 13), at December 31, 1994 and 1993 (in thousands):

                                                       December 31,
                                                     1994        1993
                                                   --------    --------
7.00% Secured Note, principal
  and interest  due monthly
  through December 1998                             $ 2,422     $ 3,000
7.74-9.35% Secured Notes,
  principal and interest due
  monthly through September
  1997-October 1999                                  23,065          --
8.50% Secured Note, principal
  and interest due monthly
  through May 1994                                       --         408
8.95% Secured Bank Note,
  principal and interest due
  monthly through
  September 1999                                      2,336          --
6.75% Convertible Subordinated
  Debentures, interest due
  semi-annually, principal due
  March 2003                                         59,000      59,000
                                                    -------     -------
                                                     86,823      62,408
Less current portion                                 (5,798)       (942)
                                                    -------     -------
  Total                                             $81,025     $61,466
                                                    =======     =======

The 7.00% secured note is collateralized by certain equipment located at the Company's Pomona, California facility. The 7.74-9.35% secured notes are collateralized by certain equipment located at the Company's Germantown, Maryland facility. The 8.95% secured bank note is collateralized by the Company's satellite integration and test facility located in Dulles, Virginia. Additionally, Orbital is guarantor on approximately $5,000,000 of debt incurred by ORBCOMM Development.

In February 1993, the Company completed a public offering of $59,000,000 in convertible subordinated debentures (the "Convertible Debentures"). The Convertible Debentures mature in March 2003, are convertible into the Company's Common Stock at any time prior to maturity at a conversion price of $14 3/8


                                forty-three         Orbital Sciences Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

per share, and bear interest payable semi-annually in arrears at 6.75%. The Convertible Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1996 at certain defined redemption prices, plus accrued interest to the date of redemption. Upon a defined change in control, each holder of Convertible Debentures has the right to require the Company to repurchase the Convertible Debentures for the principal amount, plus accrued interest. The Convertible Debentures are subordinated to all existing and future defined senior indebtedness of the Company.

The fair value of Orbital's long-term obligations at December 31, 1994 and 1993 is estimated at approximately $107,000,000 and $93,000,000, respectively, based on quoted market prices or on current rates offered for debt of similar remaining maturities. Scheduled maturities of long-term debt for 1995, 1996, 1997, 1998 and 1999 are $5,419,000, $5,901,000, $5,813,000, $5,041,000 and
$5,278,000, respectively.

11/ INCOME TAXES

The Company adopted SFAS 109 effective January 1, 1993. Prior to 1993, the Company provided for income taxes pursuant to APB 11. The provisions for income taxes for 1994, 1993 and 1992 consist of the following (in thousands):

                                            Years Ended December 31,
                                          1994        1993        1992
                                         ------      ------------------
Current provision
  Federal                                $  563      $  599      $  123
  State                                     732         502           1
Deferred provision
  Federal                                   342       1,006       1,029
  State                                     444         181         477
                                         ------      ------      ------
    Total                                $2,081      $2,288      $1,630
                                         ======      ======      ======


The income tax provisions are different from those computed using the statutory Federal income tax rate as set forth below:

                                            Years Ended December 31,
                                          1994        1993        1992
                                         ------      ------------------
Statutory rate                             34.0%       34.0%       34.0%
Tax-exempt interest                       ( 5.7)      ( 5.5)      ( 3.0)
Non-deductible depreciation                  --          --         4.1
Intangible amortization                     9.2         8.0         9.4
Federal tax credits                       ( 7.2)      (13.1)      (20.9)
State income taxes, net
  of Federal benefits                       2.3         2.0         5.7
Foreign sales corporation                 ( 1.3)      ( 0.1)         --
Other, net                                ( 3.4)        1.7          --
                                          -----       -----       -----
Effective rate                             27.9%       27.0%       29.3%
                                          =====       =====       =====

The tax effects of significant temporary differences at December 31, 1994 and 1993 are as follows (in thousands):

                                                        December 31,
                                                     1994        1993
                                                   --------    --------
Tax Assets:
  Non-deductible financial
    statement accruals                             $ 12,867     $ 4,537
  Federal net operating loss
    carryforward                                     24,485         156
  Federal tax credit
    carryforward                                        942       2,023
                                                     38,294       6,716
  Valuation allowance                               (32,120)     (  285)
                                                   --------     -------
      Tax assets, net                              $  6,174     $ 6,431
                                                   ========     =======

Tax Liabilities:
  Percentage of completion accounting              $    512     $ 3,001
  Excess tax depreciation                             4,288       2,495
  Excess deductions for tax
    reporting purposes                                1,851       1,842
  Other                                               1,867       1,117
                                                   --------     -------
      Tax liabilities                              $  8,518     $ 8,445
                                                   ========     =======

The Company established deferred tax assets in connection with its September 1993 and August 1994 purchase business combinations (see Note 4) in the amounts of $2,425,000 and $35,446,000, respectively, and deferred tax liabilities of $2,175,000 and $2,337,000, respectively. The Company also established a valuation allowance of approximately $33,109,000 against certain deferred tax assets acquired in connection with the Fairchild Acquisition.


Orbital Sciences Corporation        forty-four

Components of the 1992 deferred tax provision are set forth below (in thousands):

Percentage of completion accounting                             $  (204)
Contract cost reserves                                             (716)
Excess tax depreciation                                              --
Non-deductible accruals                                            (406)
Federal tax credits                                              (1,100)
Net operating loss carryforward                                   4,049
Other                                                              (117)
                                                                -------
  Total                                                         $ 1,506
                                                                =======

The Company had Federal net operating loss and tax credit carryforwards of approximately $50,000,000 and $900,000, respectively, at December 31, 1994 that may be utilized through the year 2004, subject to certain annual limitations and other restrictions, and that expire beginning in 2001.

12/ COMMON STOCK, STOCK
OPTIONS AND OTHER
COMPENSATION PLANS

In December 1993, the Company completed its third public offering of Common Stock consisting of 2,923,000 primary shares, receiving net proceeds of approximately $45,300,000.

The Company's 1990 Stock Option Plan (the "1990 Plan") provides for grants of either incentive or non-qualified stock options to officers, employee directors and general employees of the Company and its subsidiaries. Under the terms of the 1990 Plan, incentive stock options may not be granted at less than 100% of the fair market value at the date of option grant, and non-qualified options may not be granted at less than 85% of the fair market value at the date of option grant. Each option under the 1990 Plan vests at a rate set forth by the Board of Directors in each individual option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date. The 1990 Plan currently provides for the granting of up to 2,000,000 shares of the Company's Common Stock.

The following summarizes the option activity under the 1990 Plan for the last three years:

                                                                              Outstanding
                                       Number of            Option Price          and
                                        Shares               Per Share        Exercisable
                                      ---------------------------------------------------
Outstanding,
  December 31, 1991                     637,619           $  7.50-$20.00         347,786
Grants                                  249,900           $ 10.20-$13.71
Exercised                               (55,284)          $  7.50-$14.50
Cancelled/Expired                       (24,367)          $ 10.50-$15.30
                                      ---------           --------------
Outstanding,
  December 31, 1992                     807,868           $  7.50-$20.00         424,201
Grants                                  168,750           $  9.90-$11.50
Exercised                               (84,474)          $  7.50-$15.30
Cancelled/Expired                       (44,989)          $ 10.50-$20.00
                                      ---------           --------------
Outstanding,
  December 31, 1993                     847,155           $  7.50-$20.00         481,880
Grants                                  720,700           $ 12.96-$22.00
Exercised                              (107,387)          $  7.50-$15.30
Cancelled/Expired                       (78,409)          $ 10.20-$22.00
                                      ---------           --------------
Outstanding,
  December 31, 1994                   1,382,059           $  7.50-$22.00         545,435
                                      =========           ==============         =======

Pursuant to the terms of the Magellan Acquisition (see Note 4), Orbital granted 409,556 options to acquire Orbital Common Stock to Magellan employees who held Magellan options at the date of the acquisition (the "Replacement Options"). Approximately 266,000 of the Replacement Options are fully vested and the remaining vest over a four-year period. The Replacement Options have an exercise price of $3.51 per share and are excluded from the above table.

The Company also maintains the 1990 Stock Option Plan for Non-Employee Directors, which provides solely for automatic grants of non-qualified stock options to purchase shares to eligible non-employee directors of the Company. Of the 82,000 options issued under this plan, 64,000 were exercisable as of December 31, 1994 at prices ranging from $10.20 to $13.92 per share.

ORBCOMM adopted a stock option plan in 1992 (the "ORBCOMM Plan"). The ORBCOMM Plan provides for grants of incentive and non-qualified stock options to purchase ORBCOMM common stock to officers and employees of ORBCOMM and the Company. Under the terms of the ORBCOMM Plan, incentive stock options may not be granted at less than 100% of the fair


                                  forty-five        Orbital Sciences Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

market value at the date of option grant and non-qualified options may be granted at not less than 85% of the fair market value of ORBCOMM common stock at the date of option grant as determined by the ORBCOMM Board of Directors. The options vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-fourth increments over a four-year period. Certain provisions of the ORBCOMM Plan may require ORBCOMM to repurchase the common stock acquired pursuant to the options beginning in 1995 if a public market for ORBCOMM common stock has not been established. During 1994, 1993 and 1992, 118,650, 99,500 and 413,650 options, respectively, were granted under the ORBCOMM Plan at prices ranging from $1.50 to $14.00 per share. At December 31, 1994, 1993 and 1992, 599,074, 496,274 and 413,650
options, respectively, were outstanding, and 298,657 options were exercisable at December 31, 1994.

Compensation expense of approximately $234,000, $356,000 and $372,000 related to various option grants under the Company's plans was recognized for the years ended December 31, 1994, 1993 and 1992, respectively.

As of December 31, 1994, and as a result of the Fairchild and Magellan acquisitions, the Company now has four Deferred Salary Profit-Sharing Plans (the "Plans") in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all full-time employees are eligible for participation in the Plans. Company contributions to the Plans are made based on certain Plan provisions and at the discretion of the Board of Directors, and were approximately $2,991,000, $2,418,000 and $2,048,000 in 1994, 1993 and
1992, respectively.

As part of the Fairchild Acquisition, the Company also acquired a defined benefit plan covering substantially all Fairchild employees. Shortly after the Fairchild Acquisition, Orbital curtailed the defined benefit plan by "freezing" future participation in the plan. The approximate $2,500,000 excess of fair value of plan assets over the projected benefit obligation at the date of curtailment was recorded in the allocation of the purchase price. As a result of the curtailment, periodic pension cost was not material in 1994 and is not expected to be material in the future. Also as part of the Fairchild Acquisition, the Company acquired a post-retirement health care plan covering employees retiring from Fairchild on or after attaining age 55 who have rendered at least 10 years of service. Orbital also curtailed the post-retirement plan by "freezing" future participation in the plan. The approximate $2,800,000 unfunded accumulated post-retirement benefit obligation at the date of curtailment was recorded in the allocation of the purchase price. As a result of the curtailment, post-retirement benefit cost was not material in 1994 and is not expected to be material in the future.

Additionally, Fairchild had a supplemental executive retirement plan and a deferred compensation plan for certain key employees. Orbital terminated both of these plans shortly after the Fairchild Acquisition.

13/LEASE COMMITMENTS

Aggregate minimum rental commitments under non-cancelable operating and capital leases (primarily for office space and equipment) as of December 31, 1994, are as follows (in thousands):

                                                  Operating     Capital
                                                  ---------------------
1995                                                $10,300        $100
1996                                                  8,300         100
1997                                                  5,900          60
1998                                                  8,300          --
1999                                                  5,300          --
2000 and thereafter                                  31,600          --
                                                    -------        ----

                                                    $69,700        $260
                                                    =======
Less: Interest portion at 11%                                       (40)
                                                                   ----
                                                                    220
Less: Current portion                                               (80)
                                                                   ----
  Total                                                            $140
                                                                   ====

In 1992, the Company purchased an L-1011 carrier aircraft to be used with its Pegasus launch vehicle for approximately $9,100,000 in cash and a two-year note of approximately $1,800,000. Orbital paid off the loan in full in 1994 (see
Note 10). In 1992, the Company sold the aircraft for approximately $10,900,000


Orbital Sciences Corporation       forty-six
and entered into an operating lease arrangement with the buyer. The ten-year lease requires approximately $1,700,000 in annual rentals and obligates the Company to maintain a letter of credit of approximately $5,700,000 for at least the first five years of the lease.

Rent expense under operating leases for 1994, 1993 and 1992 was $8,399,000, $7,526,000 and $4,639,000, respectively.

14/ SUPPLEMENTAL CASH FLOW
DISCLOSURES

Supplemental cash flow disclosures related to the ASO and Fairchild purchase business combinations for the years ended December 31, 1994 and 1993 are as follows (in thousands):

                                                   Fairchild       ASO
                                                      1994         1993
                                                   ---------     -------
Fair value of assets acquired                      $ 95,000     $11,037
Liabilities assumed or established                  (23,200)     (5,437)
Value of common stock issued to seller              (31,000)     (5,000)
Cash paid for acquisition                          $ 40,800     $   600

Cash payments for interest and income taxes for 1994, 1993 and 1992 were as follows (in thousands):

                                            Years ended December 31,
                                          1994        1993        1992
                                         ------      ------------------
Interest paid                            $5,990      $4,733      $1,137
Income taxes paid, net of refunds        $1,630      $1,718      $2,092

15/ SUMMARY SELECTED QUARTERLY
FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data for the years ended December 31, 1994 and 1993 (in thousands, except share data), restated to reflect the Magellan Acquisition:

                                                          Quarter Ended
1994                                     Mar 31      Jun 30      Sep 30       Dec 31
                                        --------------------------------------------
Revenues, as
  previously reported                   $41,388     $38,734     $50,020      $    NA
Magellan revenues                         8,922       9,631       8,185           NA
Revenues, restated                       50,310      48,365      58,205       65,068

Income (loss) from operations,
  as previously reported                  2,304        (336)      3,573           NA
Magellan income (loss) from
  operations                                599         699        (169)          NA
Income from operations,
  restated                                2,903         363       3,404        2,026
Net income (loss), as
  previously reported                   $ 1,660     $   (62)    $ 1,580      $    NA
Magellan net income (loss)                  515         623         (67)          NA
Net income, restated                      2,175         561       1,513        1,140

Earnings per share, as
  previously reported:
  primary                                   .11         .00         .10           NA
  fully diluted                             .09         .00         .10           NA
Earnings per share, restated:
  primary                                   .12         .03         .08          .06
  fully diluted                             .10         .03         .09          .06

1993
Revenues, as
  previously reported                    44,263      52,306      48,741       44,876
Magellan revenues                         6,236       8,112       8,922        9,631
Revenues, restated                       50,499      60,418      57,663       54,507

Income from operations, as
  previously reported                     1,115       4,001       2,053        1,392
Magellan income from
  operations                                 46         659         599          699
Income from operations,
  restated                                1,161       4,660       2,652        2,091

Net income before cumulative
  effect of accounting change,
  as previously reported                    807       1,116       1,156        1,361
Magellan net income before
  cumulative effect of
  accounting change                          46         572         515          623
Net income before cumulative
  effect of accounting change,
  restated                                  853       1,688       1,671        1,984

Net income, as previously
  reported                                1,007       1,116       1,156        1,361
Magellan net income                          46         572         515          623
Net income, restated                      1,053       1,688       1,671        1,984

Earnings per share, as
  previously reported:
  primary                                   .09         .10         .10          .11
  fully diluted                             .09         .09         .08          .09
Earnings per share, restated:
  primary                                   .07         .12         .12          .13
  fully diluted                             .08         .10         .10          .11


                                forty-seven         Orbital Sciences Corporation

CORPORATE INFORMATION

COMPANY OFFICES

Headquarters
Orbital Sciences Corporation
21700 Atlantic Boulevard
Dulles, VA 20166
(703) 406-5000

Other Major Facilities:
Orbital Germantown Operations
20301 Century Boulevard
Germantown, MD 20874
(301) 428-6000

Orbital Chandler Operations
3380 South Price Road
Chandler, AZ 85248
(602) 899-6000

Orbital Pomona Operations
2771 North Garey Avenue
Pomona, CA 91767
(909) 593-3581

Orbital San Dimas Operations
960 Overland Court
San Dimas, CA 91773
(909) 394-5000

Orbital Greenbelt Facility
7500 Greenway Center Drive
Suite 700
Greenbelt, MD 20770
(301) 220-5600

Orbital Huntsville Facility
620 Discovery Drive
Suite 120
Huntsville, AL 35806
(205) 971-0800


INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
Washington, D.C.


TRANSFER AGENT

The First National Bank of Boston


Shareholders may obtain information with respect to share position, transfer requirements, lost certificates and IRS Form 1099 by writing or telephoning:
  The First National Bank of Boston
  Stock Transfer Department
  100 Federal Street
  P.O. Box 644
  Boston, MA 02102
  Telephone: (617) 575-2900


INVESTOR AND PUBLIC RELATIONS

General inquiries from investors, analysts, media or the general public should be directed to:
  Orbital Sciences Corporation
  21700 Atlantic Boulevard
  Dulles, Virginia 20166
  (703) 406-5000
  Attention: Investor Relations or
  Attention: Public Relations


FORM 10-K REPORT

A copy of the Company's report on Form 10-K can be obtained by writing or telephoning the Company's headquarters.


ANNUAL MEETING

The annual meeting of Orbital Sciences Corporation will be held on April 27, 1995 at 9:00 a.m. at the Company's headquarters.


DIVIDENDS

Orbital has never paid a cash dividend on its Common Stock. The Company currently intends to retain earnings primarily for working capital and product development and therefore does not anticipate paying dividends in the forseeable future. In addition, the Company is subject to certain contractual restrictions on its ability to pay dividends.


EQUAL EMPLOYMENT OPPORTUNITY

Orbital Sciences Corporation is an equal opportunity employer.


Orbital Sciences Corporation       forty-eight