Form 10-K, Exhibit 13
period 1996-12-31
ORBITAL SCIENCES CORP /DE/
filed 1997-03-27
CIK 820736

FINANCIAL
INFORMATION



INDEX TO FINANCIAL REVIEW AND DISCUSSION

Selected Consolidated Financial Data                          page 30

Management's Discussion and Analysis of Financial
Condition and Results of Operations                           page 31

Independent Auditors' Report                                  page 37

Consolidated Statements of Earnings                           page 38

Consolidated Balance Sheets                                   page 39

Consolidated Statements of Stockholders' Equity               page 40

Consolidated Statements of Cash Flows                         page 41

Notes to Consolidated Financial Statements                    page 42


MARKET INFORMATION

The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol ORBI. The range of high and low closing sales prices of Orbital Common Stock for 1994 through 1996, as reported on the Nasdaq Stock Market, was as follows:

1996                            HIGH               LOW
------------------------------------------------------------
Fourth Quarter                 $21 7/8            $16 5/8
Third Quarter                  $20                $16 3/8
Second Quarter                 $19 7/8            $13 1/4
First Quarter                  $16 1/8            $12

1995                            HIGH               LOW
------------------------------------------------------------
Fourth Quarter                 $16 5/8            $12 3/16
Third Quarter                  $19 1/4            $16
Second Quarter                 $22                $15 1/2
First Quarter                  $20 1/2            $16 1/2

1994                            HIGH               LOW
------------------------------------------------------------
Fourth Quarter                 $22 1/2            $15
Third Quarter                  $18 1/2            $14 1/2
Second Quarter                 $24 1/2            $14
First Quarter                  $26 1/2            $15 1/4

                                                         29 ----------- ORBITAL

SELECTED CONSOLIDATED
FINANCIAL DATA

                                                                                     YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                1996           1995           1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
     Revenues                                               $   461,435    $   364,320    $   301,576    $   300,184    $   273,171
     Costs of goods sold                                        336,261        268,016        216,417        228,289        207,834
                                                            -----------------------------------------------------------------------
     Gross profit                                               125,174         96,304         85,159         71,895         65,337
     Research and development expenses                           22,179         28,512         17,259         19,703         15,565
     Selling, general and administrative expenses                76,019         63,427         53,165         38,270         41,723
     Amortization of excess of purchase price
       over net assets acquired                                   3,134          3,221          2,360          1,634          1,606
     Net investment income (expense)                             (1,123)           639           (244)           (44)           860
     Equity in losses of affiliates                              (6,454)          (759)        (1,264)        (2,436)            --
     Non-controlling interests in losses of
       consolidated subsidiaries                                  1,473            427             --             --             --
     Acquisition expenses                                            --         (3,441)          (503)            --             --
                                                            -----------------------------------------------------------------------
     Income (loss) before provision (benefit) for income
       taxes and cumulative effect of accounting change          17,738         (1,990)        10,364          9,808          7,303
     Provision (benefit) for income taxes                         1,831         (1,302)         2,744          2,403          1,997
                                                            -----------------------------------------------------------------------
     Income (loss) before cumulative effect of
       accounting change                                    $    15,907           (688)         7,620          7,405          5,306
     Cumulative effect of accounting
       change, net of taxes                                          --         (4,160)            --            200             --
                                                            -----------------------------------------------------------------------
     Net income (loss)                                      $    15,907    $    (4,848)   $     7,620)   $     7,605    $     5,306
                                                            =======================================================================

NET INCOME (LOSS) PER COMMON AND
     COMMON EQUIVALENT SHARE (1):
     Income (loss) before cumulative effect of
        accounting change                                   $      0.55    $     (0.03)   $      0.33    $      0.40    $      0.29
     Cumulative effect of accounting change                          --          (0.16)            --           0.01             --
                                                            -----------------------------------------------------------------------
                                                            $      0.55    $     (0.19)   $      0.33    $      0.41    $      0.29
                                                            =======================================================================

SHARES USED IN COMPUTING NET INCOME (LOSS)
     PER COMMON AND COMMON EQUIVALENT SHARE                  29,137,361     26,207,746     23,191,553     18,728,980     18,492,059
                                                            =======================================================================


NET INCOME (LOSS) PER COMMON SHARE, ASSUMING
     FULL DILUTION (2):
     Income (loss) before cumulative effect of
       accounting change                                    $      0.55    $     (0.03)   $      0.32    $      0.36    $      0.29
     Cumulative effect of accounting change                          --          (0.16)            --           0.01             --
                                                            -----------------------------------------------------------------------
                                                            $      0.55    $     (0.19)   $      0.32    $      0.37    $      0.29
                                                            =======================================================================
SHARES USED IN COMPUTING NET INCOME (LOSS)
     PER COMMON SHARE, ASSUMING FULL DILUTION                31,616,119     30,103,858     27,309,336     22,343,402     18,492,059
                                                            =======================================================================


BALANCE SHEET DATA:
     Cash and cash equivalents and short-term investments   $    32,686    $    35,030    $    40,345    $    85,347    $    16,019
     Net working capital                                         83,673         87,553         57,449         92,036         41,527
     Total assets                                               504,712        466,908        441,042        367,979        212,151
     Short-term borrowings                                       38,519         11,907         28,977         15,793          6,377
     Long-term obligations                                       33,076         96,990         86,068         73,165         10,818
     Stockholders' equity                                   $   330,502    $   238,908    $   206,943    $   169,389    $   111,687
-----------------------------------------------------------------------------------------------------------------------------------

1/ Net income (loss) per common and common equivalent share is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods.

2/ Net income (loss) per common share, assuming full dilution, is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods, plus the effect of an assumed conversion of the Company's convertible subordinated debentures prior to their actual conversion in 1996.

30 ----------- ORBITAL

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

A significant portion of the company's space and ground infrastructure systems revenues are generated under long-term contracts with various agencies of the U.S. Government, various foreign governments and commercial customers. Orbital recognizes revenues on long-term contracts using the percentage of completion method of accounting, under which revenue and profit are recognized based on actual costs incurred in relation to total estimated costs to complete the contract or specific delivery terms and conditions. To the extent that estimated costs of completion are adjusted, revenue recognized from a particular contract will be affected in the period of the adjustment.

The company is accounting for its 50% investment in ORBCOMM Global, L.P. ("ORBCOMM Global") using the equity method of accounting. In accordance with the equity method of accounting, Orbital consolidates 100% of the revenues earned and costs incurred on sales of products and services to ORBCOMM Global. The company also recognizes as equity in earnings (losses) of affiliates its proportionate share of ORBCOMM Global's profits and losses. During the construction phase of the ORBCOMM system, ORBCOMM Global is capitalizing substantially all system construction costs, including amounts paid to Orbital. To the extent ORBCOMM Global capitalizes its purchases from Orbital, the company eliminates as equity in earnings (losses) of affiliates 50% of its profits and losses from those sales. Orbital controls, and therefore consolidates the accounts of, ORBCOMM USA, L.P., a partnership that markets ORBCOMM system services in the United States.

In 1995, the company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" ("SFAS 121"). The cumulative effect of adopting SFAS 121 on prior years' earnings, relating to the impairment in the carrying amount of certain assets to be disposed of that supported the company's orbit transfer vehicle product line, was approximately $4,160,000 and is reported in the 1995 consolidated statement of earnings.

Statements included in this discussion and in the Annual Report relating to future revenues, sales, expenses, growth rates, net income, new business, operational performance, schedules, sources and uses of funds, and the level of the company's investment in satellite imaging projects and the ORBCOMM business are forward-looking statements that involve risks and uncertainties. Factors that may cause the actual results, performance or achievements of the company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements include, among other things, general economic and business conditions, launch success, product performance, availability of required capital, market acceptance of new products and technologies and other factors more fully described in Exhibit 99 to the company's Report on Form 10-K for the year ended December 31, 1996.

SIGNIFICANT RECENT ACQUISITIONS

Orbital acquired MacDonald, Dettwiler and Associates, Ltd. ("MDA") on November 17, 1995 and Magellan Corporation ("Magellan") on December 29, 1994. Both transactions were accounted for using the pooling of interests method of accounting for business combinations. Orbital's historical financial information has been restated to effect the pooling of interests with MDA and Magellan as of the earliest period presented. Orbital incurred transaction expenses of approximately $3,400,000 and $500,000 in 1995 and 1994, respectively, related to these business combinations.

On August 11, 1994, Orbital acquired Fairchild Space and Defense Corporation ("Fairchild"), a subsidiary of Matra Aerospace, Inc., in a transaction accounted for as a purchase business combination. Fairchild's results of operations for the nineteen-week period ended December 31, 1994 have been included in Orbital's consolidated results of operations for the year ended December 31, 1994.

The following table shows the company's revenues, gross profits and margins, by major product category within each business sector, for each of the three years ended December 31, 1996, 1995 and 1994:


                                                         31 ----------- ORBITAL

MANAGEMENT`S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

                                           1996                            1995                               1994
                               ---------------------------    -----------------------------      -------------------------------
                                           GROSS                           GROSS                             GROSS
(DOLLARS IN THOUSANDS)          REVENUES   PROFIT   MARGIN    REVENUES     PROFIT    MARGIN      REVENUES    PROFIT       MARGIN
--------------------------------------------------------------------------------------------------------------------------------
SPACE AND GROUND
   INFRASTRUCTURE SYSTEMS     $ 388,814  $ 101,867   26.2%   $ 300,439   $ 72,820     24.2%     $ 252,905   $ 61,239       24.2%

     Launch Vehicles            108,478     23,356   21.5       71,826     12,469     17.4         84,970     16,954       20.0

     Satellites                 105,148     22,406   21.3       83,156     12,062     14.5         35,032      9,231       26.4

     Electronics and
       Sensor Systems            92,070     26,608   28.9       71,983     25,419     35.3         53,273     14,775       27.7

     Ground Systems
       and Software              83,118     29,497   35.5       73,474     22,870     31.1         79,630     20,279       25.5

SATELLITE ACCESS PRODUCTS        71,188     25,134   35.3       52,681     20,235     38.4         38,517     17,802       46.2

SATELLITE-DELIVERED SERVICES      1,433     (1,827    N/A       11,200      3,249     29.0         10,154      6,118       60.3
                              --------------------------------------------------------------------------------------------------
CONSOLIDATED TOTALS           $ 461,435  $ 125,174   27.1%   $ 364,320   $ 96,304     26.4%     $ 301,576   $ 85,159       28.2%
================================================================================================================================

RESULTS OF OPERATIONS

Revenues

Orbital's consolidated revenues for 1996, 1995 and 1994 were $461,435,000, $364,320,000 and $301,576,000, respectively. Revenues include sales to ORBCOMM Global of approximately $47,215,000, $49,187,000 and $30,048,000 in 1996, 1995
and 1994, respectively.

Space and Ground Infrastructure Systems. Revenues from the company's space and ground infrastructure systems increased to $388,814,000 in 1996, from $300,439,000 in 1995 and $252,905,000 in 1994.

Revenues from the company's launch vehicles increased to $108,478,000 in 1996 from $71,826,000 in 1995. Launch vehicle revenues were $84,970,000 in 1994. The decrease in revenues from 1994 to 1995 is primarily attributable to significant delays in production of the company's Pegasus space launch vehicle as a result of the June 1994 and June 1995 Pegasus XL launch failures. The significant increase in revenues in 1996 is attributable to revenues generated from the resumption of production and launch of the Pegasus XL launch vehicle and from work performed under new and existing contracts for the company's Taurus launch vehicle. During 1996, Orbital carried out four successful Pegasus launches. A fifth Pegasus launch, which occurred in November 1996, delivered two NASA satellites to their targeted orbits, but the two satellites failed to separate from the launch vehicle. The company believes that the problem was caused by a faulty electrical power system on the Pegasus launcher that failed to activate certain satellite separation mechanisms, and does not anticipate significant further launch delays as a result of this problem.

Orbital expects launch vehicle revenues to increase in 1997 as a result of orbital and suborbital launch vehicle orders received in 1996 and early 1997. Additionally, the company anticipates that the X-34 reusable launch vehicle program, which began generating revenues in the latter half of 1996, will contribute significantly more revenues in 1997.

Revenues from sales of satellites increased to $105,148,000 in 1996, from $83,156,000 in 1995 and $35,032,000 in 1994. The increase in satellite revenues in 1995 as compared to 1994 is primarily attributable to a full year's sales of satellites following the 1994 acquisition of Fairchild. The increase in 1996 is primarily attributable to additional revenues generated from new satellite orders from commercial and government customers received in late 1995 and in 1996. The company expects its satellite revenues to continue to increase in 1997 based on continued work on existing satellite contracts.

Electronics and sensor systems revenues increased to $92,070,000 in 1996, from $71,983,000 in 1995 and $53,273,000 in 1994. The increase in 1995 as compared to 1994 is primarily due to a full year's sales of defense


32 ----------- ORBITAL
electronics products following the 1994 acquisition of Fairchild offset, in part, by a decrease in space sensors and instruments sales. The increase in 1996 revenues is primarily attributable to work performed on defense electronics and intelligent transportation management systems orders received in 1995 and 1996. The company expects 1997 revenues to increase slightly from 1996 levels.

Ground systems and software revenues were $83,118,000, $73,474,000 and $79,630,000 in 1996, 1995 and 1994, respectively. Sales of satellite ground systems declined in 1995 due to a decrease in worldwide demand for ground system installations; however, the number of installations and upgrades increased in 1996, resulting in greater revenues. In 1996, Orbital also sold substantially all of the assets of a software-related business, generating net revenues of approximately $3,600,000. The company received several new satellite ground system orders in the fourth quarter of 1996, and therefore expects 1997 ground systems and software revenues to increase slightly from 1996 levels.

Satellite Access Products. Revenues from sales of satellite navigation and communications products were $71,188,000 for 1996, as compared to $52,681,000 in 1995 and $38,517,000 in 1994. The year-to-year increases are due to significant growth in the number of Global Positioning System ("GPS") products sold offset, in part, by lower average unit sales prices. The company expects unit sales of satellite navigation and communications products to continue to increase in 1997, although at lower than historical growth rates and at lower average unit prices.

Satellite-Delivered Services. The company's start-up satellite-delivered services businesses generated revenues of $1,433,000, $11,200,000 and $10,154,000 for 1996, 1995 and 1994, respectively. Satellite-delivered services revenues for 1996 were primarily attributable to sales of satellite imagery to government and commercial customers by the company's subsidiary, Orbital Imaging Corporation ("ORBIMAGE"), as well as modest sales of ORBCOMM services in the United States. Revenues in 1995 and 1994 primarily represented sales of ground stations and network software to ORBCOMM Global; no such sales were made in 1996. In 1997, the company expects to generate additional domestic sales of ORBCOMM services as additional satellites are launched and become commercially operational. The company also expects ORBIMAGE's second imaging satellite, OrbView-2, to begin to provide commercial service in the second half of 1997. Such satellite-delivered services revenues are contingent on the timeliness and operational success of those missions planned for 1997.

Costs of Goods Sold

Costs of goods sold include the costs of personnel, materials, subcontracts and overhead related to commercial products and under the company's various development and production contracts. Orbital's costs of goods sold for 1996, 1995 and 1994 were $336,261,000 (72.9% of revenues), $268,016,000 (73.6% of revenues) and $216,417,000 (71.8% of revenues), respectively. The reduction in costs of goods sold as a percentage of revenues in 1996 is attributable in part to resumption of production of the company's Pegasus space launch vehicle. Other contributing factors include increased profit margins on certain satellite and ground systems contracts offset, in part, by lower average unit sales prices of satellite navigation products. Costs incurred in 1996 as a result of the November Pegasus launch anomaly and certain other unanticipated contract cost increases were offset, in part, by the use of existing contingency reserves. There can be no assurance that the company will have sufficient contingency reserves to cover any future launch vehicle or other contract cost increases. The increase in costs of goods sold as a percentage of revenues in 1995 as compared to 1994 is attributable in part to approximately $2,100,000 of cost increases on the Pegasus program resulting from two earlier launch failures, and unanticipated cost increases on certain satellite programs. Assuming continued successful operational performance, Orbital expects that its costs of goods sold as a percentage of sales in 1997 will be slightly lower than that achieved in 1996.

Research and Development Expenses

Research and development expenses represent Orbital's self-funded product development activities, and exclude direct customer-funded development. Research and development expenses during 1996, 1995 and 1994 were $22,179,000, $28,512,000 and $17,259,000, respectively. Research and development spending during 1996 relates primarily to the development of new or improved



                                                         33 ----------- ORBITAL

MANAGEMENT`S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

navigation and communications access products, improved launch vehicles, including enhancements to the Taurus launch vehicle, and new satellite initiatives. Research and development spending during 1995 and 1994 reflected Orbital's continued development of its Pegasus XL, including certain failure review and resolution efforts of approximately $7,900,000 in 1995. Research and development expenses in 1995 included $3,000,000 of costs related to the termination of an advanced reusable launch vehicle development program. The company expects its 1997 research and development expenditures to increase slightly in absolute dollars but to decrease as a percentage of revenues.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include the costs of marketing, advertising, promotion and other selling expenses as well as the costs of the finance, administrative and general management functions of the company. Selling, general and administrative expenses for 1996, 1995 and 1994 were $76,019,000 (16.5% of revenues), $63,427,000 (17.4% of revenues) and
$53,165,000 (17.6% of revenues), respectively. The continued decrease in selling, general and administrative expenses as a percentage of revenues in 1996 is primarily attributable to significant growth in space and ground infrastructure revenues, along with only modest growth in selling, general and administrative expenses attributable to those product lines offset, in part, by increased costs from expanded marketing efforts related to the company's satellite-delivered services start-up businesses. The company expects selling, general and administrative expenses as a percentage of revenues to decrease slightly in 1997, even with continued expansion of ORBCOMM and ORBIMAGE marketing efforts.

Investment Income and Interest Expense

Net investment income (expense) was ($1,123,000), $639,000 and ($244,000) for 1996, 1995 and 1994, respectively. Investment income reflects interest earnings on short-term investments and realized gains and losses on investments, reduced by interest expense on outstanding debt of $2,486,000, $3,815,000 and $1,740,000 in 1996, 1995 and 1994, respectively. Investment income in 1995 included an approximate $2,000,000 gain on the sale of an investment. Interest expense is net of capitalized interest of approximately $7,300,000, $5,700,000 and $5,500,000 in 1996, 1995 and 1994, respectively. On August 14, 1996, the company completed the redemption of the remaining $55,880,000 outstanding principal amount of its 6.75% Convertible Subordinated Debentures due 2003, thereby reducing interest payments going forward.

Equity in Losses of Affiliates and Non-Controlling Interests in Losses of Consolidated Subsidiaries

Equity in losses of affiliates includes Orbital's proportionate share of ORBCOMM Global's net income or loss for the year and Orbital's elimination of proportionate profits or losses on sales to ORBCOMM Global. In 1996, Orbital's share of ORBCOMM Global's net loss was $8,268,000, and Orbital eliminated $714,000 of losses on sales to ORBCOMM Global. In 1995, Orbital's share of ORBCOMM Global's net income was $454,000, and Orbital eliminated $1,213,000 of profits on sales to ORBCOMM Global. In 1994, ORBCOMM Global had no net income or loss, and Orbital eliminated $1,264,000 of profits on sales to ORBCOMM Global. Non-controlling interests in losses of consolidated subsidiaries represents that portion of the subsidiary's losses allocable to other shareholders. Orbital expects its proportionate share of ORBCOMM Global's losses in 1997 to significantly exceed those incurred in 1996.

Provision (Benefit) for Income Taxes

The company recorded consolidated income tax provisions of $1,831,000 and $2,744,000 for 1996 and 1994, respectively. The company's effective tax rate for these periods (10.3% and 26.5% in 1996 and 1994, respectively) is primarily a result of non-tax deductible goodwill amortization related to purchase acquisitions, offset by tax-exempt interest earnings, U.S. Federal net operating loss carryforwards and Canadian investment tax credits. The company recorded an income tax benefit of approximately $1,302,000 in 1995, primarily as a result of the carryback and recapture of previously paid U.S. Federal taxes and management's determination that certain Canadian investment tax credit carryforwards would be realized in the near future.

At December 31, 1996, Orbital had approximately $120,000,000 of U.S. Federal net operating loss carryforwards and $3,000,000 of U.S. Federal research and experimental tax credit carryforwards which, subject to certain annual limitations, are available to


34 ----------- ORBITAL
reduce future U.S. Federal income tax obligations. At December 31, 1996 and 1995, Orbital provided a reserve of $57,000,000 and $65,000,000, respectively, against certain of its consolidated deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

The company's growth has required substantial capital to fund both an expanding business base and significant research and development and capital expenditures. The company has funded these requirements to date, and expects to fund its requirements in the future, through cash generated by operations, working capital, loan facilities, asset-based financings, joint venture arrangements, and private and public equity and debt offerings. Additionally, the company has historically made strategic acquisitions of businesses and routinely evaluates potential acquisition candidates. The company expects to continue to pursue potential acquisitions that it believes would enhance its business. The company has historically financed its acquisitions, and expects to finance its future acquisitions, through cash on hand, cash generated by operations, the issuance of debt and/or equity securities, and/or asset-based financings.

Cash, cash equivalents and short-term investments were $32,686,000 at December 31, 1996, and the company had short-term and long-term debt obligations outstanding of approximately $71,595,000. The outstanding debt relates primarily to advances under the company's line of credit facilities, secured and unsecured notes, and fixed asset financings. Cash and cash equivalents included approximately $11,604,000 of cash reserved against outstanding letters of credit. Orbital's current ratio was 1.7 at December 31, 1996, compared to
1.8 and 1.4 at December 31, 1995 and 1994, respectively.

In December 1996 and June 1995, the company issued and sold 1,200,000 and 2,000,000 shares, respectively, of its Common Stock in private placements to various offshore institutional investors, receiving net proceeds of approximately $20,000,000 and $32,400,000, respectively.

On August 14, 1996, the company completed the redemption of the remaining $55,880,000 outstanding principal amount of its 6.75% Convertible Subordinated Debentures due 2003. The outstanding principal amount was converted into 3,887,304 shares of Common Stock.

Orbital amended its $20,000,000 unsecured note agreement during the third quarter of 1996 to facilitate compliance with certain financial covenants as well as to permit the completion of the ORBCOMM Global debt financing. In connection with this amendment, the interest rate on the note was increased from 10.5% to 11.5%, effective July 1, 1996. The unsecured note contains certain covenants with respect to fixed charge ratio, leverage ratio and tangible net worth, and includes certain cross-default provisions. The company is currently considering restructuring or refinancing this debt.

The company's primary revolving credit facility provides for total borrowings from an international syndicate of six banks of up to $65,000,000, subject to a defined borrowing base comprised of certain receivables. Approximately $8,000,000 of borrowings were outstanding under the facility at December 31, 1996, and the available facility limit was approximately $36,000,000. At December 31, 1996, the average interest rate on outstanding borrowings under this facility was approximately 7.5%. Borrowings are secured by receivables and certain other assets. The facility prohibits the payment of cash dividends and contains certain covenants with respect to the company's working capital, fixed charge ratio, leverage ratio and tangible net worth, and expires in September 1997. Orbital plans to extend this facility in 1997.

The company also maintains two additional revolving credit facilities, under which approximately $23,200,000 was outstanding at December 31, 1996. The borrowing capacity of the two additional agreements was approximately $35,000,000, consisting of a $10,000,000 line of credit collateralized by substantially all the assets of Magellan and an unsecured $25,000,000 demand line of credit.

On August 7, 1996, ORBCOMM Global issued and sold $170,000,000 of senior unsecured notes due 2004 (the "Notes") to institutional investors. The Notes bear interest at a fixed rate of 14%, and provide for noteholder participation in future ORBCOMM Global service revenues. Net proceeds from the sale of the Notes are being applied to (i) the design, construction, launch, operation and marketing of ORBCOMM Global services, (ii) operating and management expenses

                                                         35 ----------- ORBITAL

MANAGEMENT`S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

(including cost contingencies) and (iii) the first two years of interest on the Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by the company's majority owned subsidiary, Orbital
Communications Corporation, and by Teleglobe Mobile Partners; the guarantee is non-recourse to Orbital.

The company's operations provided net cash of approximately $15,365,000 during 1996. The company also invested approximately $18,816,000 in ORBCOMM Global, incurred $10,355,000 in capital expenditures related to ORBIMAGE satellite imaging systems and incurred approximately $31,345,000 in capital expenditures for various launch vehicle, satellite and other production and test equipment to support future growth.

Orbital expects that the capital required for the design, development, construction, marketing and initial operations of its ORBIMAGE commercial satellite imaging business will be approximately $225,000,000. The company has invested approximately $60,000,000 to date on imaging satellites and related ground systems that are currently operating, in the final testing phase, or under design and development. Orbital expects to invest up to $30,000,000 in ORBIMAGE satellite imaging projects in 1997. In addition, Orbital is exploring alternatives for raising capital to fund the remaining costs of such projects, including customer financing and the issuance of securities at the ORBIMAGE subsidiary level.

Capital expenditures for 1997 are expected to be approximately $15,000,000, including investments in production and test equipment for various satellites, launch vehicles and other products. Orbital expects that its capital needs for 1997 will be met by the proceeds from the 1996 private placement, cash flows from operations, debt financing, customer financing and operating lease arrangements.


36 ----------- ORBITAL

INDEPENDENT
AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Sciences Corporation:


We have audited the accompanying consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbital Sciences Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                       /s/KPMG Peat Marwick LLP

                                                          KPMG Peat Marwick LLP

Washington, D.C.
February 5, 1997


                                                         37 ----------- ORBITAL

CONSOLIDATED STATEMENTS
OF EARNINGS

                                                                              FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                          1996              1995            1994
-------------------------------------------------------------------------------------------------------------------
Revenues                                                              $   461,435      $   364,320      $   301,576
Costs of goods sold                                                       336,261          268,016          216,417
                                                                      ---------------------------------------------
Gross profit                                                              125,174           96,304           85,159

Research and development expenses                                          22,179           28,512           17,259
Selling, general and administrative expenses                               76,019           63,427           53,165
Amortization of excess of purchase price over net assets acquired           3,134            3,221            2,360
                                                                      ---------------------------------------------
Income from operations                                                     23,842            1,144           12,375

Net investment income (expense), net of interest expense of
   $2,486, $3,815, and $1,740, respectively                                (1,123)             639             (244)
Equity in losses of affiliates                                             (6,454)            (759)          (1,264)
Non-controlling interests in losses of
  consolidated subsidiaries                                                 1,473              427)              --
Acquisition expenses                                                           --           (3,441)            (503)
                                                                      ---------------------------------------------

Income (loss) before provision (benefit) for income taxes
  and cumulative effect of accounting change                               17,738           (1,990)          10,364)
Provision (benefit) for income taxes                                        1,831           (1,302)           2,744
                                                                      ---------------------------------------------


Income (loss) before cumulative effect of accounting change                15,907             (688)           7,620
Cumulative effect of accounting change, net of taxes                           --           (4,160)              --
                                                                      ---------------------------------------------
Net income (loss)                                                     $    15,907      $    (4,848)     $     7,620
                                                                      =============================================

NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
   Income (loss) before cumulative effect of accounting change        $      0.55      $     (0.03)     $      0.33
Cumulative effect of accounting change                                         --            (0.16)              --
                                                                      ---------------------------------------------
                                                                      $      0.55      $     (0.19)     $      0.33
                                                                      =============================================

Shares used in computing net income (loss)
    per common and common equivalent share                             29,137,361       26,207,746)      23,191,553
                                                                      =============================================


NET INCOME (LOSS) PER COMMON SHARE, ASSUMING FULL DILUTION:
   Income (loss) before cumulative effect of accounting change        $      0.55      $     (0.03)     $      0.32
Cumulative effect of accounting change                                       --              (0.16)            --
                                                                      ---------------------------------------------
                                                                      $      0.55      $     (0.19)     $      0.32
                                                                      =============================================
Shares used in computing net income (loss)
   per common share, assuming full dilution                            31,616,119       30,103,858       27,309,336
===================================================================================================================

See accompanying notes to consolidated financial statements.




38 ----------- ORBITAL

CONSOLIDATED
BALANCE SHEETS

                                                                                                       DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                                                 1996              1995
-------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:

  Cash and cash equivalents, including restricted cash of
    $11,604 and $10,700, respectively                                                          $  26,859       $   15,317
  Short-term investments, at market                                                                5,827           19,713
  Receivables, net                                                                               144,774          118,358
  Inventories, net                                                                                27,159           38,527
  Deferred income taxes and other assets                                                           6,475            7,330
                                                                                               --------------------------
    TOTAL CURRENT ASSETS                                                                         211,094          199,245

PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and amortization of
     $68,161 and $53,067, respectively                                                           102,673           91,512
SATELLITE SYSTEMS, at cost, less accumulated depreciation of $1,373 and $547, respectively        25,189           14,363
INVESTMENTS IN AFFILIATES, net                                                                    86,524           74,063
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, less accumulated amortization of
  $15,942 and $13,695, respectively                                                               69,512           75,395
DEFERRED INCOME TAXES AND OTHER ASSETS                                                             9,720           12,330
                                                                                               --------------------------
TOTAL ASSETS                                                                                   $ 504,712       $  466,908
                                                                                               ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings and current portion of long-term obligations                           $  38,519       $   11,907
  Accounts payable                                                                                25,789           25,808
  Accrued expenses                                                                                32,372           41,474
  Deferred revenue                                                                                30,741           32,503
                                                                                               --------------------------
    TOTAL CURRENT LIABILITIES                                                                    127,421          111,692

LONG-TERM OBLIGATIONS, net of current portion                                                     33,076           96,990
OTHER LIABILITIES                                                                                 15,523           19,740
                                                                                               --------------------------
    TOTAL LIABILITIES                                                                            176,020          228,422

NON-CONTROLLING INTERESTS IN NET ASSETS OF CONSOLIDATED SUBSIDIARIES                              (1,810)            (422)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred Stock, par value $.01; 10,000,000 shares authorized:
  Series A Special Voting Preferred Stock, one share authorized and outstanding                       --               --
  Class B Preferred Stock, 10,000 shares authorized and outstanding                                   --               --
Common Stock, par value $.01; 40,000,000 shares authorized, 32,160,598 and 26,766,029
  shares outstanding, after deducting 15,735 shares held in treasury                                 322              268
Additional paid-in capital                                                                       323,592          247,580
Unrealized gains  on short-term investments                                                           14               68
Cumulative translation adjustment                                                                 (3,681)          (3,356)
Retained earnings (deficit)                                                                       10,255           (5,652)
                                                                                               --------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                       330,502          238,908
                                                                                               --------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $ 504,712       $  466,908
=========================================================================================================================

See accompanying notes to consolidated financial statements.


                                                         39 ----------- ORBITAL

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY


                                                                                                      UNREALIZED
                                                              COMMON STOCK                         GAINS (LOSSES)ON  CUMULATIVE
                                                       -------------------------    ADDITIONAL        SHORT-TERM     TRANSLATION
(IN THOUSANDS, EXCEPT SHARE DATA)                         SHARES         AMOUNT   PAID-IN CAPITAL     INVESTMENTS    ADJUSTMENT
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                             21,725,693     $      217     $  177,379     $       12      $   (2,335)

  Shares issued to employees and directors                107,387              2          1,619             --              --
  Shares issued in purchase business combination        2,424,242             24         30,976             --              --
  Adjustment to recast year end of pooled company              --             --             --             --              --
  Transactions of pooled companies                             --             --             56             --              --
  Translation adjustment                                       --             --             --             --            (776)
  Net income                                                   --             --             --             --              --
  Unrealized losses on short-term investments                  --             --             --           (474)             --
                                                       -------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                             24,257,322            243        210,030           (462)         (3,111)

  Shares issued to employees and directors                300,011              3          1,857             --              --
  Shares issued in private offering                     2,000,000             20         32,366             --              --
    Conversion of convertible debentures                  208,696              2          2,914             --              --
  Adjustment to recast year end of pooled company              --             --             --             --              --
  Transactions of pooled company                               --             --            413             --              --
  Translation adjustment                                       --             --             --             --            (245)
  Net loss                                                     --             --             --             --              --
  Unrealized gains on short-term investments                   --             --             --            530              --
                                                       -------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                             26,766,029            268        247,580             68          (3,356)

  Shares issued to employees and directors                298,916              3          2,163             --              --
  Shares issued in private offering                     1,200,000             12         20,251             --              --
  Conversion of convertible debentures                  3,895,653             39         53,598             --              --
  Translation adjustment                                       --             --             --             --            (325)
  Net income                                                   --             --             --             --              --
  Unrealized losses on short-term investments                  --             --             --            (54)             --
                                                       -------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                             32,160,598     $      322     $  323,592     $       14      $   (3,681)
================================================================================================================================

                                                             RETAINED
                                                             EARNINGS
(IN THOUSANDS, EXCEPT SHARE DATA)                            (DEFICIT)       TOTAL
--------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                                 $   (5,884)     $  169,389

  Shares issued to employees and directors                         --           1,621
  Shares issued in purchase business combination                   --          31,000
  Adjustment to recast year end of pooled company              (1,138)         (1,138)
  Transactions of pooled companies                               (355)           (299)
  Translation adjustment                                           --            (776)
  Net income                                                    7,620           7,620
  Unrealized losses on short-term investments                      --            (474)
                                                       -------------------------------
BALANCE, DECEMBER 31, 1994                                        243         206,943

  Shares issued to employees and directors                         --           1,860
  Shares issued in private offering                                --          32,386
    Conversion of convertible debentures                           --           2,916
  Adjustment to recast year end of pooled company              (1,047)         (1,047)
  Transactions of pooled company                                   --             413
  Translation adjustment                                           --            (245)
  Net loss                                                     (4,848)         (4,848)
  Unrealized gains on short-term investments                       --             530
                                                       -------------------------------
BALANCE, DECEMBER 31, 1995                                     (5,652)        238,908

  Shares issued to employees and directors                         --           2,166
  Shares issued in private offering                                --          20,263
  Conversion of convertible debentures                             --          53,637
  Translation adjustment                                           --            (325)
  Net income                                                   15,907)         15,907
  Unrealized losses on short-term investments                      --             (54)
                                                       -------------------------------
BALANCE, DECEMBER 31, 1996                                 $   10,255)     $  330,502
======================================================================================

See accompanying notes to consolidated financial statements.


40 ----------- ORBITAL

CONSOLIDATED STATEMENTS
OF CASH FLOWS

                                                                                         For the Years Ended December 31,
(In thousands)                                                                          1996           1995            1994
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET INCOME (LOSS)                                                                  $  15,907      $  (4,848)     $   7,620
     ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
     PROVIDED BY (USED IN) OPERATING ACTIVITIES:
        Depreciation and amortization expense                                           25,096         22,229         17,198
        Equity in losses of affiliates                                                   6,454            759          1,264
        Non-controlling interests in losses of consolidated subsidiaries                (1,473)          (427)            --
        Loss (gain) on sale of fixed assets and investments                                226         (2,196)             4
        Cumulative effect of accounting change                                              --          4,160             --
        Foreign currency translation adjustment                                           (325)          (245)          (776)
     CHANGES IN ASSETS AND LIABILITIES:
        (Increase) decrease in receivables                                             (29,916)        (2,337)        12,536
        (Increase) decrease in inventories                                              10,261        (12,082)        (3,638)
        (Increase) decrease in other current assets                                          9         (2,112)         5,215
        (Increase) decrease in other non-current assets                                  2,212         (1,828)           169
        Decrease in accounts payable and accrued expenses                              (11,051)       (11,423)       (10,929)
        Increase (decrease) in deferred revenue                                            919          7,090        (22,609)
        Increase (decrease) in other liabilities                                        (2,954)           942          2,761
                                                                                     ---------------------------------------
        NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                             15,365         (2,318)         8,815
                                                                                     ---------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                 (31,345)        (9,117)       (23,151)
  Investments in satellite systems                                                     (12,199)        (8,122)        (6,788)
  Proceeds from sales of assets, net                                                     9,518            293             --
  Purchases of available-for-sale investment securities                                 (5,623)       (61,685)       (35,731)
  Sales of available-for-sale investment securities                                     11,041         49,168         42,255
  Maturities of available-for-sale investment securities                                 8,220          8,100          7,789
  Investments in affiliates                                                            (20,728)       (18,888)       (15,208)
  Purchases of subsidiary stock                                                         (1,263)            --             --
  Payment for business acquisition                                                          --             --        (45,063)
                                                                                     ---------------------------------------
     NET CASH USED IN INVESTING ACTIVITIES                                             (42,379)       (40,251)       (75,897)
                                                                                     ---------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net short-term borrowings (repayments)                                                26,200        (17,483)         9,405
  Principal payments on long-term obligations                                           (7,502)        (5,749)        (1,883)
  Proceeds from issuance of long-term obligations                                           --         20,000         28,730
  Fees associated with conversion of debentures                                         (2,571)            --             --
  Net proceeds from issuances of common stock                                           22,429         34,246          1,753
  Adjustment to recast pooled company's year end                                            --         (1,047)        (1,138)
                                                                                     ---------------------------------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                          38,556         29,967         36,867
                                                                                     ---------------------------------------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    11,542        (12,602)       (30,215)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                          15,317         27,919         58,134
                                                                                     ---------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                             $  26,859      $  15,317      $  27,919
============================================================================================================================


See accompanying notes to consolidated financial statements.



41 ----------- ORBITAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994

1/ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Orbital Sciences Corporation (together with its subsidiaries, "Orbital" or the "company"), a Delaware corporation, is an international space and information systems company that designs, manufactures, operates and markets a broad range of affordable space and ground infrastructure systems, satellite access products and satellite-delivered services. Space and ground infrastructure systems include launch vehicles, satellites, electronics and sensors, and satellite ground systems and software; satellite access products include satellite navigation and communications products; and satellite-delivered services include global messaging and remote imaging services. Disaggregated financial information is presented in Note 2.

Preparation of Consolidated Financial Statements

Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 financial statement presentation. All financial amounts are stated in U.S. dollars unless otherwise indicated.

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

Revenue Recognition

Orbital recognizes revenues on long-term infrastructure contracts using the percentage of completion method of accounting. Accordingly, (i) revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fee earned, and (ii) revenues on long-term fixed-price contracts are recognized based on costs incurred in relation to total estimated costs, or based on specific delivery terms and conditions. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known.

Revenues from sales of access products and satellite services are generally recognized when the product is shipped or the service is performed.

Foreign Currency

Orbital's foreign operating entities are in a number of countries and deal in a number of foreign currencies. The financial results of foreign operations are translated to U.S. dollars using the current exchange rates for assets and liabilities and using weighted average exchange rates for revenues, expenses, gains and losses.

Translation gains and losses relating to foreign operations that are self-contained and integrated within a particular country or economic environment, and therefore are not dependent on the U.S. dollar, are recognized as a separate component of stockholders' equity until there is a realized reduction in Orbital's net investment in the foreign operation. Translation losses in 1996, 1995 and 1994 were approximately $325,000, $245,000 and $776,000, respectively. Translation gains and losses relating to foreign operations that are a direct and integral component or extension of Orbital's domestic operations, and therefore are dependent on the U.S. dollar, are reported currently as a component of net income.

Orbital enters into forward exchange contracts to hedge against foreign currency fluctuations on certain receivables and payables. Gains and losses on contracts to hedge specific foreign currency commitments are deferred and accounted for as part of the underlying transaction.

Research and Development

Research and development expenses include self-funded product development activities, exclude direct customer-funded development and are expensed as





42 ----------- ORBITAL
incurred. Research and development expenses are allocated, when appropriate, to U.S. Government contracts under government-mandated cost accounting standards. In 1995, Orbital expensed $3,000,000 of costs related to the termination of a reusable launch vehicle development program. Such costs are included as research and development expenses.

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


In 1995, the company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which (i) requires that long-lived assets "to be held and used" be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, (ii) requires that long-lived assets "to be disposed of" be reported at the lower of carrying amount or fair value less cost to sell and
(iii) provides guidelines and procedures for measuring an impairment loss that are significantly different from previous guidelines and procedures. The cumulative effect of adopting SFAS 121 on prior years' earnings, related to the impairment in the carrying amount of certain assets to be disposed of that supported Orbital's orbit transfer vehicle product line, was approximately $4,160,000, and is reported in the 1995 consolidated statement of earnings. The effect of adopting SFAS 121 on income from continuing operations for 1996 and 1995 was not material.

Orbital's policy is to review its long-lived assets, including investments in affiliates, specialized equipment used to support specific space-related products and satellite systems, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The company recognizes an impairment loss when the sum of expected future cash flows is less than the carrying amount of the asset.
Given the inherent technical and commercial risks within the space industry, it is reasonably possible that the company's current estimate that it will recover the carrying amount of its long-lived assets from future operations may change.

Income Taxes

The company recognizes income taxes using the asset and liability method.
Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

Stock-Based Compensation

Prior to January 1, 1996, the company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Pursuant to APB 25, compensation expense is recorded only to the extent that the current market price of the underlying stock exceeded the exercise price on the date of grant. On January 1, 1996, the company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123 (See Note 14).





43 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Income (Loss) Per Share

Income (loss) per common and common equivalent share is calculated using the weighted average number of common shares (including the Exchangeable Shares (See Note 4)) and common equivalent shares, to the extent dilutive, outstanding during the periods. Income (loss) per common share assuming full dilution is calculated using the weighted average number of common shares (including the Exchangeable Shares) and common equivalent shares outstanding during the periods, plus the effects of an assumed conversion of the company's Convertible Debentures, after giving effect to all net income adjustments that would result from the assumed conversion. The Convertible Debentures were converted to Orbital common shares on August 14, 1996 (See Note 10). Any reduction of less than 3% in the aggregate has not been considered dilutive in the calculation and presentation of income (loss) per common share assuming full dilution. Common equivalent shares are comprised solely of stock options (See Note 13). Since the Exchangeable Shares have voting and economic rights identical to Orbital common shares, the Exchangeable Shares have been included as common shares in the accompanying consolidated balance sheets.

Cash and Cash Equivalents and Short-Term Investments

Orbital considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in securities that do not meet the definition of cash equivalents are classified as short-term investments. Since Orbital does not intend to hold its investments in debt and equity securities until maturity and does not actively trade the securities to maximize trading gains, Orbital classifies these securities as "available-for-sale" and, accordingly, reports such securities at fair value plus accrued interest. Any temporary excess (deficiency) of market value over (under) the underlying cost of the short-term investment is excluded from current period earnings and is reported as unrealized gains (losses) as a separate component of stockholders' equity.

At December 31, 1996 and 1995, the company had approximately $11,604,000 and $10,700,000, respectively, of cash restricted in support of outstanding letters of credit.

Inventories

Inventories consist of components and raw materials inventory, work-in-process inventory and finished goods inventory and are generally stated at the lower of cost or net realizable value on a first-in, first-out ("FIFO") or specific identification basis. Inventories, net of allowances for obsolescence, consisted of the following:


                                                    December 31,
(In thousands)                                 1996             1995
---------------------------------------------------------------------
Components and raw materials                $ 19,090         $ 17,756
Work-in-process                                6,962           19,430
Finished goods                                 1,107            1,341
                                            -------------------------
    Total                                   $ 27,159         $ 38,527
=====================================================================

Components and raw materials are purchased to support future production efforts. Work-in-process inventory consists primarily of (i) costs incurred under long-term fixed-price contracts accounted for using the percentage-of-completion method of accounting applied on a units of delivery basis, and (ii) partially assembled commercial products, and generally includes direct production costs and certain allocated indirect costs (including an allocation of general and administrative costs). Work-in-process inventory has been reduced by contractual progress payments received of $26,696,000 and $2,631,000 at December 31, 1996 and 1995, respectively. Finished goods inventory consists of fully assembled commercial products awaiting shipment.

Self-Constructed Assets and Internally Developed Software

The company self-constructs much of its ground and airborne support and special test equipment used in the manufacture, production and delivery of many of its infrastructure products. Orbital also develops and manufactures product improvements and enhancements to existing products for sale, and builds and operates satellite systems used in providing commercial services. Orbital capitalizes certain costs incurred in constructing ground and airborne support and special test equipment, product improvements and enhancements, and satellite systems. Capitalized costs generally include direct construction costs and certain allocated indirect costs, and exclude general and administrative and research and development costs.





44 ----------- ORBITAL

The company also capitalizes certain internal costs incurred in developing software to be used to support various programs and/or products. Capitalized costs generally include direct software coding costs and certain allocated indirect costs, and exclude general and administrative and research and development costs. Amortization of capitalized costs begins when the software systems are placed in service. No amortization expense is included in the accompanying consolidated statements of earnings as such software systems have not yet been placed in service.

Investments in Affiliates

The company uses the equity method of accounting for its investments in and earnings of affiliates in which the company has the ability to significantly influence, but not control, such affiliate's operations. In accordance with the equity method of accounting, the company's carrying amount of an investment in an affiliate is initially recorded at cost and is increased to reflect its share of the affiliate's income and is reduced to reflect its share of the affiliate's losses. Orbital's investment is also increased to reflect contributions to, and decreased to reflect distributions received from, the affiliate. Any excess of the amount of Orbital's investment over the amount of the underlying equity in each affiliate's net assets is amortized over a period
of 20 years.   The company capitalizes interest costs on equity method
investments when such affiliate has significant assets under construction. At December 31, 1996 and 1995, approximately $15,947,000 and $10,100,000, respectively, of interest costs had been capitalized as part of the historical cost of investments in affiliates. The company uses the cost method of accounting for investments in affiliates in which it cannot control or significantly influence operations.

The company provides a valuation allowance against an investment in an affiliate when it is determined that recovery of all or part of the investment is not probable. At December 31, 1996 and 1995, approximately $1,100,000 of allowance had been provided to fully reserve certain investments in affiliates. Approximately $2,000,000 of gain on the sale of an investment was realized in 1995 when Orbital sold one such fully reserved investment. The gain was reported in net investment income in the 1995 consolidated statement of earnings. No such gains from sales of investments were realized in 1996 or 1994.

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

Warranties

The company occasionally accepts warranty clauses in its commercial and government long-term contracts. In the event the company does not purchase insurance coverage to protect itself in connection with such warranty clauses, the company records a liability for warranty claims when it determines that a specific material liability exists. Orbital has not recorded any liability for potential warranty claims on its existing contracts because these expenses, if any, are not expected to have a material adverse effect on the company's financial condition or results of operations.

The company at times provides limited warranties on certain commercial products and accrues an estimate of expected warranty costs based on historical experience.

2/ DISAGGREGATED FINANCIAL INFORMATION

Industry Segment Information

Orbital's operations have been classified into three industry segments, "Space and Ground Infrastructure Systems," "Satellite Access Products" and "Satellite-Delivered Services." Space and Ground Infrastructure Systems include: launch vehicles, including space and suborbital launch vehicles and reusable launch vehicles; satellites and other space systems; electronics and sensors, including space sensors and instruments, as well as avionics and other electronics equipment; and ground systems and software, including satellite ground systems and various software products. Satellite Access Products include satellite navigation and communications products. Satellite-Delivered Services include satellite-based global data communications services and satellite-based remote imaging services.





45 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following table presents revenues, operating income (loss), identifiable assets, capital expenditures, depreciation and amortization and impairment losses by industry segment for 1996, 1995 and 1994. Operating income (loss) is total revenues less costs of goods sold, research and development expenses, selling, general and administrative expenses and amortization of goodwill. Identifiable assets are those assets used in the operations of each industry segment. There were no significant intersegment sales or transfers during 1996, 1995 and 1994.

                                                                         Years Ended December 31,
(In thousands)                                                      1996           1995           1994
--------------------------------------------------------------------------------------------------------
SPACE AND GROUND
  INFRASTRUCTURE SYSTEMS:
  Revenues                                                       $ 388,814       $ 300,439     $ 252,905
  Operating income                                                  26,376           2,433        12,554
  Identifiable assets                                              362,700         357,662       353,430
  Capital expenditures                                              27,529          15,065        27,322
  Depreciation and amortization                                     21,954          21,150        16,150
  Impairment losses                                                     --           4,160            --

SATELLITE ACCESS PRODUCTS:
  Revenues                                                       $  71,188       $  52,681     $  38,517
  Operating income                                                   4,902           3,441         3,801
  Identifiable assets                                               32,376          27,641        22,387
  Capital expenditures                                               3,402           1,204           708
  Depreciation and amortization                                        944             532           581

SATELLITE-DELIVERED SERVICES:
  Revenues                                                       $   1,433       $  11,200     $  10,154
  Operating loss                                                    (7,436)         (4,730)       (3,980)
  Identifiable assets                                              109,636          81,605        65,225
  Capital expenditures                                              12,613             970         1,909
  Depreciation and amortization                                      2,198             547           467

CONSOLIDATED:
  Revenues                                                       $ 461,435       $ 364,320     $ 301,576
  Operating income                                                  23,842           1,144        12,375
  Identifiable assets                                              504,712         466,908       441,042
  Capital expenditures                                              43,544          17,239        29,939
  Depreciation and amortization                                     25,096          22,229        17,198
  Impairment losses                                                     --           4,160            --
--------------------------------------------------------------------------------------------------------

Domestic and Non-U.S. Operations

The following table presents Orbital's revenues, operating income (loss) and identifiable assets by major operating location:

                                                                         Years Ended December 31,
(In thousands)                                                      1996           1995           1994
--------------------------------------------------------------------------------------------------------
REVENUES:
  United States                                                  $ 392,130       $ 290,914     $ 221,946
  Canada and Mexico                                                 65,350          68,997        74,408
  United Kingdom and other                                           3,955           4,409         5,222
OPERATING INCOME (LOSS):
  United States                                                  $  21,183       $  (2,413)    $   9,662
  Canada and Mexico                                                  2,416           3,964         2,796
  United Kingdom and other                                             243            (407)          (83)
IDENTIFIABLE ASSETS:
  United States                                                  $ 454,336       $ 420,078     $ 396,228
  Canada and Mexico                                                 46,984          44,291        42,302
  United Kingdom and other                                           3,392           2,539         2,512
--------------------------------------------------------------------------------------------------------

Major Customers and Export Sales

Orbital's sales by geographic area are as follow:

                                                                         Years Ended December 31,
(In thousands)                                                      1996           1995           1994
--------------------------------------------------------------------------------------------------------
United States                                                    $ 349,555       $ 275,707     $ 213,606
Canada                                                              46,742          45,558        46,839
Europe                                                              33,762          23,594        24,468
Far East                                                            17,517          15,242        13,998
Middle East and other                                               13,859           4,219         2,665
                                                                 ---------------------------------------
  Total                                                          $ 461,435       $ 364,320     $ 301,576
========================================================================================================

Approximately 45%, 40% and 45% of the company's revenues in 1996, 1995 and 1994, respectively, were generated under contracts with the U.S. Government and its agencies or under subcontracts with the U.S. Government's prime contractors.

3/ INVESTMENTS IN AFFILIATES

ORBCOMM Partnerships

In 1993, the company's majority owned subsidiary, Orbital Communications Corporation ("OCC"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), an affiliate of Teleglobe Inc., formed a partnership, ORBCOMM Global, L.P. ("ORBCOMM Global"), for the design, development, construction, integration, testing and operation of a low-Earth orbit satellite communications system (the "ORBCOMM System"). OCC and





46 ----------- ORBITAL

Teleglobe Mobile are each 50% general partners in ORBCOMM Global. OCC and Teleglobe Mobile have contributed approximately $75,275,000 and $84,525,000, respectively, through December 31, 1996.

Additionally, OCC is a 2% general partner in ORBCOMM USA, L.P. ("ORBCOMM USA") and Teleglobe Mobile is a 2% general partner in ORBCOMM International Partners, L.P. ("ORBCOMM International"), two partnerships formed to market the ORBCOMM System. ORBCOMM Global is a 98% general partner in each of the two marketing partnerships.

Pursuant to the terms of the partnership agreements, (i) OCC and Teleglobe Mobile share equal responsibility for the operational and financial affairs of ORBCOMM Global; (ii) OCC controls the operational and financial affairs of ORBCOMM USA; and (iii) Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International. Since OCC is unable to control, but is able to exercise significant influence over, ORBCOMM Global's and ORBCOMM International's operating and financial policies, the company is accounting for its investments in ORBCOMM Global and ORBCOMM International using the equity method of accounting. Since OCC is able to control the operational and financial affairs of ORBCOMM USA, the company consolidates the accounts of ORBCOMM USA.

Orbital is the primary supplier of the communications satellites, launch vehicles and certain ground systems to ORBCOMM Global, and successfully launched the first two ORBCOMM System satellites in April 1995. During 1996, 1995 and 1994, Orbital recorded contract revenues on sales to ORBCOMM Global of approximately $47,215,000, $49,187,000 and $30,048,000, respectively, and eliminated as equity in earnings (losses) of affiliates 50% of its profits on those sales since ORBCOMM Global is capitalizing substantially all its purchases from Orbital. At December 31, 1996 and 1995, Orbital had approximately $3,400,000 and $8,900,000, respectively, in receivables from ORBCOMM Global. Additionally, since 1995 Orbital has provided certain administrative services to ORBCOMM Global, ORBCOMM USA and ORBCOMM International, such as facility space, utilities, administrative supplies and certain other administrative services. During 1996 and 1995, Orbital received payments of approximately $1,295,000 and $297,000, respectively, for such services.

At December 31, 1996, ORBCOMM Global had total assets, total liabilities and total partners' capital of $329,509,000, $191,568,000 and $137,941,000, respectively. ORBCOMM Global recorded approximately $421,000 in revenues and $19,480,000 in losses for the year ended December 31, 1996.

Based on its current assessment of the overall business prospects of the ORBCOMM partnerships and the ORBCOMM System, the company currently believes its investment in ORBCOMM Global is fully recoverable. If in the future, the ORBCOMM business is not successful, the company may be required to expense part or all of its investment.

Radarsat International Inc.

The company owns an approximate 25% equity interest in Radarsat International Inc. ("RSI"), a Canadian-based company specializing in satellite-based remote imaging. RSI successfully launched its first remote imaging satellite in November 1995 and began generating revenues in 1996. Orbital is accounting for its investment in RSI using the equity method of accounting.

EarthWatch, Incorporated

The company owns an approximate one percent equity interest in EarthWatch, Incorporated, a U.S.-based company developing high-resolution commercial satellite imaging services. Orbital accounts for this investment using the cost method of accounting.

4/ BUSINESS COMBINATIONS

Purchase Transactions

On August 11, 1994, the company acquired all the outstanding common stock of Fairchild Space and Defense Corporation ("Fairchild") from Matra Aerospace, Inc. (the "Fairchild Acquisition"). As a result of the Fairchild Acquisition, the company expanded its satellites, electronics and related product lines and technology and production capabilities.

The Fairchild Acquisition has been accounted for using the purchase method of accounting and, accordingly,





47 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

On April 6, 1994, the company acquired all the outstanding common shares of The PSC Communications Group Inc. ("PSC") from PSC's former shareholders. In October 1996, Orbital sold substantially all the assets of PSC for approximately $13,000,000, resulting in a gain of approximately $3,600,000.
The gain is included in revenues in the 1996 consolidated statement of earnings.

Pooling of Interests Transactions

On December 28, 1994, the company acquired all the outstanding common stock of Magellan Corporation ("Magellan") from Magellan's former shareholders in a tax-free merger (the "Magellan Acquisition"). As a result of the Magellan Acquisition, Orbital develops, manufactures, markets and sells global satellite-based navigation and communications access products for consumer and industrial markets worldwide.

The Magellan Acquisition was consummated by exchanging 2,640,441 shares of the company's Common Stock for all of Magellan's outstanding common stock. The company also granted 409,556 options to acquire Orbital Common Stock to Magellan employees who, at the date of the acquisition, held options to acquire Magellan common stock. The Magellan Acquisition is accounted for using the pooling of interests method of accounting and, accordingly, Orbital's historical consolidated financial statements have been restated to include Magellan's financial position, results of operations and cash flows. Merger expenses relating to the Magellan Acquisition of approximately $500,000 were charged to earnings during the three months ended December 31, 1994 and are included in acquisition expenses in the accompanying 1994 consolidated statement of earnings.

Prior to the acquisition, Magellan's financial results were prepared on a June 30 fiscal year basis. Orbital's consolidated financial statements for the year ended December 31, 1994 include Magellan's financial results for the twelve-month period ended December 31, 1994. The effect of recasting Magellan's year end for 1994 has been charged to Orbital's retained earnings as of January 1, 1994. The charge to retained earnings eliminated the effect of including Magellan's results of operations for the six-month period ended June 30, 1994 of $1,138,000 in Orbital's 1994 consolidated results of operations. Magellan's revenues for the same six-month period were approximately $18,500,000.

On November 17, 1995, the company acquired all the outstanding common shares of MacDonald, Dettwiler and Associates, Ltd. ("MDA") from MDA's former shareholders in a merger designed to be tax free to MDA's Canadian shareholders (the "MDA Acquisition"). As a result of the MDA Acquisition, Orbital is a leading supplier of commercial satellite imaging ground systems capable of handling all major optical and radar imaging satellites. Orbital also provides advanced space-qualified software, air traffic control systems and defense electronics products through MDA.

Pursuant to the terms of the MDA Acquisition, a newly established, wholly owned Canadian subsidiary of Orbital ("Acquisition Subsidiary") issued exchangeable shares (the "Exchangeable Shares") in exchange for all the issued and outstanding MDA common shares. The Exchangeable Shares have voting and economic rights with respect to Orbital identical to Orbital Common Stock and are exchangeable into Orbital Common Stock at the option of the holders. As part of the MDA Acquisition, Acquisition Subsidiary also issued 10,000 shares of Class B Preferred Stock to a financial advisor in satisfaction of a portion of the fees owed to that advisor. Additionally, Orbital issued one share of Series A Special Voting Preferred Stock to a voting trust to act as a voting trustee on behalf of the holders of the Exchangeable Shares. The Orbital Series A Special Voting Preferred Stock has voting rights, privileges and preferences required to secure the voting rights relating to the Orbital Common Stock granted for the benefit of the holders of the Exchangeable Shares.





48 ----------- ORBITAL

The MDA Acquisition was consummated by issuing 4,087,126 Exchangeable Shares for all of MDA's outstanding common shares. The company also granted 328,399 options to acquire Orbital Common Stock to MDA employees who, at the date of the acquisition, held options to acquire MDA common shares. The MDA Acquisition is accounted for using the pooling of interests method of accounting and, accordingly, Orbital's historical consolidated financial statements have been restated to include MDA's financial position, results of operations and cash flows. Merger expenses relating to the MDA Acquisition of approximately $3,400,000 were charged to earnings during the three months ended December 31, 1995 and are included in acquisition expenses in the accompanying 1995 consolidated statement of earnings.

Prior to the acquisition, MDA's financial results were prepared on a March 31 fiscal year basis. Orbital's restated financial statements for 1994 include MDA's historical financial results for its fiscal year ended March 31, 1995. Orbital's consolidated financial statements for the year ended December 31, 1995 include MDA's financial results for the twelve-month period ended December 31, 1995. The effect of recasting MDA's year end for 1995 has been charged to Orbital's retained earnings as of January 1, 1995. The charge to retained earnings eliminated the effect of including MDA's results of operations for the three-month period ended March 31, 1995 of $1,047,000 in Orbital's 1995 and 1994 consolidated results of operations. MDA's revenues for the same three-month period were approximately $20,634,000.

5/ SHORT-TERM INVESTMENTS

The following table sets forth the aggregate amortized cost, aggregate fair value and gross unrealized gains and losses for Orbital's short-term investments in debt securities:

                                                 December 31,
(In thousands)                             1996                1995
--------------------------------------------------------------------
Amortized cost                          $ 5,813             $ 19,645
Fair value                                5,827               19,713
Unrealized gains                             14                   70
Unrealized losses                            --                   (2)
--------------------------------------------------------------------

Orbital recognized net losses of approximately $261,000 on sales of short-term investments in 1995 and had no such losses in 1996. Debt securities (at fair value) with contractually scheduled maturities scheduled to mature in 1997 and through 2001 are in the amounts of $1,470,000 and $4,357,000, respectively. No securities mature after 2001.

6/ RECEIVABLES AND ACCRUED EXPENSES

The components of receivables are as follows:

                                                 December 31,
(In thousands)                            1996                 1995
--------------------------------------------------------------------
Billed and billable                   $  73,747            $  63,552
Recoverable costs and accrued
  profit not billed                      62,628               47,855
Retainages due upon contract
  completion                              9,767                7,724
Allowance for doubtful accounts          (1,368)                (773)
                                      ------------------------------
  Total                               $ 144,774            $ 118,358
====================================================================

Approximately 53% of recoverable costs and accrued profit not billed and retainages due upon contract completion at December 31, 1996 is due within one year and will be billed on the basis of contract terms and delivery schedules.

The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its government contracts, and therefore its receivables recorded pursuant to such contracts, are subject to extensive regulation and audit by the U.S. Defense Contract Audit Agency or by other appropriate agencies of the U.S. Government, which have the right to challenge Orbital's cost estimates or allocations with respect to any such contracts. Additionally, a substantial portion of the payments to the company under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. In the opinion of management, any adjustments likely to result from inquiries or audits of its contracts will not have a material adverse impact on the company's financial condition or results of operations.

At December 31, 1996 and 1995, $33,690,000 and $26,470,000, respectively, were receivable from non-U.S. customers. The company enters into forward exchange contracts to hedge against foreign currency fluctuations





49 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

on certain receivables and payables denominated in such foreign currencies. Accordingly, Orbital is subject to off-balance sheet market risk for the possibility that future changes in market prices may make the forward exchange contracts less valuable. The following table summarizes outstanding foreign exchange contracts at December 31, 1996 to (purchase) sell foreign currencies, along with current market values:

(U.S. dollars, in thousands)
-------------------------------------------------------------------------------------
       Foreign                Currency                       Current       Unrealized
      Currency                 Hedged        Contract         Market          Gain
       Hedged                  Against        Amount          Value          (Loss)
-------------------------------------------------------------------------------------
Belgian Francs                   CD          $ 3,043         $ 2,885         $ 158
Belgian Francs                   PS                2               2            --
Italian Lira                     CD              (23)            (22)           (1)
ECU                              CD           10,484           9,638           846
ECU                              PS              678             619            59
French Francs                    CD              (50)            (45)           (5)
Pounds Sterling                  CD             (410)           (409)           (1)
Japanese Yen                     CD              365             329            36
Malaysian Riggits                CD            8,038           8,168          (130)
Norwegian Kroner                 CD            1,127           1,082            45
U.S. Dollars                     CD            6,068           6,168           100
-------------------------------------------------------------------------------------
CD = Canadian Dollars         PS = Pounds Sterling
-------------------------------------------------------------------------------------

Accrued expenses consist of the following:

                                                 December 31,
(In thousands)                             1996                1995
--------------------------------------------------------------------
Payroll, payroll taxes and
  fringe benefits                      $ 20,375            $  17,856
Payable to subcontractors                 8,660               11,552
Accrued contract costs                    2,027                9,787
Other accrued expenses                    1,310                2,279
                                       -----------------------------
  Total                                $ 32,372             $ 41,474
====================================================================


7/ PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                  December 31,
(In thousands)                             1996                 1995
--------------------------------------------------------------------
Land                                  $   1,422             $  1,422
Buildings and leasehold
  improvements                           21,239               17,455
Machinery and equipment                 116,270               90,061
Equipment under construction             21,572               28,301
Software and technical drawings          10,331                7,340
Accumulated depreciation and
  amortization                          (68,161)             (53,067)
                                     -------------------------------
  Total                               $ 102,673             $ 91,512
====================================================================

Interest expense of approximately $7,300,000, $5,700,000 and $5,500,000 was capitalized during 1996, 1995 and 1994, respectively, as part of the historical cost of equipment under construction, satellite systems under construction and investments in affiliates.

8/ SATELLITE SYSTEMS

Orbital and Orbital Imaging Corporation ("ORBIMAGE"), a wholly owned subsidiary of the company, have constructed or are in the process of constructing several of their own satellite systems that provide or will provide high-resolution imaging, multi-spectral imaging and other Earth observation services to commercial and government customers. Generally, the company does not begin construction of a specific project until financing has been arranged or a customer has committed to purchase future imaging services generated by or provided from specific satellite systems. Orbital expenses the costs of developing and constructing these systems until such time that the technological and economic feasibility have been established. Once established, Orbital capitalizes remaining construction costs, net of non-refundable payments received from customers. Any refundable advance payments for imagery received from customers are deferred until such time as the imagery is delivered. At December 31, 1996 and 1995, Orbital had capitalized approximately $26,562,000 and $14,910,000, respectively, relating to various imaging satellite systems that are either operating or under construction.

9/ SHORT-TERM BORROWINGS

The company has a revolving credit facility that provides for total borrowings from an international syndicate of six banks of up to $65,000,000, subject to a defined borrowing base composed of certain receivables. At December 31, 1996 and 1995, approximately $8,000,000 and $3,000,000, respectively, of borrowings were outstanding against an available facility limit of approximately $35,700,000 and $23,500,000, respectively. The interest rate charged under the facility is a variable rate based on the prime rate, the Federal Funds rate or adjusted LIBOR. As of December 31, 1996, the interest rate on outstanding borrowings under this facility was approximately 7.5%. Borrowings are secured by receivables and certain other assets. The facility prohibits the payment of cash dividends and contains certain covenants with respect to the





50 ----------- ORBITAL
company's working capital, fixed charge ratio, leverage ratio and tangible net worth, and expires in September 1997.

In September 1995, Orbital entered into a $7,000,000 unsecured demand line of credit with an international bank, which was expanded to $25,000,000 in 1996. The line is repayable upon demand and bears interest at the prime rate or LIBOR. At December 31, 1996, the interest rate on outstanding borrowings under this line of credit was approximately 6%. At December 31, 1996, approximately $17,500,000 of borrowings were outstanding against this line of credit. There were no such borrowings outstanding at December 31, 1995.

The company increased another line of credit with a domestic bank to $10,000,000 during 1996, subject to a defined borrowing base. At December 31, 1996 and 1995, $5,700,000 and $2,000,000, respectively, was outstanding against an available facility limit of $6,110,000 and $3,000,000, respectively. The interest rate on outstanding borrowings was approximately 8.25% at December 31, 1996. The facility is secured by substantially all the assets of Magellan and contains certain covenants with respect to Magellan's working capital, profitability, leverage ratio and tangible net worth.

10/ LONG-TERM OBLIGATIONS

The following sets forth the company's long-term obligations, excluding capital lease obligations (See Note 11):

                                                             December 31,
(In thousands)                                         1996                1995
--------------------------------------------------------------------------------
7.00% Secured Note, principal and
     interest due monthly through
     December 1998                                  $  1,275            $  1,876
7.74-9.35% Secured Notes, principal
     and interest due monthly through
     September 1997-October 1999                      12,554              17,816
8.95% Secured Bank Note, principal
     and interest due monthly through
     September 1999                                    2,284               2,310
5.16% Secured Bank Notes, principal
     and interest due monthly through
     August 2003                                       1,631               4,340
11.5% Unsecured Note, interest due
     semi-annually, principal due June 2001           20,000              20,000
6.75% Convertible Subordinated
     Debentures, interest due semi-
     annually, principal due 2003                         --              56,000
                                                    ----------------------------
                                                      37,744             102,342
Less current portion                                  (6,115)             (6,084)
                                                    ----------------------------
     Total                                          $ 31,629            $ 96,258
================================================================================

The 7.00% secured note is collateralized by certain equipment located at the company's Pomona, California facility. The 7.74-9.35% secured notes are collateralized by certain equipment located at the company's Germantown, Maryland facility. The 8.95% secured bank note was collateralized by the company's satellite integration and test facility located in Dulles, Virginia. The company chose to repay this note in February 1997.

The company has two secured bank borrowing agreements, totaling approximately $44,000,000, of which $19,400,000 was available at December 31, 1996. The secured bank notes, pursuant to an intercreditor agreement between two international banks, provide for borrowings at a variable rate (5.16% at December 31, 1996), and are collateralized by MDA's receivables, inventory and certain other assets.

Orbital amended its 11.5% unsecured note during the third quarter of 1996 to facilitate compliance with





51 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

certain financial covenants as well as to permit the completion of the ORBCOMM Global debt financing (see below). In connection with this amendment, the interest rate on the note increased from 10.5% to 11.5% effective July 1, 1996. The unsecured note contains certain covenants with respect to fixed charge ratio, leverage ratio and tangible net worth, and includes certain cross-default provisions.

On August 14, 1996, the company completed the redemption of the remaining $55,880,000 outstanding principal amount of its 6.75% Convertible Subordinated Debentures due 2003 (the "Debentures"). Pursuant to the terms of the indenture governing the Debentures, the holders had the option of redeeming their holdings for cash or converting their holdings into Orbital Common Stock at a predetermined conversion rate. The company entered into a standby underwriting agreement with an investment bank whereby the investment bank agreed, subject to customary conditions, to purchase from the company shares of its Common Stock in an amount to provide sufficient proceeds to the company to satisfy any redemptions by the holders of the Debentures. As a result of the conversion by the holders and the standby arrangement, the remaining outstanding principal amount of the Debentures was converted into 3,887,304 shares of Common Stock.

On August 7, 1996, ORBCOMM Global issued $170,000,000 senior unsecured notes due 2004 (the "ORBCOMM Notes") to institutional investors. The ORBCOMM Notes bear interest at a fixed rate of 14% and provide for noteholder participation in future ORBCOMM Global service revenues. The ORBCOMM Notes are fully and unconditionally guaranteed on a joint and several basis by OCC and by Teleglobe Mobile; the guarantee is non-recourse to Orbital.

The fair value of Orbital's long-term obligations at December 31, 1996 and 1995 is estimated at approximately $38,521,000 and $106,000,000, respectively, based on quoted market prices or on current rates offered for debt of similar remaining maturities. Scheduled maturities of long-term debt for 1997, 1998, 1999, 2000 and 2001 are $6,115,000, $5,349,000, $12,329,000, $7,024,000 and
$6,927,000, respectively.

11/LEASE COMMITMENTS

Aggregate minimum rental commitments under non-cancelable operating and capital leases (primarily for office space and equipment) at December 31, 1996 are as follows:

(In thousands)                           Operating        Capital
-----------------------------------------------------------------
1997                                     $ 10,378        $  1,377
1998                                        9,611           1,075
1999                                        9,091             520
2000                                        8,942              --
2001                                        8,334              --
2002 and thereafter                        32,775              --
                                         --------        --------
                                         $ 79,131        $  2,972
                                         ========
Less: Interest at 10%                                        (321)
Less: Current portion                                      (1,204)
                                                         --------
    Total                                                $  1,447
=================================================================

Rent expense under operating leases for 1996, 1995 and 1994 was $12,300,000, $11,215,000 and $10,624,000, respectively.

12/ INCOME TAXES

The provisions (benefit) for income taxes consist of the following:

                                                     Years Ended December 31,
(In thousands)                                 1996            1995            1994
------------------------------------------------------------------------------------
CURRENT PROVISION:
  Federal                                   $     --        $     33         $   563
  Foreign                                      1,831           1,180             756
  State                                           --              --             732
DEFERRED PROVISION:
  Federal                                   $     --        $   (356)        $   342
  Foreign                                         --          (2,159)            (93)
  State                                           --              --             444
                                            ----------------------------------------
    Total                                   $  1,831        $ (1,302)       $  2,744
====================================================================================





52 ----------- ORBITAL

The income tax provisions (benefit) are different from those computed using the statutory U.S. Federal income tax rate as set forth below:

                                                     Years Ended December 31,
                                               1996            1995            1994
-------------------------------------------------------------------------------------
U.S. Federal statutory rate                     35.0%          (34.0)%          34.0%
Tax-exempt interest                             (0.6)          (13.7)           (5.7)
Intangible amortization                         13.2            50.3             9.2
U.S. Federal tax credits                          --              --            (7.2)
State income taxes, net
  of Federal benefits                             --              --             2.3
Foreign sales corporation                         --              --            (1.3)
Foreign income taxes, net                      (12.9)          (53.1)           (1.4)
Disqualifying stock sales                       (3.2)          (16.0)             --
Change in valuation allowance                  (15.0)             --              --
Other, net                                      (6.2)            1.1            (3.4)
                                             ----------------------------------------
  Effective Rate                                10.3%          (65.4)%          26.5%
=====================================================================================

The tax effects of significant temporary differences are as follows:

                                                  December 31,
(In thousands)                              1996                1995
----------------------------------------------------------------------
TAX ASSETS:
  Non-deductible financial
    statement accruals                   $ 30,003             $ 31,829
  Federal net operating loss
    carryforward                           47,823               40,850
  Intangible assets                         6,865                6,865
  Federal and foreign tax credit
    carryforward                           13,707               16,342
                                         -----------------------------
                                           98,398               95,886
  Valuation allowance                     (57,233)             (65,041)
                                         -----------------------------
    Tax assets, net                      $ 41,165             $ 30,845
                                         =============================

TAX LIABILITIES:
  Percentage of completion accounting    $  3,349             $  2,555
  Excess tax depreciation                   5,280                7,198
  Excess deductions for tax reporting
    purposes                               29,479               18,132
                                         -----------------------------
    Tax liabilities                      $ 38,108             $ 27,885
======================================================================

The company established deferred tax assets in connection with its 1994 Fairchild Acquisition (See Note 4) of $35,446,000, and deferred tax liabilities of $2,337,000. The company also established a valuation allowance of approximately $33,109,000 against certain deferred tax assets acquired in connection with the Fairchild Acquisition.

In 1996 and 1994, approximately 56.6% and 27.9%, respectively, of the company's income before provision for income taxes and cumulative effect of an accounting change was generated from foreign sources. In 1995, approximately $2,100,000 of income before benefit for income taxes and cumulative effect of an accounting change was generated from foreign sources. The company had Federal net operating loss and tax credit carryforwards of approximately $120,000,000 and $3,000,000, respectively, at December 31, 1996 that may be utilized through the year 2012, subject to certain annual limitations and other restrictions, of which portions expire beginning in 2001.

13/ COMMON STOCK AND STOCK OPTIONS

In 1996 and 1995, the company issued and sold 1,200,000 and 2,000,000 shares, respectively, of its Common Stock in private placements to various offshore investors, receiving net proceeds of approximately $20,300,000 and $32,400,000, respectively.

The company's 1990 Stock Option Plan (the "1990 Plan") provides for grants of either incentive or non-qualified stock options to officers, employee directors and general employees of the company and its subsidiaries. Under the terms of the 1990 Plan, incentive stock options may not be granted at less than 100% of the fair market value of the company's Common Stock at the date of grant, and non-qualified options may not be granted at less than 85% of the fair market value of the company's Common Stock at the date of grant. Each option under the 1990 Plan vests at a rate set forth by the Board of Directors in each individual option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date. The 1990 Plan currently provides for the granting of up to 2,975,000 shares of the company's Common Stock. The company also maintains a plan that provides solely for automatic grants of non-qualified stock options to eligible non-employee directors of the company.

In January 1997, Orbital's Board of Directors approved the company's 1997 Stock Option and Incentive Plan (the "1997 Plan"), subject to stockholder approval. The 1997 Plan will provide for an additional 1,600,000 shares of the company's Common Stock to be available for grants of options and restricted stock to officers,





53 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

directors, employees and consultants to the company. Incentive and non-qualified stock options must be granted with an exercise price not less than 100% of the stock's fair market value at the date of grant.

OCC adopted a stock option plan in 1992 (the "ORBCOMM Plan"). The ORBCOMM Plan provides for grants of incentive and non-qualified stock options to purchase OCC common stock to officers and employees of ORBCOMM Global and the company. Under the terms of the ORBCOMM Plan, incentive stock options may not be granted at less than 100% of the fair market value, and non-qualified options may not be granted at less than 85% of the fair market value, of OCC common stock at the date of grant as determined by a committee consisting of two OCC Board members and two members appointed by Teleglobe Mobile. The options vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-fourth increments over a four-year period. Certain provisions of the ORBCOMM Plan require OCC to repurchase, with cash or promissory notes, the common stock acquired pursuant to the options. The cash repurchase amount is restricted by the terms of the ORBCOMM Notes to an amount not to exceed $1,000,000 in any one year. During 1996, OCC repurchased 47,760 shares of OCC common stock acquired by current and former employees pursuant to OCC option exercises.

The following tables summarize information regarding options under the company's stock option plans (including option plans assumed by the company as a result of the Magellan and MDA acquisitions) and the ORBCOMM Plan for the last three years:

Orbital Options

                                                                                 Weighted
                                        Number of          Option Price           Average           Outstanding
                                          Shares            Per Share         Exercise Price      and Exercisable
-----------------------------------------------------------------------------------------------------------------
OUTSTANDING AT
  DECEMBER 31, 1993                    1,324,198        $  1.82 - $ 20.00         $  9.92              558,422
     Granted                             978,560        $  3.51 - $ 22.00         $ 17.63
     Exercised                          (107,387)       $  3.51 - $ 15.30         $ 12.72
     Cancelled/Expired                   (78,476)       $ 10.20 - $ 22.00         $ 19.28
                                       ----------
OUTSTANDING AT
  DECEMBER 31, 1994                    2,116,895        $  1.82 - $ 22.00         $ 13.02              997,981
     Granted                             553,966        $  7.47 - $ 18.81         $ 16.97
     Exercised                          (300,011)       $  3.51 - $ 15.30         $  6.29
     Cancelled/Expired                  (130,325)       $  3.51 - $ 22.00         $ 20.39
                                       ----------
OUTSTANDING AT
  DECEMBER 31, 1995                    2,240,525        $  1.82 - $ 22.00         $ 14.16            1,133,713
     Granted                           1,372,000        $ 12.25 - $ 17.63         $ 13.26
     Exercised                          (298,916)       $  1.82 - $ 17.75         $  7.20
     Cancelled/Expired                  (588,399)       $  3.51 - $ 22.00         $ 20.23
                                       ----------
OUTSTANDING AT
  DECEMBER 31, 1996                    2,725,210        $  1.82 - $ 22.00         $ 13.10            1,324,316
=================================================================================================================


                                        Options Outstanding                                      Options Exercisable
                      --------------------------------------------------------   ---------------------------------------------------
                          Number         Weighted Average                              Number
     Range of           Outstanding          Remaining        Weighted Average       Exercisable                 Weighted Average
  Exercise Prices    at Dec. 31, 1996    Contractual Life      Exercise Price     at Dec. 31, 1996                Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
 $  1.82 - $ 12.25       939,144            6.2 years            $  9.71              491,976                        $  8.55
 $ 12.96 - $ 13.71     1,018,164            7.8 years            $ 13.52              433,576                        $ 13.54
 $ 13.75 - $ 22.00       767,902            7.1 years            $ 16.71              398,764                        $ 16.57
                       ---------                                                    ---------
 $  1.82 - $ 22.00     2,725,210            7.1 years            $ 13.10            1,324,316                        $ 12.60
====================================================================================================================================





54 ----------- ORBITAL

OCC Options

                                                                                 Weighted
                                        Number of          Option Price          Average           Outstanding
                                          Shares            Per Share         Exercise Price      and Exercisable
-----------------------------------------------------------------------------------------------------------------
OUTSTANDING AT
  DECEMBER 31, 1993                      496,274         $ 1.50 - $ 12.50         $  3.81              184,966
     Granted                             118,650         $ 5.25 - $ 12.50         $ 13.42
     Exercised                            (4,186)        $ 1.50 - $  4.00         $  1.76
     Cancelled/Expired                   (11,664)        $ 1.50 - $ 13.00         $  8.17
                                       ----------
OUTSTANDING AT
  DECEMBER 31, 1994                      599,074         $ 1.50 - $ 14.00         $  5.64              298,657
     Granted                                  --               N/A                    N/A
     Exercised                            (8,936)        $ 1.50 - $ 13.00         $  3.87
     Cancelled/Expired                   (44,238)        $ 1.50 - $ 13.00         $  6.74
                                       ----------
OUTSTANDING AT
  DECEMBER 31, 1995                      545,900        $  1.50 - $ 14.00         $  5.56              411,086
     Granted                             154,500        $ 17.00 - $ 25.00         $ 20.50
     Exercised                           (67,270)       $  1.50 - $ 13.00         $  2.43
     Cancelled/Expired                   (34,300)       $  1.50 - $ 17.00         $ 13.81
                                       ----------
OUTSTANDING AT
  DECEMBER 31, 1996                      598,830        $  1.50 - $ 25.00         $  9.40              393,903
=================================================================================================================


                                        Options Outstanding                                     Options Exercisable
                      --------------------------------------------------------    --------------------------------------------------
                          Number         Weighted Average                              Number
     Range of           Outstanding          Remaining        Weighted Average       Exercisable                 Weighted Average
  Exercise Prices    at Dec. 31, 1996    Contractual Life      Exercise Price     at Dec. 31, 1996                Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
 $  1.50 - $  4.00       283,040            5.8 years            $  2.37               283,040                      $  2.37
 $  5.25 - $ 17.00       248,290            7.5 years            $ 13.18               110,863                      $ 11.33
 $ 25.00 - $ 25.00        67,500            9.3 years            $ 25.00                     0                          N/A
                     -----------                                                    ----------
 $  1.50 - $ 25.00       598,830            6.9 years            $  9.40               393,903                      $  4.89
====================================================================================================================================


During 1996, Magellan and ORBIMAGE each adopted a 1996 Stock Option Plan (the "Magellan Plan" and the "ORBIMAGE Plan," respectively) pursuant to which incentive or non-qualified options to purchase up to 7,000,000 shares of Magellan common stock and 2,800,000 shares of ORBIMAGE common stock may be granted to Magellan and Orbital employees, consultants or advisors in the case of the Magellan Plan, and ORBIMAGE and Orbital employees, consultants or advisors in the case of the ORBIMAGE Plan. Under both plans, stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of grant, as determined by the respective Boards of Directors and approved by Orbital's Audit and Finance Committee. The Magellan and ORBIMAGE options generally vest incrementally over a three-year period.

During 1996, Magellan granted 6,915,900 options pursuant to the Magellan Plan at $1.10 per share, the fair market value at the date of grant of Magellan common stock. Of these grants, 322,300 were cancelled in 1996, and 667,539 options are exercisable at December 31, 1996. Certain provisions of the Magellan Plan require Magellan to repurchase the common stock acquired pursuant to the options. Also during 1996, ORBIMAGE granted 1,408,000 options pursuant to the ORBIMAGE Plan at $3.60 per share, the fair market value at the date of grant of ORBIMAGE common stock. Of these grants, 352,000 are exercisable at December 31, 1996. The weighted average remaining contractual life of outstanding options was approximately ten years for each of the Magellan and ORBIMAGE Plans at December 31, 1996.





55 ----------- ORBITAL

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS


                Additional                         Expected                                Average          Weighted Average
                  Shares                           Dividend            Risk-Free         Expected Life         Fair Value
                Available       Volatility          Yield            Interest Rate         (In Years)           Per Share
              -------------    -------------  ----------------      ---------------      -------------      ----------------
              Dec. 31, 1996    1996     1995   1996       1995       1996     1995       1996     1995      1996       1995
------------------------------------------------------------------------------------------------------------------------------
Orbital Plans     231,955       56%     58%     0%         0%        5.3%     7.0%       4.5       4.5    $ 13.26    $ 16.97
ORBCOMM Plan       20,778       30%     N/A     0%         0%        5.6%      N/A       4.5       N/A      20.50        N/A
Magellan Plan     406,400       30%     N/A     0%         0%        6.4%      N/A       4.5       N/A       1.10        N/A
ORBIMAGE Plan   1,392,000       30%     N/A     0%         0%        5.8%      N/A       4.5       N/A       3.60        N/A
==============================================================================================================================


14/ STOCK-BASED COMPENSATION

On January 1, 1996, the company adopted SFAS 123. The company uses the Black-Scholes option pricing model to determine the pro forma impact to the company's net income and earnings per share. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted average fair value per share of stock options granted. This information and the assumptions used for 1996 and 1995 for all option plans is summarized as follows.

The company recorded compensation expense of approximately $300,000, $55,000 and $234,000 related to the various option plans for the years ended December 31, 1996, 1995 and 1994, respectively. Had the company determined compensation expense based on the fair value at the grant date for stock options in accordance with the alternative method prescribed by SFAS 123, the company's net income, and primary and fully diluted earnings per share, would have been $7,202,000, $0.25 and $0.25, respectively, for the year ended December 31, 1996, while net loss and primary and fully diluted loss per share would have been $6,773,000, $0.26 and $0.26, respectively, for the year ended December 31, 1995. Pro forma net income reflects only options granted in 1996 and 1995 and, therefore, may not be representative of the effects for future periods.

During 1996, the company issued 150,000 stock appreciation rights that vest over a three-year period. Payment is dependent on appreciation of the company's Common Stock over the vesting period. The company recorded approximately $175,000 in compensation expense during 1996 for this issuance.

15/ SUPPLEMENTAL DISCLOSURES

Defined Contribution Plans

At December 31, 1996, the company had four defined contribution plans (the "Plans") in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all full-time employees are eligible for participation in the Plan applicable to their location. Company contributions to the Plans are made based on certain plan provisions and at the discretion of the Board of Directors, and were approximately $5,818,000, $5,015,000 and $2,991,000 during 1996, 1995 and 1994, respectively. Total company contributions to foreign defined contribution plans during 1996, 1995 and 1994 were $1,279,000, $1,518,000 and $1,436,000, respectively.

Cash Flows

Cash payments for interest and income taxes were as follows:

                                           Years Ended December 31,
(In thousands)                        1996           1995           1994
--------------------------------------------------------------------------
Interest paid                      $ 10,860        $ 9,906        $ 11,831
Income taxes paid,
  net of refunds                      1,327          1,339           2,447
==========================================================================

The company paid approximately $40,800,000 in cash and issued Common Stock with a fair value of approximately $31,000,000 in connection with the 1994 Fairchild Acquisition in return for approximately $95,000,000 in assets, and the company assumed or established liabilities of approximately $23,200,000.





56 ----------- ORBITAL

Summary Selected Quarterly Financial Data (Unaudited)

The following is a summary of selected quarterly financial data for the years ended December 31, 1996, 1995 and 1994:


(In thousands,                                      Quarter Ended
except share data)               Mar. 31        June 30       Sept. 30        Dec. 31
-------------------------------------------------------------------------------------
1996
Revenues                       $ 104,894      $ 116,512      $ 119,571      $ 120,458
Income from operations             5,872          7,324          7,124          3,522
Net income                         3,128          3,839          4,456          4,484
Earnings per share,
     primary                        0.12           0.14           0.15           0.14
     fully diluted                  0.12           0.14           0.15           0.14

1995
Revenues                       $  88,975      $  81,766      $  95,817      $  97,762
Income (loss) from
  operations                       4,614           (972)         3,683         (6,179)
Net income (loss) before
  cumulative effect of
  accounting change                3,015         (1,626)         1,757         (3,837)
Earnings (loss) per share
     primary                       (0.05)         (0.07)          0.06          (0.14)
     fully diluted                 (0.05)         (0.07)          0.06          (0.14)

1994
Revenues                       $  70,266      $  68,778      $  76,832      $  85,700
Income from operations             3,517            908          3,496          3,992
Net income                         2,729          1,020          1,681          2,187
Earnings per share
     primary                        0.12           0.05           0.07           0.09
     fully diluted                  0.10           0.04           0.07           0.09
-------------------------------------------------------------------------------------





57 ----------- ORBITAL

BOARD OF
DIRECTORS

FRED C. ALCORN
- President, Alcorn Oil & Gas Company
- Former Director, Space Foundation

KELLY H. BURKE
- Chairman, Stafford, Burke and Hecker
- Retired Lt. General, U.S. Air Force
- Former Advisor, White House Science Office and National Academy of Sciences

BRUCE W. FERGUSON
- Orbital Co-Founder
- Executive Vice President and General Manager/Communications and Information Services Group

DANIEL J. FINK
- President, D.J. Fink Associates, Inc.
- Former Senior Vice President, General Electric Company
- Former Chairman, NASA Advisory Council

LENNARD A. FISK
- Department Chairman and Professor, University of Michigan
- Former Associate Administrator, NASA

JACK L. KERREBROCK
- Professor, M.I.T.
- Former Associate Administrator, NASA
- Former Member, National Commission on Space

DOUGLAS S. LUKE
- President, WLD Enterprises, Inc.
- Former Managing Director, Rothschild, Inc.

JOHN L. McLUCAS
- Former Secretary, U.S. Air Force
- Former Administrator, FAA
- Former Executive Vice President, COMSAT Corporation

JANICE OBUCHOWSKI
- Executive Vice President and Co-Founder, NextWave TeleCom, Inc.
- President, Freedom Technologies, Incorporated
- Former Administrator, National Telecommunications and Information Agency

FRANK L. SALIZZONI
- President and Chief Executive Officer, H&R Block, Inc.
- Former President and Chief Operating Officer, USAir, Inc. and USAir
  Group, Inc.

HARRISON H. SCHMITT
- Business and Technical Consultant
- Former U.S. Senator, New Mexico
- Former Apollo Astronaut, NASA

DAVID W. THOMPSON
- Orbital Co-Founder
- Chairman, President and Chief Executive Officer

JAMES R. THOMPSON
- Executive Vice President and General Manager/Launch Systems Group
- Former Deputy Administrator, NASA

SCOTT L. WEBSTER
- Orbital Co-Founder
- Senior Vice President/Special Projects





58 ----------- ORBITAL