Form 10-K, Exhibit 13
period 1997-12-31
ORBITAL SCIENCES CORP /DE/
filed 1998-03-26
CIK 820736

                                                                    Exhibit 13.1

FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA                                         32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          33

INDEPENDENT AUDITORS' REPORT                                                 41

CONSOLIDATED STATEMENTS OF EARNINGS                                          42

CONSOLIDATED BALANCE SHEETS                                                  43

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                              44

CONSOLIDATED STATEMENTS OF CASH FLOWS                                        45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                   46


MARKET INFORMATION

The Company's Common Stock is traded on the Nasdaq National Market under the symbol ORBI. The range of high and low sales prices of Orbital Common Stock for 1995 through 1997, as reported on the Nasdaq National Market, was as follows:

1997               HIGH         LOW
---------------------------------------
4th Quarter        $30 3/4      $21
3rd Quarter        $25          $15 7/8
2nd Quarter        $18          $12 3/4
1st Quarter        $19 1/4      $13 3/4

1996               HIGH         LOW
---------------------------------------
4th Quarter        $21 7/8      $16 1/4
3rd Quarter        $20          $16 3/8
2nd Quarter        $19 7/8      $13
1st Quarter        $16 1/8      $11 3/4

1995               HIGH         LOW
---------------------------------------
4th Quarter        $16 5/8      $12 3/16
3rd Quarter        $19 1/4      $16
2nd Quarter        $22          $15 1/2
1st Quarter        $20 1/2      $16 1/2

DIVIDENDS

Orbital has never paid any cash dividends on its Common Stock. The Company presently intends to retain future earnings for working capital and product development and therefore does not anticipate paying cash dividends on the Common Stock at any time in the foreseeable future. In addition, the Company is prohibited from paying cash dividends under an existing credit facility.


                                                                      Orbital 31

SELECTED CONSOLIDATED
FINANCIAL DATA

                                                                                  YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                 1997         1996         1995        1994           1993
------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA:
    Revenues                                                $  605,975     $  461,435   $  364,320    $  301,576    $  300,184
    Costs of goods sold                                        456,772        336,261      268,016       216,417       228,289
                                                           -------------------------------------------------------------------
    Gross profit                                               149,203        125,174       96,304        85,159        71,895
    Research and development expenses                           26,355         22,179       28,512        17,259        19,703
    Selling, general and administrative expenses                89,502         76,019       63,427        53,165        38,270
    Amortization of excess of purchase price
         over net assets acquired                                3,852          3,134        3,221         2,360         1,634
                                                           -------------------------------------------------------------------
    Income from operations                                      29,494         23,842        1,144        12,375        12,288
    Net investment income (expense)                              1,475         (1,123)         639          (244)          (44)
    Equity in earnings (losses of affiliates                   (26,034)        (6,454)        (759)       (1,264)       (2,436)
    Non-controlling interests in (earnings) losses of
         consolidated subsidiaries                               2,638          1,473          427            --            --
    Gain on sale of subsidiary stock                            21,810             --           --            --            --
    Acquisition expenses                                        (4,343)            --       (3,441)         (503)           --
                                                           -------------------------------------------------------------------
    Income (loss) before provision (benefit) for income
         taxes and cumulative effect of accounting change       25,040         17,738       (1,990)       10,364         9,808
    Provision (benefit) for income taxes                         2,035          1,831       (1,302)        2,744         2,403
                                                           -------------------------------------------------------------------
    Income (loss) before cumulative effect of
         accounting change                                      23,005         15,907         (688)        7,620         7,405
    Cumulative effect of accounting change, net of taxes            --             --       (4,160)           --           200
                                                           -------------------------------------------------------------------
    Net income (loss)                                           $23,005     $   15,907   $   (4,848)   $    7,620    $    7,605
                                                           ===================================================================
NET INCOME (LOSS) PER COMMON SHARE (1):
    Income (loss) before cumulative effect of
         accounting change                                  $     0.71     $     0.55   $    (0.03)   $     0.33    $     0.40
    Cumulative effect of accounting change                          --             --        (0.16)           --          0.01
                                                           -------------------------------------------------------------------
                                                            $     0.71     $     0.55   $    (0.19)   $     0.33    $     0.41
                                                           ===================================================================
    Shares used in computing net income (loss)
       per common share                                     32,283,138     29,137,361   26,207,746    23,191,553    18,728,980
                                                           ===================================================================

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION (2):
    Income (loss) before cumulative effect of
         accounting change                                  $     0.69     $     0.55   $    (0.03)   $     0.32    $     0.36
    Cumulative effect of accounting change                          --             --        (0.16)           --          0.01
                                                           -------------------------------------------------------------------
                                                            $     0.69     $     0.55   $    (0.19)   $     0.32         $0.37
                                                           ===================================================================
     Shares used in computing net income (loss)
         per common share, assuming dilution                33,980,747     31,616,119   30,103,858    27,309,336    22,343,402
                                                           ===================================================================

BALANCE SHEET DATA:
    Cash and cash equivalents and short-term investments    $   15,126     $   32,686   $   35,030    $   40,345    $   85,347
    Net working capital                                         52,499         83,673       87,553        57,449        92,036
    Total assets                                               771,639        500,770      466,908       441,042       367,979
    Short-term borrowings                                       29,317         38,519       11,907        28,977        15,793
    Long-term obligations, net                                 198,394         33,076       96,990        86,068        73,165
    Stockholders' equity                                       355,101        330,502      238,908       206,943       169,389
                                                           -------------------------------------------------------------------

(1) Net income (loss) per common share is calculated using the weighted average number of shares outstanding during the periods.

(2) Net income (loss) per common share, assuming dilution, is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods, plus the effect of an assumed conversion of the company's convertible subordinated notes.





Orbital     32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

With the exception of historical information, the matters discussed below under the headings "Recent Developments," "Results of Operations" and "Liquidity and Capital Resources" and in the report to stockholders include forward-looking statements that involve risks and uncertainties, many of which are beyond the company's control. The company wishes to caution readers that a number of important factors, including those identified in the section "Outlook: Issues and Uncertainties," may affect the company's actual results and cause actual results to differ materially from those in any forward-looking statement. References herein to "Orbital" or the "company" include Orbital Sciences Corporation and its subsidiaries.

The company's products and services are grouped into three business sectors:
Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services. Space and Ground Infrastructure Systems include launch vehicles, satellites, electronics and sensor systems, and satellite ground systems. The company's Satellite Access Products sector consists of recreational, professional and automotive satellite-based navigation products, satellite communications products and transportation management systems. The company's Satellite Services sector includes satellite-based two-way mobile data communications services and satellite-based imagery services.

A significant portion of the company's space and ground infrastructure systems revenues are generated under long-term contracts with various agencies of the U.S. government, various foreign governments and commercial customers. Orbital recognizes revenues on long-term contracts using the percentage-of-completion method of accounting, under which revenues and profits are recognized based on actual costs incurred in relation to total estimated costs to complete the contract or specific delivery terms and conditions. To the extent that estimated costs of completion are adjusted, revenue recognized from a particular contract will be affected in the period of the adjustment.

The company is accounting for its investments in ORBCOMM Global, L.P. ("ORBCOMM") and in Orbital Imaging Corporation ("ORBIMAGE") using the equity method of accounting. In accordance with the equity method of accounting, Orbital recognizes 100% of the revenues earned and costs incurred on sales of products and services to these entities. The company also recognizes as equity in earnings (losses) of affiliates its proportionate share of ORBCOMM's and ORBIMAGE's profits and losses. ORBCOMM and ORBIMAGE are currently capitalizing substantially all system construction costs, including amounts paid to Orbital. To the extent ORBCOMM and ORBIMAGE capitalize their purchases from Orbital, the company eliminates as equity in earnings (losses) of affiliates approximately 50% and 75% (the company's equity ownership in ORBCOMM and ORBIMAGE in 1997, respectively) of its profits and losses from sales to ORBCOMM and ORBIMAGE, respectively. Orbital controls, and therefore consolidates the accounts of, ORBCOMM USA, L.P., a partnership that markets ORBCOMM system services in the United States.

RECENT DEVELOPMENTS

Orbital's majority owned subsidiary, Magellan Corporation, merged with Ashtech Inc. ("Ashtech") (the combined company is hereinafter referred to as "Magellan") in December 1997. To effect the merger, Orbital paid former Ashtech security holders approximately $52,800,000, consisting of $25,000,000 in cash and approximately 23,954,000 shares of Magellan common stock. Orbital now owns a controlling interest of approximately 66% of Magellan. Orbital recognized a gain of approximately $21,810,000 on the issuance of Magellan common stock.

The company acquired substantially all the assets, including all the stock of certain subsidiaries, and certain liabilities relating to the satellite manufacturing and communications services businesses of CTA Incorporated





                                                                  Orbital     33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

("CTA") in August 1997. The financial results of the acquired businesses have been included in the company's consolidated results from August 15, 1997 through December 31, 1997. As consideration, Orbital repaid $27,000,000 of outstanding CTA debt and paid approximately $13,000,000 in cash, which may be reduced subject to certain post-closing adjustments.

In July 1997, Orbital formed Magellan DIS Inc. ("DIS") to acquire from Rockwell International Corporation ("Rockwell") the assets and certain liabilities associated with Rockwell's automotive navigation product line. Orbital paid approximately $3,550,000 in cash and issued Rockwell a $4,350,000 unsecured note, which bears interest at 6% and is repayable semi-annually over three years. The stock of DIS was subsequently transferred to Magellan.

During September 1997, Orbital sold $100,000,000 of 5% convertible subordinated notes due October 2002. The notes, which are non-callable for three years, are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share, subject to adjustment in certain events.

In May and July 1997, ORBIMAGE completed private placements of 300,100 and 72,605 shares, respectively, of 12% cumulative convertible preferred stock, raising gross proceeds of approximately $37,270,000. Also in May 1997, Orbital purchased ORBIMAGE common stock, bringing its total equity invested to approximately $89,000,000. At December 31, 1997 Orbital owned approximately 75% of ORBIMAGE and as a result of certain rights provided to ORBIMAGE's preferred shareholders, no longer controls ORBIMAGE's financial and operational affairs. Additionally, Orbital had agreed to purchase up to approximately $42,000,000 in ORBIMAGE preferred stock to the extent that ORBIMAGE could not obtain additional third-party financing. In connection with certain ORBIMAGE financing transactions consummated in February 1998, Orbital has been fully relieved of this obligation (see "Liquidity and Capital Resources") and now owns approximately 60% of ORBIMAGE.

The company had $158,934,000 in total consolidated export sales in 1997, of which $68,563,000 were to Asian customers. Orbital had approximately $18,204,000 outstanding in accounts receivable from Asian customers at December 31, 1997, $3,606,000 of which was paid in the first quarter of 1998. The company has sought to reduce risks related to these accounts receivable and future work commitments by obtaining letters of credit from certain customers, and at December 31, 1997 had approximately $13,251,000 of letters of credit with respect to such receivables. Existing backlog attributable to Asian customers is not material to the company's operations. The company does not have any material exposure to interest rate changes, commodity price changes, foreign currency fluctuations, or similar market risks, although it does enter into forward exchange contracts to hedge against specific foreign currency fluctuations, principally with respect to the Canadian dollar.

The company has made a preliminary assessment of potential "Year 2000" issues with respect to various computer-related systems. The company has developed an initial corrective action plan that includes reprogramming impacted software when appropriate and feasible, obtaining vendor-provided software upgrades when available and completely replacing impacted systems when necessary. The company currently expects that identified "Year 2000" impacted systems will be corrected by the end of 1998, although there can be no assurance that the company has identified all "Year 2000" impacted systems or that its corrective action plan will be timely and successful. The company believes that the costs to correct its systems will not materially affect its results of operations or its financial condition. In addition, the company has not received any indication to date that the impact of "Year 2000" issues on its customers and suppliers will have a material adverse effect on the company.






Orbital     34

RESULTS OF OPERATIONS

The following table shows the company's revenues, gross profits and gross margins, by major product category within each business sector, for each of the three years ended December 31, 1997:

                                              1997                             1996                              1995
                               --------------------------------    -----------------------------     ------------------------------
                                             GROSS                             GROSS                             GROSS
(DOLLARS IN THOUSANDS)         REVENUES       PROFIT     MARGIN    REVENUES    PROFIT     MARGIN     REVENUES    PROFIT     MARGIN
-----------------------------------------------------------------------------------------------------------------------------------
SPACE AND GROUND
  INFRASTRUCTURE SYSTEMS      $  534,419  $  131,209     24.5%     $388,814  $  101,867    26.2%     $300,439  $  72,820     24.2%

    Launch Vehicles              121,631      28,631     23.5       108,478      23,356    21.5        71,826     12,469     17.4

    Satellites (1)               233,989      56,940     24.3       105,148      22,406    21.3        83,156     12,062     14.5

    Electronics and
      Sensor Systems             100,554      26,236     26.1        92,070      26,608    28.9        71,983     25,419     35.3

    Ground Systems                78,245      19,402     24.8        83,118      29,497    35.5        73,474     22,870     31.1

SATELLITE ACCESS PRODUCTS         71,384      18,205     25.5        71,188      25,134    35.3        52,681     20,235     38.4

SATELLITE SERVICES (2)               172        (211)    N/A          1,433      (1,827)   N/A         11,200      3,249     29.0
                             ------------------------------------------------------------------------------------------------------
CONSOLIDATED TOTALS           $  605,975  $  149,203     24.6%   $  461,435  $  125,174    27.1%   $  364,320  $  96,304     26.4%
===================================================================================================================================

(1) Includes results from the CTA acquisition from August 15, 1997.

(2) Consolidates ORBIMAGE's results until May 8, 1997.

REVENUES

Orbital's consolidated revenues for the years ended December 31, 1997, 1996 and 1995 were $605,975,000, $461,435,000 and $364,320,000, respectively.

Space and Ground Infrastructure Systems. Revenues from the company's space and ground infrastructure systems increased to $534,419,000 in 1997 from $388,814,000 in 1996 and $300,439,000 in 1995.

Revenues from the company's launch vehicles increased to $121,631,000 in 1997, from $108,478,000 in 1996 and $71,826,000 in 1995. The increase in launch vehicle revenues in 1997 can be attributed to new orders received since 1995. The company had five consecutive successful Pegasus launches and six consecutive successful suborbital launches in 1997. Additionally, more revenues were generated in 1997 for work performed on the X-34 reusable launch vehicle and on the company's Taurus launch vehicle contracts. The significant increase in revenues in 1996 was attributable to revenues generated from the resumption of production and launch of the Pegasus launch vehicle after a 1995 launch failure and from work performed under new and existing contracts for the company's Taurus launch vehicle.

Revenues from sales of satellites increased to $233,989,000 in 1997, from $105,148,000 in 1996 and $83,156,000 in 1995. The significant increase in 1997 satellite revenues was primarily due to new satellite orders received in the second half of 1996 and in 1997. Revenues in 1997 also included approximately $54,090,000 of sales generated by the satellite business acquired from CTA.
The increase in 1996 revenues was primarily attributable to additional revenues generated from new satellite orders from commercial and government customers received in late 1995 and in 1996.





                                                                  Orbital     35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Electronics and sensor systems revenues increased to $100,554,000 in 1997, from $92,070,000 in 1996 and $71,983,000 in 1995. The increase in 1997 and 1996 revenues was primarily attributable to work performed on new avionics and mission planning systems orders received in 1996 and 1997.

Ground systems revenues were $78,245,000, $83,118,000 and $73,474,000 in 1997,
1996 and 1995, respectively. The decrease in 1997 revenues from 1996 revenues was primarily due to the 1996 sale of a software-related business that had generated 1996 revenues of approximately $15,755,000. The increase in revenues in 1996 was primarily attributable to an increase in the number of satellite ground system installations and upgrades.

Orbital's space and ground infrastructure systems sector revenues included sales to ORBCOMM of approximately $57,988,000, $47,215,000 and $49,187,000 in 1997, 1996 and 1995, respectively, and to ORBIMAGE of approximately $88,618,000 in 1997. The company expects total 1998 sales to ORBCOMM and ORBIMAGE to be less than those recorded in 1997, based on the remaining work to be done under their respective procurement contracts.

Satellite Access Products. Revenues from sales of recreational and automotive satellite-based navigation products, communications products and transportation management systems were $71,384,000 for 1997 as compared to $71,188,000 in 1996 and $52,681,000 in 1995. The year-to-year increases were due to an increase in the number of products sold offset, in part, by lower average unit sales prices. Magellan's revenues in 1997 were negatively impacted by increased competition in its recreational and marine navigational markets.

Satellite Services. The company's satellite services businesses generated revenues of $172,000, $1,433,000 and $11,200,000 for 1997, 1996 and 1995,
respectively. As a result of ORBIMAGE's private placement of preferred stock, subsequent to May 8, 1997, Orbital no longer consolidates ORBIMAGE's operating revenues, resulting in a decrease in 1997 satellite services revenues. Revenues in 1996 included modest domestic ORBCOMM sales and ORBIMAGE sales of satellite imagery to government customers. Revenues in 1995 primarily represented sales of ground stations and network software to ORBCOMM; no such sales were made in 1997 or 1996.

COSTS OF GOODS SOLD

Costs of goods sold include the costs of personnel, materials, subcontracts and overhead related to commercial products and under the company's various development and production contracts. Orbital's costs of goods sold for 1997, 1996 and 1995 were $456,772,000 (75.4% of revenues), $336,261,000 (72.9% of revenues) and $268,016,000 (73.6% of revenues), respectively. The increase in costs of goods sold in 1997 for the company's electronics and sensor systems was largely due to the completion of a defense sensors contract under which the company had traditionally achieved higher gross margins. Costs of goods sold in 1997 for the company's ground systems increased as a percentage of revenues largely due to the sale of a software-related business in 1996 that also had traditionally contributed higher gross margins. Additionally, contingency reserves required on certain launch vehicle and satellite contracts were increased in 1997, resulting in higher costs of goods sold in those product lines. The increase in costs of goods sold in 1997 for the company's satellite access products was due to lower unit sales prices for satellite navigation products and certain fourth quarter reorganizational charges at Magellan, leading to overall operating losses within this sector. The 1996 decrease in costs of goods sold as a percentage of 1996 revenues was largely due to the resumption of production of the company's Pegasus launch vehicle. Costs incurred in 1996 as a result of the November 1996 Pegasus launch anomaly and certain other unanticipated contract cost increases were offset, in part, by the use of existing contingency reserves. Other contributing factors





Orbital     36
in 1996 included increased profit margins on certain satellite and ground systems contracts offset, in part, by lower average unit sales prices of satellite navigation products.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses represent Orbital's self-funded product development activities and exclude direct customer-funded development. Research and development expenses during 1997, 1996 and 1995 were $26,355,000 (4.3% of revenues), $22,179,000 (4.8% of revenues) and $28,512,000 (7.8% of revenues), respectively. Research and development spending during 1997 and 1996 related primarily to the development of new or improved satellite navigation and communications products, improved launch vehicles, including enhancements to the Taurus launch vehicle, and new satellite initiatives. Research and development spending during 1995 reflected Orbital's continued development of its Pegasus launch vehicle and costs related to an advanced reusable launch vehicle development program.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of the company. Selling, general and administrative expenses for 1997, 1996 and 1995 were $89,502,000 (14.8% of revenues), $76,019,000 (16.5% of revenues) and
$63,427,000 (17.4% of revenues), respectively. The continued decrease in selling, general and administrative expenses as a percentage of revenues in 1997 was primarily attributable to significant growth in space and ground infrastructure systems revenues, along with only modest growth in selling, general and administrative expenses attributable to those product lines. Additionally, subsequent to May 1997 the company no longer consolidates ORBIMAGE's administrative and marketing expenses.

NET INVESTMENT INCOME (EXPENSE)

Net investment income (expense) was $1,475,000, ($1,123,000) and $639,000 for 1997, 1996 and 1995, respectively. Investment income reflected interest earnings on short-term investments and realized gains and losses on investments, reduced by interest expense on outstanding debt of $429,000, $2,486,000 and $3,815,000 in 1997, 1996 and 1995, respectively. Interest expense was net of capitalized interest of approximately $9,700,000, $7,300,000 and $5,700,000 in 1997, 1996 and 1995, respectively.

EQUITY IN EARNINGS (LOSSES) OF AFFILIATES AND NON-CONTROLLING INTERESTS IN (EARNINGS) LOSSES OF CONSOLIDATED SUBSIDIARIES

Equity in earnings (losses) of affiliates included Orbital's proportionate share of ORBCOMM's and ORBIMAGE's net income or loss for the year, and Orbital's elimination of proportionate profits or losses on sales to these affiliates. In 1997, Orbital's share of ORBCOMM's and ORBIMAGE's net loss was $13,004,000 and $1,887,000, respectively. In 1996, Orbital's share of ORBCOMM's net loss was approximately $8,268,000. In 1995, Orbital's share of ORBCOMM's net income was approximately $454,000. Non-controlling interests in (earnings) losses of consolidated subsidiaries represent that portion of such subsidiaries' losses allocable to other stockholders.

PROVISION (BENEFIT) FOR INCOME TAXES

The company recorded consolidated income tax provisions of $2,035,000 and $1,831,000 for 1997 and 1996, respectively. The company's effective tax rate for these periods (8.1% and 10.3% in 1997 and 1996, respectively) was entirely due to foreign taxes attributable to its Canadian operations. The company recorded an income tax





                                                                  Orbital     37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

benefit of approximately $1,302,000 in 1995, primarily as a result of the carryback and recapture of previously paid U.S. Federal taxes and management's determination that certain Canadian investment tax credit carryforwards would be realized in the near future.


At December 31, 1997, Orbital had approximately $150,000,000 of U.S. Federal net operating loss carryforwards (portions of which expire beginning in 2005) and $3,000,000 of U.S. Federal research and experimental tax credit carryforwards that may be used through the year 2013, subject to certain annual limitations and other restrictions, to reduce future U.S. Federal income tax obligations. At December 31, 1997 and 1996, Orbital provided a reserve of $37,698,000 and $52,223,000, respectively, against certain of its consolidated deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

The company's growth has required substantial capital to fund expanding working capital needs, investments in ORBCOMM and ORBIMAGE, certain business acquisitions, new business initiatives, research and development and capital expenditures. The company has funded these requirements to date, and expects to fund its requirements in the future, through cash generated by operations, working capital, loan facilities, asset-based financings, joint venture arrangements and private and public equity and debt offerings. The company expects to continue to pursue potential acquisitions and equity investments that it believes would enhance its businesses and to fund such transactions through cash generated by operations, existing loan facilities, the issuance of equity and/or debt securities and asset-based financings.

Cash, cash equivalents and short-term investments were $15,126,000, and the company had total debt obligations outstanding of approximately $227,711,000, at December 31, 1997. The outstanding debt related primarily to the convertible subordinated notes, advances under the company's line of credit facilities, secured and unsecured notes, and asset-based financings. Cash and cash equivalents at December 31, 1997 included approximately $6,162,000 of cash reserved against outstanding letters of credit. Orbital's current ratio was
1.2 at December 31, 1997, compared to 1.7 at December 31, 1996.

In September 1997, Orbital completed the sale of $100,000,000 of 5% convertible subordinated notes due October 2002. The notes, which are non-callable for three years, are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share, subject to adjustment in certain events. The company used a portion of the proceeds from the sale to pay down outstanding borrowings under its various credit facilities and $10,000,000 on a long-term loan. The balance was invested in short-term investments.

Orbital amended its $20,000,000 unsecured note agreement during the first quarter of 1997 to facilitate compliance with certain financial covenants as well as to permit the completion of the ORBIMAGE private equity financing. In connection with this amendment, the interest rate on the note was increased from 11.5% to 12%, effective March 31, 1997. The unsecured note contains certain covenants with respect to fixed charge ratio, leverage ratio and tangible net worth, and includes certain cross-default provisions.

The company issued $33,969,000 in secured notes in 1997. These notes are collateralized by certain office, computer and test equipment located at the company's Maryland, Arizona and Virginia facilities and by the company's L-1011 aircraft.





Orbital     38

The company amended its primary credit facility to eliminate a term loan and to increase the amount available under a revolving line of credit from $65,000,000 to $100,000,000. In addition, two financial covenants under this facility were amended to facilitate compliance by the company. At December 31, 1997, $47,750,000 was outstanding and $52,250,000 was available on the facility. The interest rate charged under the facility is a variable rate based on the prime rate or LIBOR. The weighted average interest rate on borrowings outstanding under this facility at December 31, 1997 was 7.89%. The facility is secured by accounts receivable, prohibits the payment of cash dividends, contains certain covenants with respect to the company's working capital levels, fixed charge ratio, leverage ratio and net worth, and expires in August 2001. The company also maintains a $25,000,000 unsecured credit facility, under which approximately $3,500,000 was outstanding at an average interest rate of 6.8% at December 31, 1997. The company's operations provided net cash of approximately $24,441,000 during 1997. The company spent approximately $45,012,000 on capital expenditures for various satellite, launch vehicle and other production, test and office equipment during 1997.

On February 25, 1998, ORBIMAGE issued units consisting of $150,000,000 of 115/8% Senior Notes due 2005 (the "Notes") and warrants to purchase ORBIMAGE's common stock, raising net proceeds of approximately $145,500,000. Net proceeds from the sale of the units will be applied to (i) the procurement of two high-resolution imagery satellites and related launch services and associated ground system equipment, (ii) operating expenses and (iii) the first two years of interest on the Notes. The Notes are non-recourse to Orbital. Concurrent with this issuance, ORBIMAGE completed a private placement of 227,295 shares of 12% cumulative convertible preferred stock, raising net proceeds of approximately $21,000,000. After these 1998 transactions, the company is no longer contractually obligated to purchase additional shares of ORBIMAGE's preferred stock.

The company expects that ORBCOMM will need additional funding during 1998. ORBCOMM's management is exploring various debt or equity placements in both the private and public markets. If this funding cannot be raised from third-party investors, or cannot be raised in a timely manner, Orbital has a commitment to fund to ORBCOMM an additional $7,500,000.

Orbital expects that its capital needs for 1998 will, in part, be provided by working capital, cash flows from operations, existing credit facilities, customer financings and operating lease arrangements. In addition, to support further business expansion, the company is also considering equity and debt financings.

OUTLOOK: ISSUES AND UNCERTAINTIES

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor, in certain circumstances, for forward-looking statements made by or on behalf of the company. The company and its representatives may from time to time make written or verbal forward-looking statements, including statements contained in our company's filings with the Securities and Exchange Commission and in the report to stockholders. All statements that address operating performance, events or developments that the company expects or anticipates will occur in the future, including statements relating to the company's sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then-current views and assumptions regarding future events and operating performance.





                                                                  Orbital     39

The following are some of the factors that could cause actual results to differ materially from information contained in the company's forward-looking statements:

Most of the products developed and manufactured by the company and its affiliates are technologically advanced and sometimes novel systems that must function under demanding operating conditions and are subject to significant technological change and innovation. Orbital has occasionally experienced product failures or problems. In addition to any costs resulting from product warranties or required remedial action, product failures may result in increased costs or loss of revenues due to postponement or cancellation of subsequently scheduled operations or other product deliveries.

At December 31, 1997, approximately 50% of Orbital's total firm contract backlog was derived from contracts with the U.S. government and its agencies or from subcontracts with prime contractors to the U.S. government. Most of the company's government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect Orbital's financial condition or results of operations. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. Such contract suspensions or terminations could result in unreimbursable expenses or charges or otherwise adversely affect the company.

The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. A substantial portion of payments to the company under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies.

Virtually all the company's products and services face significant competition from existing competitors, many of whom are larger and have substantially greater resources than the company. Furthermore, the possibility exists that other domestic or foreign companies or governments will seek to produce products or services that compete with those of the company. A foreign competitor could benefit from subsidies from, or other protective measures by, its home country.

The company has historically made strategic acquisitions of businesses and routinely evaluates potential acquisition candidates that it believes would enhance its business. The company also has historically pursued strategic alliances through joint ventures, and routinely evaluates similar opportunities. Such transactions commonly involve certain risks including, among others, assimilating the acquired operations, technologies and personnel and maintaining appropriate standards, controls, procedures and policies, entering markets in which the company has little or no direct prior experience, potentially losing key employees of acquired organizations and resolving potential disputes with joint venture partners.

The recoverability of the company's investments in ORBCOMM and ORBIMAGE depends on several factors including, among other things, the successful and timely implementation of innovative and novel technologies involving complex systems in a cost-effective manner, the establishment and expansion of commercial markets and customer acceptance, and competition. If the company concludes at any time that its investments are not recoverable, the company may be required to expense part or all of such investments.





Orbital     40

INDEPENDENT
AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Sciences Corporation:


We have audited the accompanying consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbital Sciences Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             /s/ KPMG PEAT MARWICK LLP

                                             KPMG Peat Marwick LLP

Washington, D.C.
February 4, 1998





                                                                  Orbital     41

CONSOLIDATED STATEMENTS
OF EARNINGS

                                                                            FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                       1997                1996                1995
-----------------------------------------------------------------------------------------------------------------------
Revenues                                                           $   605,975         $   461,435         $   364,320

Costs of goods sold                                                    456,772             336,261             268,016
                                                                   ----------------------------------------------------
Gross profit                                                           149,203             125,174              96,304


Research and development expenses                                       26,355              22,179              28,512

Selling, general and administrative expenses                            89,502              76,019              63,427

Amortization of excess of purchase price over net assets acquired        3,852               3,134               3,221
                                                                   ----------------------------------------------------
Income from operations                                                  29,494              23,842               1,144
Net investment income (expense), net of interest expense of
  $429, $2,486 and $3,815, respectively                                  1,475              (1,123)                639

Equity in earnings (losses) of affiliates                              (26,034)             (6,454)               (759)

Non-controlling interests in (earnings) losses of
  consolidated subsidiaries                                              2,638               1,473                 427

Gain on sale of subsidiary stock                                        21,810                  --                  --

Acquisition expenses                                                    (4,343)                 --              (3,441)
                                                                   ----------------------------------------------------
Income (loss) before provision (benefit) for income taxes
    and cumulative effect of accounting change                          25,040              17,738              (1,990)

Provision (benefit) for income taxes                                     2,035               1,831              (1,302)
                                                                   ----------------------------------------------------
Income (loss) before cumulative effect of accounting change             23,005              15,907                (688)

Cumulative effect of accounting change, net of taxes                        --                  --              (4,160)
                                                                   ----------------------------------------------------
Net income (loss)                                                  $    23,005         $    15,907         $    (4,848)
                                                                   ====================================================

NET INCOME (LOSS) PER COMMON SHARE:

   Income (loss) before cumulative effect of accounting change     $      0.71         $      0.55         $     (0.03)

   Cumulative effect of accounting change                                   --                  --               (0.16)
                                                                   ----------------------------------------------------
                                                                   $      0.71         $      0.55         $     (0.19)
                                                                   ====================================================

  Shares used in computing net income (loss) per common share       32,283,138          29,137,361           26,207,746
                                                                   ====================================================

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION:

  Income (loss) before cumulative effect of accounting change      $      0.69         $      0.55         $     (0.03)

  Cumulative effect of accounting change                                    --                  --               (0.16)
                                                                   ----------------------------------------------------
                                                                   $      0.69         $      0.55         $     (0.19)
                                                                   ====================================================
  Shares used in computing net income (loss)
    per common share, assuming dilution                             33,980,747          31,616,119           30,103,858
=======================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





Orbital     42

CONSOLIDATED
BALANCE SHEETS

                                                                                                    DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                                              1997              1996
------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents, including restricted cash of $6,162 and $11,604, respectively  $ 12,553          $ 26,859
  Short-term investments, at market                                                            2,573             5,827
  Receivables, net                                                                           190,204           144,774
  Inventories, net                                                                            50,925            27,159
  Deferred income taxes and other assets                                                       8,190             6,475
                                                                                          ------------------------------
    TOTAL CURRENT ASSETS                                                                     264,445           211,094
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and amortization of
    $79,347 and $69,534, respectively                                                        137,498           127,862
INVESTMENTS IN AFFILIATES, net                                                               159,230            82,582
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, less accumulated amortization of
  $19,794 and $15,942, respectively                                                          181,955            69,512
DEFERRED INCOME TAXES AND OTHER ASSETS                                                        28,511             9,720
                                                                                          ------------------------------
TOTAL ASSETS                                                                                $771,639          $500,770
                                                                                          ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current portion of long-term obligations                        $ 29,317          $ 38,519
  Accounts payable                                                                            36,217            25,789
  Accrued expenses                                                                           100,274            32,372
  Deferred revenue                                                                            46,138            30,741
                                                                                          ------------------------------
    TOTAL CURRENT LIABILITIES                                                                211,946           127,421

LONG-TERM OBLIGATIONS, net of current portion                                                198,394            33,076
OTHER LIABILITIES                                                                              2,443            11,581
                                                                                          ------------------------------
  TOTAL LIABILITIES                                                                          412,783           172,078

NON-CONTROLLING INTERESTS IN NET ASSETS OF CONSOLIDATED SUBSIDIARIES                           3,755            (1,810)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred Stock, par value $.01; 10,000,000 shares authorized:
  Series A Special Voting Preferred Stock, one share authorized and outstanding                   --                --
  Class B Preferred Stock, 10,000 shares authorized, none and 10,000 shares outstanding           --                --
Common Stock, par value $.01; 80,000,000 shares authorized, 32,481,719 and 32,160,598 shares outstanding, after deducting 20,877 and 15,735 shares held in treasury,
  respectively                                                                                   325               322
Additional paid-in capital                                                                   326,187           323,592
Unrealized gains on short-term investments                                                       272                14
Cumulative translation adjustment                                                             (4,943)           (3,681)
Retained earnings                                                                             33,260            10,255
                                                                                          ------------------------------
  TOTAL STOCKHOLDERS' EQUITY                                                                 355,101           330,502
                                                                                          ------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $771,639          $500,770
========================================================================================================================

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





                                                                  Orbital     43

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

                                                                                                         UNREALIZED
                                                                                                      GAINS (LOSSES) ON
                                                               COMMON STOCK             ADDITIONAL       SHORT-TERM
(IN THOUSANDS, EXCEPT SHARE DATA)                             SHARES       AMOUNT    PAID-IN CAPITAL     INVESTMENTS
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                24,257,322     $    243     $   210,030       $     (462)

  Shares issued to employees and directors                   300,011            3           1,857               --
  Shares issued in private offering                        2,000,000           20          32,366               --
  Conversion of convertible debentures                       208,696            2           2,914               --
  Adjustment to recast year end of pooled company                 --           --              --               --
  Transactions of pooled company                                  --           --             413               --
  Translation adjustment                                          --           --              --               --
  Net loss                                                        --           --              --               --
  Unrealized gains on short-term investments                      --           --              --              530
                                                         ---------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                26,766,029          268         247,580               68

  Shares issued to employees and directors                   298,916            3           2,163               --
  Shares issued in private offering                        1,200,000           12          20,251               --
  Conversion of convertible debentures                     3,895,653           39          53,598               --
  Translation adjustment                                          --           --              --               --
  Net income                                                      --           --              --               --
  Unrealized losses on short-term investments                     --           --              --              (54)
                                                         ---------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                32,160,598          322         323,592               14

  Shares issued to employees and directors, net              321,121            3           2,595               --
  Translation adjustment                                          --           --              --               --
  Net income                                                      --           --              --               --
  Unrealized gains on short-term investments                      --           --              --              258
                                                         ---------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                                32,481,719     $    325     $   326,187       $      272
========================================================================================================================


                                                            CUMULATIVE      RETAINED
                                                            TRANSLATION     EARNINGS
(IN THOUSANDS, EXCEPT SHARE DATA)                           ADJUSTMENT     (DEFICIT)          TOTAL
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                 $  (3,111)      $    243     $     206,943

  Shares issued to employees and directors                        --             --             1,860
  Shares issued in private offering                               --             --            32,386
  Conversion of convertible debentures                            --             --             2,916
  Adjustment to recast year end of pooled company                 --          (1,047)          (1,047)
  Transactions of pooled company                                  --             --               413
  Translation adjustment                                        (245)            --              (245)
  Net loss                                                        --          (4,848)          (4,848)
  Unrealized gains on short-term investments                      --             --               530
                                                         -----------------------------------------------
BALANCE, DECEMBER 31, 1995                                    (3,356)         (5,652)         238,908

  Shares issued to employees and directors                        --             --             2,166
  Shares issued in private offering                               --             --            20,263
  Conversion of convertible debentures                            --             --            53,637
  Translation adjustment                                        (325)            --              (325)
  Net income                                                      --         15,907            15,907
  Unrealized losses on short-term investments                     --             --               (54)
                                                         -----------------------------------------------
BALANCE, DECEMBER 31, 1996                                    (3,681)        10,255           330,502

  Shares issued to employees and directors, net                   --             --             2,598
  Translation adjustment                                      (1,262)            --            (1,262)
  Net income                                                      --         23,005            23,005
  Unrealized gains on short-term investments                      --             --               258
                                                         -----------------------------------------------
BALANCE, DECEMBER 31, 1997                                 $  (4,943)      $ 33,260     $     355,101
========================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





Orbital     44

CONSOLIDATED STATEMENTS
OF CASH FLOWS

                                                                                           FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                           1997            1996             1995
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)                                                                       $23,005         $15,907        $ (4,848)
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
  PROVIDED BY (USED IN) OPERATING ACTIVITIES:
    Depreciation and amortization expense                                                23,854          25,096          22,229
    Equity in losses of affiliates                                                       26,034           6,454             759
    Non-controlling interests in losses of consolidated subsidiaries                     (2,638)         (1,473)           (427)
    Gain on sale of subsidiary stock, fixed assets and investments, net                 (21,810)            226          (2,196)
    Cumulative effect of accounting change                                                   --             --            4,160
    Foreign currency translation adjustment                                              (1,262)           (325)           (245)
  CHANGES IN ASSETS AND LIABILITIES:
    (Increase) decrease in receivables                                                      915         (29,916)         (2,337)
    (Increase) decrease in inventories                                                  (18,288)         10,261         (12,082)
    (Increase) decrease in other assets                                                  (8,280)          2,221          (3,940)
    Decrease in  accounts payable and accrued expenses                                   (7,194)        (11,051)        (11,423)
    Increase in deferred revenue                                                          3,742             919           7,090
    Increase (decrease) in other liabilities                                              6,363          (2,954)            942
                                                                                     -------------------------------------------
        NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                              24,441          15,365         (2,318)
                                                                                     -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                (45,012)        (43,544)        (17,239)
    Proceeds from sales of assets, net                                                   34,682           9,518             293
    Purchases of available-for-sale investment securities                               (25,328)         (5,623)        (61,685)
    Sales of available-for-sale investment securities                                    22,209          11,041          49,168
    Maturities of available-for-sale investment securities                                6,631           8,220           8,100
    Investments in affiliates                                                          (107,110)        (22,991)        (18,888)
    Payments for business acquisitions, net of cash acquired                            (66,558)             --              --
                                                                                     -------------------------------------------
        NET CASH USED IN INVESTING ACTIVITIES                                          (180,486)        (42,379)        (40,251)
                                                                                     -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net short-term borrowings (repayments)                                               (3,700)         26,200         (17,483)
    Principal payments on long-term obligations                                         (20,237)         (7,502)         (5,749)
    Net proceeds from issuance of long-term obligations                                 163,078              --          20,000
    Fees associated with conversion of debentures                                            --          (2,571)             --
    Net proceeds from issuances of common stock                                           2,598          22,429          34,246
    Adjustment to recast pooled company's year end                                           --              --          (1,047)
                                                                                     -------------------------------------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                                       141,739          38,556          29,967
                                                                                     -------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (14,306)         11,542         (12,602)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           26,859          15,317          27,919
                                                                                     -------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                $12,553         $26,859        $ 15,317
================================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.





                                                                  Orbital     45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

1/ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Orbital Sciences Corporation (together with its subsidiaries, "Orbital" or the "company"), a Delaware corporation, is an international space and information systems company that designs, manufactures, operates and markets a broad range of affordable products and services that are grouped into three sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services. Space and Ground Infrastructure Systems include launch vehicles, satellites, electronics and sensors, and satellite ground systems; Satellite Access Products include satellite-based navigation and communications products and transportation management systems; and Satellite Services include satellite-based two-way mobile data communications services and satellite-based imagery services. Disaggregated financial information is presented in note 2.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Orbital, all wholly and partially owned subsidiaries controlled by Orbital, and partnerships in which Orbital directly or indirectly controls the general partner interests. All material transactions and accounts among consolidated entities have been eliminated in consolidation.

PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 financial statement presentation. All financial amounts are stated in U.S. dollars unless otherwise indicated.

REVENUE RECOGNITION

Orbital recognizes revenues on long-term contracts using the percentage-of-completion method of accounting. Accordingly, (i) revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fee earned, and (ii) revenues on fixed-price contracts are recognized based on costs incurred in relation to total estimated costs, or based on specific delivery terms and conditions. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known. Revenues from sales of access products and satellite services are generally recognized when the product is shipped or the service is performed.

FOREIGN CURRENCY

Orbital's operating entities are in a number of countries and deal in a number of foreign currencies. The financial results of foreign operations are translated to U.S. dollars using year end exchange rates for assets and liabilities and using weighted average exchange rates for revenues, expenses, gains and losses.

Translation gains and losses relating to foreign operations that are self-contained and integrated within a particular country or economic environment, and therefore are not dependent on the U.S. dollar, are recognized as a separate component of stockholders' equity until there is a realized reduction in Orbital's net investment in the foreign operation. Translation losses in 1997, 1996 and 1995 were approximately $1,262,000, $325,000 and
$245,000, respectively. Translation gains and losses relating to foreign operations that are a direct and integral component or extension of Orbital's domestic operations, and therefore are dependent on the U.S. dollar, are reported currently as a component of net income.





Orbital     46

Orbital enters into forward exchange contracts to hedge against foreign currency fluctuations on certain receivables and payables (see note 6). Gains and losses on contracts to hedge specific foreign currency commitments are deferred and accounted for as part of the underlying transaction.

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

In 1995, the company adopted the provisions of Statement of Financial Accounting Standards 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"). The cumulative effect on 1995 earnings of adopting SFAS 121 was approximately $4,160,000. Orbital's policy is to review its long-lived assets, including excess of purchase price over net assets acquired, investments in affiliates, and specialized equipment used to support specific space-related products, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The company recognizes an impairment loss when the sum of expected future cash flows is less than the carrying amount of the asset.
Given the inherent technical and commercial risks within the space industry, it is possible that the company's current estimate that it will recover the carrying amount of its long-lived assets from future operations may change.

INCOME TAXES

The company recognizes income taxes using the asset and liability method.
Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized as income in the period that includes the enactment date.

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





                                                                  Orbital     47

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

years as if the fair-value-based method defined in SFAS 123 had been applied. The company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure in accordance with the provisions of SFAS 123 (see note 13).

EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which requires companies to present basic earnings per share and diluted earnings per share, instead of the primary and fully diluted earnings per share that had previously been required. The company adopted SFAS 128 in the fourth quarter of 1997 and, accordingly, has restated previously reported quarterly data for 1997 (see note 14). The impact to prior years' amounts was immaterial. Net income (loss) per common share is calculated using the weighted average number of common shares outstanding during the periods. Net income (loss) per common share assuming dilution is calculated using the weighted average number of common shares and dilutive common equivalent shares outstanding during the periods, plus the effects of an assumed conversion of the company's convertible notes, after giving effect to all net income adjustments that would result from the assumed conversion.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Orbital considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in securities that do not meet the definition of cash equivalents are classified as short-term investments. Since Orbital does not intend to hold its investments in debt and equity securities until maturity and does not actively trade the securities to maximize trading gains, Orbital classifies these securities as "available-for-sale" and, accordingly, reports such securities at fair value plus accrued interest. Any temporary excess (deficiency) of market value over (under) the underlying cost of the short-term investment is excluded from current period earnings and is reported as unrealized gains (losses) as a separate component of stockholders' equity. In addition, at December 31, 1997 and 1996, the company had approximately $6,162,000 and $11,604,000, respectively, of cash restricted to support outstanding letters of credit.

INVENTORIES

Inventories consist of components and raw materials inventory, work-in-process inventory and finished goods inventory and are generally stated at the lower of cost or net realizable value on a first-in, first-out ("FIFO") or specific identification basis. Inventories, net of allowances for obsolescence, consisted of the following:

                                                   December 31,
(In thousands)                                 1997            1996
----------------------------------------------------------------------
Components and raw materials                $ 14,013         $  19,090
Work-in-process                               26,932             6,962
Finished goods                                 9,980             1,107
                                            ---------------------------
       Total                                $ 50,925          $ 27,159
=======================================================================





Orbital     48

Components and raw materials are purchased to support future production efforts. Work-in-process inventory consists primarily of (i) costs incurred under long-term fixed-price contracts accounted for using the percentage-of-completion method of accounting applied on a units of delivery basis, and (ii) partially assembled commercial products, and generally includes direct production costs and certain allocated indirect costs (including an allocation of general and administrative costs). Work-in-process inventory has been reduced by contractual progress payments received of $5,899,000 and $26,696,000 at December 31, 1997 and 1996, respectively. Finished goods inventory consists of fully assembled commercial products awaiting shipment.

SELF-CONSTRUCTED ASSETS AND INTERNALLY DEVELOPED SOFTWARE

The company self-constructs much of its ground and airborne support and special test equipment used in the manufacture, production and delivery of many of its space infrastructure products. Orbital also develops and manufactures product improvements and enhancements to existing products for sale. Orbital capitalizes certain costs incurred in constructing ground and airborne support and special test equipment, product improvements and enhancements, and satellite systems. Capitalized costs generally include direct construction costs and certain allocated indirect costs, and exclude general and administrative and research and development costs.

The company also capitalizes certain internal costs incurred in developing software to be used to support various products. Capitalized costs generally include direct software coding costs and certain allocated indirect costs, and exclude general and administrative and research and development costs. Amortization of capitalized costs begins when the software is placed in service. No amortization expense is included in the accompanying consolidated statements of earnings since the software has not yet been placed in service.

INVESTMENTS IN AFFILIATES

The company uses the equity method of accounting for its investments in and equity in earnings (losses) of affiliates in which the company has the ability to significantly influence, but not control, the affiliates' operations. In accordance with the equity method of accounting, the company's carrying amount of an investment in an affiliate is initially recorded at cost and is increased to reflect its share of the affiliate's income and is reduced to reflect its share of the affiliate's losses. Orbital's investment is also increased to reflect contributions to, and decreased to reflect distributions received from, the affiliate. Any excess of the amount of Orbital's investment over the amount of the underlying equity in each affiliate's net assets is amortized
over a period of 20 years.   The company capitalizes interest costs on equity
method investments when such affiliate has significant assets under construction. At December 31, 1997 and 1996, approximately $25,576,000 and $15,947,000, respectively, of interest costs had been capitalized cumulatively as part of the historical cost of investments in affiliates. The company uses the cost method of accounting for investments in affiliates in which it cannot control or significantly influence operations.

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

The company amortizes the excess of purchase price over net assets acquired related to prior business combinations on a straight-line basis over its estimated useful life, generally 10-40 years. Orbital periodically assesses and evaluates the recoverability of such assets based on current facts and circumstances and the operational performance of the acquired businesses.





                                                                  Orbital     49

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

SALES OF SUBSIDIARY STOCK

The company, at times, may divest a portion or all its ownership in its subsidiaries through the sale of such stock or through the issuance of additional subsidiary stock. The company recognizes the difference between the carrying amount of its interest in the subsidiary stock sold and the fair market value of the stock as a gain or loss when the company believes the realization of the gain or loss is assured.

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

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and presenting comprehensive income and its components in the consolidated financial statements. The new disclosure requirements with respect to comprehensive income will impact the manner of presentation of the company's annual and interim consolidated financial statements. Upon adoption, the company will be required to reclassify previously reported annual and interim consolidated financial statements. SFAS 131 establishes new procedures and requirements for the (i) determination of business segments, (ii) presentation and disclosure of segment information and (iii) disclosure of selected segment information within interim consolidated financial statements. The company has assessed the impact of adopting SFAS 131 and believes that it will not be required to change the composition of its segments, although it will be required to report segment information within its interim consolidated financial statements. In accordance with the provisions of SFAS 130 and SFAS 131, the company will adopt these standards in 1998.

2/ DISAGGREGATED FINANCIAL INFORMATION

INDUSTRY SECTOR INFORMATION

Orbital's operations are classified into three industry sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services. Space and Ground Infrastructure Systems include launch vehicles, including space and suborbital expendable launch vehicles and reusable launch vehicles, satellites and other space systems, electronics and sensors, including space sensors and instruments, avionics and other electronics equipment, and satellite ground systems. Satellite Access Products include recreational, automotive and industrial satellite-based navigation products, satellite communications products and transportation management systems. Satellite Services include satellite-based global data communications services and satellite-based imagery services.

The table on the following page presents revenues, operating income (loss), identifiable assets (including goodwill), capital expenditures, depreciation and amortization and impairment losses by industry sector. Operating income
(loss) is total revenues less costs of goods sold, research and development expenses, selling, general and administrative expenses, and amortization of goodwill. Identifiable assets are those assets used in the operations of each industry sector. There were no significant inter-sector sales or transfers.





Orbital     50

                                                         Years Ended December 31,
(In thousands)                                    1997             1996             1995
------------------------------------------------------------------------------------------
SPACE AND GROUND
  INFRASTRUCTURE SYSTEMS
  Revenues                                     $534,419         $388,814         $300,439
  Operating income                               47,953           26,376            2,433
  Identifiable assets                           520,950          362,700          357,662
  Capital expenditures                           42,823           27,529           15,065
  Depreciation and amortization                  21,491           21,954           21,150
  Impairment losses                                  --               --            4,160
SATELLITE ACCESS PRODUCTS
  Revenues                                       71,384           71,188           52,681
  Operating income (loss)                       (11,754)           4,902            3,441
  Identifiable assets                           117,511           32,376           27,641
  Capital expenditures                            1,692            3,402            1,204
  Depreciation and amortization                   1,962              944              532
SATELLITE SERVICES
  Revenues                                          172            1,433           11,200
  Operating loss                                 (6,705)          (7,436)          (4,730)
  Identifiable assets                           133,178          105,694           81,605
  Capital expenditures                              497           12,613              970
  Depreciation and amortization                     401            2,198              547
CONSOLIDATED
  Revenues                                      605,975          461,435          364,320
  Operating income                               29,494           23,842            1,144
  Identifiable assets                           771,639          500,770          466,908
  Capital expenditures                           45,012           43,544           17,239
  Depreciation and amortization                  23,854           25,096           22,229
  Impairment losses                                  --               --            4,160
==========================================================================================

DOMESTIC AND NON-U.S. OPERATIONS

The following table presents Orbital's revenues, operating income (loss) and identifiable assets by major location:

                                                         Years Ended December 31,
(In thousands)                                     1997            1996             1995
-------------------------------------------------------------------------------------------
REVENUES
     United States                             $525,144         $392,130         $ 290,914
     Canada and Mexico                           75,584           65,350            68,997
     United Kingdom and other                     5,247            3,955             4,409
                                              ---------------------------------------------
     Total                                     $605,975         $461,435         $ 364,320
                                              =============================================
OPERATING INCOME (LOSS)
    United States                              $ 27,959         $ 21,183         $  (2,413)
    Canada and Mexico                             1,465            2,416             3,964
    United Kingdom and other                         70              243              (407)
                                              ---------------------------------------------
    Total                                      $ 29,494         $ 23,842         $   1,144
                                              =============================================
IDENTIFIABLE ASSETS
    United States                              $718,437         $450,394         $ 420,078
    Canada and Mexico                            50,690           46,984            44,291
    United Kingdom and other                      2,512            3,392             2,539
                                              ---------------------------------------------
    Total                                      $771,639         $500,770         $ 466,908
===========================================================================================

EXPORT SALES AND MAJOR CUSTOMERS

Orbital's sales to geographic areas were as follows:

                                                          Years Ended December 31,
(In thousands)                                    1997             1996             1995
------------------------------------------------------------------------------------------
United States                                  $447,041         $349,555         $275,707
Canada                                           39,274           46,742           45,558
Southeast Asia                                   35,688               --               --
Far East                                         32,875           17,517           15,242
Europe                                           26,771           33,762           23,594
Middle East and other                            24,326           13,859            4,219
                                             ---------------------------------------------
     Total                                     $605,975         $461,435         $364,320
==========================================================================================

Approximately 38%, 45% and 40% of the company's revenues in 1997, 1996 and 1995, respectively, were generated under contracts with the U.S. government and its agencies or under subcontracts with the U.S. government's prime contractors.





                                                                  Orbital     51

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

3/ INVESTMENTS IN AFFILIATES

ORBIMAGE

On May 8, 1997, the company's subsidiary, Orbital Imaging Corporation ("ORBIMAGE"), completed a private placement of 300,100 shares of 12% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"), raising gross proceeds of $30,010,000. Also on that date, Orbital purchased ORBIMAGE common stock, bringing its total equity invested to approximately $89,187,000. On July 3, 1997, ORBIMAGE sold an additional 72,605 shares of Preferred Stock, raising an additional $7,260,500. Each share of Preferred Stock entitles its holder to receive annual cumulative dividends of 12% per annum, payable in cash or additional shares of Preferred Stock, at the discretion of ORBIMAGE's Board of Directors. Pursuant to the terms of this transaction, at December 31, 1997, Orbital owned approximately 75% of ORBIMAGE and no longer controls ORBIMAGE's financial and operational affairs as a result of certain rights provided to ORBIMAGE's preferred stockholders. Consequently, the company no longer consolidates ORBIMAGE's financial results, but rather uses the equity method of accounting for its investment in, and earnings or losses attributable to, ORBIMAGE.

Pursuant to a fixed-price contract, Orbital is the primary supplier to ORBIMAGE of imaging satellites, launch services and ground systems. During the year ended December 31, 1997, Orbital recorded sales of approximately $88,618,000 to ORBIMAGE pursuant to this contract. Additionally, Orbital provides certain administrative services to ORBIMAGE on a cost-reimbursable basis; during 1997, Orbital was reimbursed approximately $1,444,000 for such administrative services. At December 31, 1997, the company had receivables due from ORBIMAGE of approximately $3,548,000.

At December 31, 1997, ORBIMAGE had total assets, total liabilities and total stockholders' equity of approximately $137,750,000, $52,389,000 and $85,361,000, respectively. ORBIMAGE recorded approximately $2,062,000 in revenues and $4,082,000 in net losses for the year ended December 31, 1997.

ORBCOMM

In 1993, the company's majority owned subsidiary, Orbital Communications Corporation ("OCC"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), an affiliate of Teleglobe Inc., formed a partnership, ORBCOMM Global, L.P. ("ORBCOMM"), for the design, development, construction, integration, testing and operation of a low-Earth orbit satellite communications system (the "ORBCOMM System"). OCC and Teleglobe Mobile are each 50% general partners in ORBCOMM, and have contributed to ORBCOMM $75,275,000 and $84,525,000, respectively, through December 31, 1997. At December 31, 1997, OCC and Teleglobe Mobile each had a remaining commitment to fund $15,000,000 to ORBCOMM. Additionally, OCC is a 2% general partner in ORBCOMM USA, L.P. ("ORBCOMM USA") and Teleglobe Mobile is a 2% general partner in ORBCOMM International Partners, L.P. ("ORBCOMM International"), two partnerships formed to market the ORBCOMM System. ORBCOMM is a 98% general partner in each of the two marketing partnerships.

Pursuant to the terms of the partnership agreements, (i) OCC and Teleglobe Mobile share equal responsibility for the operational and financial affairs of ORBCOMM, (ii) OCC controls the operational and financial affairs of ORBCOMM USA and (iii) Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International. Since OCC is unable to control, but is able to exercise significant influence over ORBCOMM's and ORBCOMM International's operating and financial policies, the company accounts for its investments in ORBCOMM and ORBCOMM International using the equity method of accounting. Since OCC is able to control the operational and financial affairs of ORBCOMM USA, the company consolidates ORBCOMM USA's results of operations.





Orbital     52

Orbital is the primary supplier of the communications satellites, launch vehicles and certain ground systems to ORBCOMM pursuant to a fixed-price contract. During 1997, 1996 and 1995, Orbital recorded sales to ORBCOMM pursuant to this contract of approximately $57,988,000, $47,215,000 and $49,187,000, respectively. At December 31, 1997 and 1996, Orbital had approximately $16,646,000 and $3,400,000, respectively, in receivables from ORBCOMM. Additionally, since 1995 Orbital has provided certain administrative services to ORBCOMM on a cost-reimbursable basis. During 1997, 1996 and 1995, Orbital was reimbursed approximately $2,298,000, $1,295,000 and $297,000, respectively, for such services.

At December 31, 1997, ORBCOMM had total assets, total liabilities and total partners' capital of approximately $316,969,000, $210,551,000 and $106,418,000, respectively. ORBCOMM recorded approximately $527,000 in revenues and $31,436,000 in net losses for the year ended December 31, 1997.

OTHER INVESTMENTS

The company owns equity interests in several emerging space-related companies. The cost basis of these investments was approximately $7,275,000 and $2,910,000, respectively, at December 31, 1997 and 1996. The company provides a valuation allowance against investments in affiliates when it is determined that recovery of all or part of the investment is not probable. At December 31, 1997 and 1996, approximately $4,886,000 and $1,100,000 of allowance had been recorded against certain of these investments. Approximately $2,000,000 of gain on the sale of an investment was realized in 1995 when Orbital sold one such fully reserved investment. The gain was reported in net investment income in the 1995 consolidated statement of earnings. No such gains from sales of investments were realized in 1997 or 1996.

4/ BUSINESS COMBINATIONS

PURCHASE TRANSACTIONS

ASHTECH INC. MERGER. On December 31, 1997, Orbital merged its subsidiary, Magellan Corporation, with Ashtech Inc. ("Ashtech") (the combined company is hereinafter referred to as "Magellan"). To effect the merger, Orbital paid former Ashtech security holders approximately $52,800,000, consisting of $25,000,000 in cash and approximately 23,954,000 shares of Magellan common stock. Orbital now owns a controlling interest of approximately 66% of Magellan. Orbital recognized a gain of $21,810,000 on the issuance of Magellan common stock. The merger was accounted for using the purchase method of accounting. Accordingly, approximately $46,663,000 in excess of purchase price over the fair value of net assets acquired was recorded and is being amortized on a straight-line basis over 20 years.

CTA INCORPORATED ACQUISITION. On August 15, 1997, Orbital acquired substantially all the assets, including all the stock of certain subsidiaries, and certain liabilities relating to the satellite manufacturing and communications services businesses of CTA Incorporated ("CTA"). The financial results of the acquired businesses have been included in the company's consolidated results since August 15, 1997. As consideration, Orbital repaid $27,000,000 of outstanding debt related to the acquired businesses and paid approximately $13,000,000 in cash, which may be reduced subject to certain post-closing adjustments. The company accounted for the acquisition using the purchase method of accounting. The purchase price exceeded the fair value of the net assets acquired by approximately $65,724,000 which is being amortized on a straight-line basis over 30 years. During the five years following the closing, CTA will also be entitled to receive (i) royalties from $500,000 to $3,000,000 for sales by the company of certain geostationary satellites in excess of certain threshold sales, and (ii) 3% of cumulative revenues in excess of $50,000,000 earned during such period from the acquired transportation management business of CTA.





                                                                  Orbital     53

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

ROCKWELL INTERNATIONAL CORPORATION ACQUISITION. In July 1997, Orbital formed Magellan DIS Inc. ("DIS") to acquire from Rockwell International Corporation ("Rockwell") the assets and certain liabilities associated with Rockwell's automotive navigation product line. Orbital paid approximately $3,550,000 in cash and issued Rockwell a $4,350,000 unsecured note, which bears interest at 6% and is repayable semi-annually over three years. The stock of DIS was subsequently transferred to Magellan. The company accounted for the acquisition using the purchase method of accounting. The purchase price exceeded the fair value of the net assets acquired by approximately $2,262,000, which is being amortized on a straight-line basis over 10 years.

The following unaudited supplemental financial information presents the consolidated results of operations, on a pro forma basis, as though the Ashtech, CTA and Rockwell acquisitions were consummated on January 1, 1996:


                                                           December 31,
(In thousands, except share data)                     1997             1996
-------------------------------------------------------------------------------
Revenues                                            $ 700,175         $ 560,312
Net income                                             21,087            16,966
Net income per common share                              0.65              0.58
Net income per common share, assuming dilution           0.62              0.54
===============================================================================

The allocation of purchase price to net assets acquired on the 1997 acquisitions may be adjusted in 1998 if additional information becomes known about certain business assumptions used to estimate the fair value of such net assets.

On April 6, 1994, the company's subsidiary, MacDonald, Dettwiler and Associates Ltd. ("MDA"), acquired all the outstanding common shares of The PSC Communications Group Inc. ("PSC") from PSC's former shareholders. In October 1996, Orbital sold substantially all the assets of PSC for approximately $13,000,000, resulting in a gain of approximately $3,600,000. The gain is included in revenues in the 1996 consolidated statement of earnings.

POOLING OF INTERESTS TRANSACTION

MACDONALD, DETTWILER AND ASSOCIATES LTD. On November 17, 1995, the company acquired all the outstanding common shares of MDA from its former shareholders in a merger designed to be tax free to MDA's Canadian shareholders (the "MDA Acquisition").

Pursuant to the terms of the MDA Acquisition, a newly established, wholly owned Canadian subsidiary of Orbital ("Acquisition Subsidiary") issued 4,087,126 exchangeable shares (the "Exchangeable Shares") in exchange for all the issued and outstanding MDA common shares. The company also granted 328,399 options to acquire Orbital common stock to MDA employees who, at the date of the acquisition, held options to acquire MDA common shares. The Exchangeable Shares were exchangeable into Orbital common stock at the option of the holders. As part of the MDA Acquisition, Acquisition Subsidiary also issued 10,000 shares of Class B Preferred Stock to a financial advisor in satisfaction of a portion of the fees owed to that advisor; these shares were fully redeemed during 1997. Additionally, Orbital issued one share of Series A Special Voting Preferred Stock to a voting trust to act as a voting trustee on behalf of the holders of the Exchangeable Shares. Orbital accelerated the redemption of all outstanding Exchangeable Shares in December 1997.





Orbital     54

The MDA Acquisition was accounted for using the pooling of interests method of accounting and, accordingly, Orbital's historical consolidated financial statements were restated to include MDA's financial position, results of operations and cash flows. Merger expenses relating to the MDA Acquisition of approximately $3,400,000 were charged to earnings and were included in acquisition expenses during 1995.

Prior to the acquisition, MDA's financial results were prepared on a March 31 fiscal year basis. Orbital's restated financial statements for 1994 include MDA's historical financial results for its fiscal year ended March 31, 1995. Orbital's consolidated financial statements for the year ended December 31, 1995 included MDA's financial results for the twelve-month period ended December 31, 1995. The effect of recasting MDA's year end for 1995 was charged to Orbital's retained earnings as of January 1, 1995. The charge to retained earnings eliminated the effect of including MDA's results of operations for the three-month period ended March 31, 1995 of $1,047,000 in Orbital's 1995 and 1994 consolidated results of operations. MDA's revenues for the same three-month period were approximately $20,634,000.

5/ SHORT-TERM INVESTMENTS

The following table sets forth the aggregate amortized cost, aggregate fair value and gross unrealized gains and losses for Orbital's short-term investments in debt securities:

                                                           December 31,
(In thousands)                                        1997             1996
-----------------------------------------------------------------------------
Amortized cost                                      $ 2,301          $ 5,813
Fair value                                            2,573            5,827
                                                   --------------------------
Unrealized gains                                    $   272          $    14
=============================================================================

Orbital recognized net losses of approximately $261,000 on sales of short-term investments in 1995 and had no such losses in 1997 or 1996. All debt securities held at December 31, 1997 are scheduled to mature in 1998.

6/ RECEIVABLES AND ACCRUED EXPENSES

The components of receivables were as follows:

                                                           December 31,
(In thousands)                                        1997             1996
------------------------------------------------------------------------------
Billed and billable                                 $ 118,613         $ 73,747
Recoverable costs and accrued profit not billed        73,536           62,628
Retainages due upon contract completion                 6,132            9,767
Allowance for doubtful accounts                        (8,077)          (1,368)
                                                  ----------------------------
    Total                                           $ 190,204         $144,774
==============================================================================

Approximately 75% of recoverable costs and accrued profit not billed and retainages due upon contract completion at December 31, 1997 is due within one year and will be billed on the basis of contract terms and delivery schedules.





                                                                  Orbital     55

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

At December 31, 1997 and 1996, $43,294,000 and $33,690,000, respectively, were receivable from non-U.S. customers. The company enters into forward exchange contracts in an effort to hedge against foreign currency fluctuations on certain receivables and payables denominated in foreign currencies. Accordingly, Orbital is subject to off-balance sheet market risk for the possibility that future changes in market prices may make the forward exchange contracts less valuable. The following table summarizes, at December 31, 1997, outstanding foreign exchange contracts to sell (purchase) foreign currencies, along with current market values:

(U.S. dollars, in thousands)
-----------------------------------------------------------------------------------------------------------------------
       Foreign                Currency
   Currency Hedged         Hedged Against         Contract Amount        Current Market Value    Unrealized Gain (Loss)
-----------------------------------------------------------------------------------------------------------------------
Belgian Francs                  CD                   $     569                 $    556                 $      13
ECU                             CD                       1,477                    1,492                       (15)
ECU                             PS                       1,392                    1,271                       121
French Francs                   CD                         (31)                     (28)                       (3)
Pounds Sterling                 CD                       3,914                    3,996                       (82)
Malaysian Riggits               CD                       3,781                    2,663                     1,118
Norwegian Kroner                CD                       1,274                    1,253                        21
U.S. Dollars                    CD                      36,090                   37,377                    (1,287)
U.S. Dollars                    PS                         529                      528                         1
-----------------------------------------------------------------------------------------------------------------------
CD = Canadian Dollars           PS = Pounds Sterling

Accrued expenses consisted of the following:

                                                         December 31,
(In thousands)                                    1997                 1996
-----------------------------------------------------------------------------
Payroll, payroll taxes and fringe benefits     $  28,291            $  20,375
Payable to subcontractors                         15,534                8,660
Accrued contract costs                            40,552                2,027
Other accrued expenses                            15,897                1,310
                                               ------------------------------
  Total                                        $ 100,274             $ 32,372
=============================================================================

Approximately $26,332,000 of accrued contract costs at December 31, 1997 related to certain contingent liabilities associated with contracts acquired from CTA.





Orbital     56

7/ PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

                                                              December 31,
(In thousands)                                          1997          1996
-------------------------------------------------------------------------------
Land                                                 $     852      $     1,422
Buildings and leasehold improvements                    22,112           21,239
Machinery and equipment                                136,310          116,270
Equipment and satellite systems under construction      41,821           48,134
Software and technical drawings                         15,750           10,331
Accumulated depreciation and amortization              (79,347)         (69,534)
                                                    ---------------------------
  Total                                              $ 137,498      $   127,862
===============================================================================

Interest expense of approximately $9,700,000, $7,300,000 and $5,700,000 was capitalized during 1997, 1996 and 1995, respectively, as part of the historical cost of equipment under construction and investments in affiliates.

8/ SHORT-TERM BORROWINGS

The company has a $25,000,000 unsecured demand line of credit with an international bank. The line is repayable upon demand and bears interest at the prime rate or LIBOR. At December 31, 1997, the interest rate on outstanding borrowings under this line of credit was approximately 6.8%. At December 31, 1997 and 1996, approximately $3,500,000 and $17,500,000, respectively, of borrowings were outstanding against this line of credit.

The company or its subsidiaries maintain other unsecured general short-term credit facilities. At December 31, 1997, approximately $6,567,000 was outstanding on these facilities at an average borrowing rate of 8%. There were no outstanding borrowings on these facilities at December 31, 1996.

The company's primary $100,000,000 credit facility was amended and restated during 1997. At December 31, 1997, the amended facility included a line of credit and a term loan, both maturing in 2001. All of the outstanding borrowings under this facility have been classified as long-term obligations (see note 9) due to the three-year term of the underlying debt instruments.
The company terminated a $10,000,000 line of credit with a domestic bank during 1997. At December 31, 1996, $5,700,000 was outstanding under this facility.

9/ LONG-TERM OBLIGATIONS

The following sets forth the company's long-term obligations, excluding capital lease obligations (see note 10):

                                                                                                     December 31,
(In thousands)                                                                                  1997              1996
-----------------------------------------------------------------------------------------------------------------------
7% note, principal and interest due monthly through 1998                                   $     631           $  1,275
7.74-9.35% notes, principal and interest due monthly 1998-1999                                 7,421             12,554
8.95% bank note, principal and interest due monthly through 1999                                  --              2,284
7.19% - 8.64% notes, principal and interest due monthly through 2002                          24,562                 --
8.41% note, principal and interest due monthly through 2005                                    9,407                 --
6% note, principal and interest due semi-annually through 2000                                 4,350                 --
5% bank notes, principal and interest due monthly through 2003                                 1,964              1,631
7.89% bank notes, interest and principal due quarterly through 2001                           47,750              8,000
12% note, interest due semi-annually, principal due 1999-2001                                 20,000             20,000
5% convertible subordinated notes, interest due semi-annually, principal due 2002            100,000                 --
                                                                                          -----------------------------
                                                                                             216,085             45,744
    Less current portion                                                                     (18,189)           (14,115)
                                                                                          -----------------------------
    Total                                                                                  $ 197,896           $ 31,629
=======================================================================================================================





                                                                  Orbital     57

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The 7% note is secured by certain equipment located at the company's Pomona, California facility. The 7.74-9.35% notes are secured by certain equipment located at the company's Germantown, Maryland facility. The 8.95% bank note was secured by the company's satellite integration and test facility located in Dulles, Virginia; the company repaid this note in full in February 1997. The 7.19% - 8.64% notes are secured by certain office, computer and test equipment located at the company's Germantown, Maryland, Chandler, Arizona and Dulles, Virginia facilities. The 8.41% note is secured by the company's L-1011 aircraft. In conjunction with its acquisition of Rockwell's automotive navigation product line, on July 31, 1997 Orbital issued Rockwell a $4,350,000 unsecured note, which bears interest at 6% and is repayable semi-annually over three years.

The company has two secured bank borrowing agreements, totaling approximately $71,000,000, of which $54,000,000 was available and $1,964,000 was outstanding at December 31, 1997. The secured bank notes, pursuant to an intercreditor agreement between two international banks, provide for borrowings at a variable rate, 5% at December 31, 1997, and are collateralized by MDA's accounts receivable, inventory and certain other assets. The agreements contain certain covenants with respect to MDA's leverage ratio and tangible net worth.

During 1997, Orbital amended and restated its existing revolving credit facility to provide for total borrowings from an international syndicate of six banks of up to $100,000,000. The facility included a $35,000,000 term loan, and a $65,000,000 revolving line of credit; $10,000,000 of the term loan was repaid in 1997. The interest rate charged under the facility is a variable rate based on the prime rate or LIBOR. The weighted average interest rate on borrowings outstanding under this facility at December 31, 1997 was 7.89%. Outstanding borrowings are collateralized by the company's accounts receivable. The facility prohibits the payment of cash dividends and contains certain covenants with respect to the company's working capital levels, fixed charge ratio, leverage ratio and net worth, and expires in August 2001.

Orbital amended its 12% unsecured note during the first quarter of 1997 to facilitate compliance with certain financial covenants as well as to permit the completion of the ORBIMAGE equity financing (see note 3). In connection with this amendment, the interest rate on the note increased from 11.5% to 12% effective March 31, 1997. The unsecured note contains certain covenants with respect to fixed charge ratio, leverage ratio and tangible net worth, and includes certain cross-default provisions.

On September 16, 1997, Orbital sold $100,000,000 of 5% convertible subordinated notes due October 2002. The notes, which are non-callable for three years, are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share, subject to adjustment in certain events.

In 1996, ORBCOMM issued $170,000,000 senior unsecured notes due 2004 (the "ORBCOMM Notes") to institutional investors. The ORBCOMM Notes bear interest at a fixed rate of 14% and provide for noteholder participation in future ORBCOMM service revenues. The ORBCOMM Notes are fully and unconditionally guaranteed on a joint and several basis by OCC and Teleglobe Mobile. The guarantee is non-recourse to Orbital.





Orbital     58

The fair value of Orbital's long-term obligations at December 31, 1997 and 1996 is estimated at approximately $178,455,000 and $38,521,000, respectively. Fair value estimates are based on quoted market prices or on current rates offered for debt of similar remaining maturities. The 1997 fair value amount is less than the carrying value primarily as a result of the current market premium on the convertible notes. Scheduled maturities of long-term debt for each of the years in the five-year period ending December 31, 2002 and thereafter are $18,189,000, $26,137,000, $24,550,000, $38,153,000, $105,138,000 and
$3,918,000, respectively.

10 / LEASE COMMITMENTS

Aggregate minimum rental commitments under non-cancelable operating and capital leases (primarily for office space and equipment) at December 31, 1997 were as follows:

(In thousands)                                   Operating            Capital
-----------------------------------------------------------------------------
1998                                             $ 13,479           $  1,154
1999                                               12,033                537
2000                                               10,931                 27
2001                                                8,706                 --
2002                                                7,145                 --
2003 and thereafter                                22,634                 --
                                                 ----------------------------
                                                 $ 74,928              1,718
                                                 =========
Less: Interest at 10%                                                   (159)
Less: Current portion                                                 (1,061)
                                                                  -----------
    Total                                                           $    498
=============================================================================


Rent expense for 1997, 1996 and 1995 was approximately $10,870,000, $12,300,000 and  $11,215,000, respectively.

11/ INCOME TAXES

The provisions (benefits) for income taxes consisted of the following:

                                                Years Ended December 31,
(In thousands)                            1997            1996          1995
-----------------------------------------------------------------------------
CURRENT PROVISION:
    U.S. Federal                       $     --       $     --       $    33
    Foreign                               1,283          1,831         1,180
    State                                    --             --            --
DEFERRED PROVISION:
    U.S. Federal                             --             --           (356)
    Foreign                                 752             --         (2,159)
    State                                    --             --             --
                                       --------------------------------------
      Total                            $  2,035       $  1,831       $ (1,302)
=============================================================================





                                                                  Orbital     59

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The income tax provisions (benefits) were different from those computed using the statutory U.S. Federal income tax rate as set forth below:

                                                 Years Ended December 31,
                                             1997        1996           1995
-----------------------------------------------------------------------------
U.S. Federal statutory rate                 35.0%         35.0%       (34.0)%
Tax-exempt interest                            --         (0.6)       (13.7)
Intangible amortization                       5.0         13.2         50.3
Foreign income taxes, net                     3.3        (12.9)       (53.1)
Disqualifying stock sales                      --         (3.2)       (16.0)
Changes in valuation allowance              (36.1)       (15.0)          --
Other, net                                    0.9         (6.2)         1.1
                                    -----------------------------------------
     Effective rate                           8.1%        10.3%       (65.4)%
=============================================================================

The tax effects of significant temporary differences were as follows:

                                                                December 31,
(In thousands)                                                1997           1996
-------------------------------------------------------------------------------------
TAX ASSETS:
    Non-deductible financial statement accruals           $   32,568     $    37,603
    U.S. Federal net operating loss carryforward              60,874          47,823
    Intangible assets                                          5,422           6,865
    U.S. Federal and foreign tax credit carryforward          11,924          13,707
                                                        -----------------------------
                                                             110,788         105,998
    Valuation allowance                                      (37,698)        (52,233)
                                                        -----------------------------
       Tax assets, net                                    $   73,090     $    53,765
                                                        =============================
TAX LIABILITIES:
    Percentage-of-completion accounting                   $    1,796     $     3,349
    Excess tax depreciation                                    6,699           5,280
    Excess deductions for tax reporting purposes              49,690          29,479
                                                        -----------------------------
    Tax liabilities                                       $   58,185     $    38,108
=====================================================================================


In 1997 and 1996, approximately 20.6% and 27.9%, respectively, of the company's income before provision for income taxes and cumulative effect of an accounting change was generated from foreign sources. In 1995, approximately $2,100,000 of income before benefit for income taxes and cumulative effect of an accounting change was generated from foreign sources. At December 31, 1997, the company had U.S. Federal net operating loss carryforwards (portions of which expire beginning in 2005) and research and environmental tax credit carryforwards of approximately $150,000,000 and $3,000,000, respectively, that may be used through the year 2013, subject to certain annual limitations and other restrictions. Management believes that its net deferred tax assets, largely attributable to Canadian investment tax credit carryforwards, will be realized in the near future.





Orbital     60

12/ COMMON STOCK AND STOCK OPTION PLANS

In 1996, the company issued 1,200,000 shares of common stock in a private placement to various offshore investors, receiving net proceeds of approximately $20,300,000. In addition, during 1996, the company completed the redemption of $55,880,000 outstanding principal of its 6 3/4% convertible subordinated debentures that had been due 2003. As a result of this conversion, the outstanding principal was converted into 3,887,304 shares of the company's common stock.

The company's 1997 Stock Option and Incentive Plan (the "1997 Plan") provides for awards of incentive or non-qualified stock options and restricted stock to employees, directors, consultants and advisors of the company and its ubsidiaries. Under the terms of the 1997 Plan, options may not be issued at less than 100% of the fair market value of the company's common stock on the date of grant. Options under the 1997 Plan vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date. The 1997 Plan provides for automatic grants of non-qualified stock options to non-employee directors of the company. Restricted stock grants under the 1997 plan vest at a rate determined by the Board, generally vesting two years following the date of award.

The 1997 Plan has 1,600,000 shares authorized for option grants or restricted stock awards. In January 1998, Orbital's Board of Directors authorized an increase in the number of shares available for grant to 3,200,000, subject to stockholder approval. Options are also outstanding under two predecessor option plans and pursuant to replacement options that have been granted in connection with certain acquisitions.

The following two tables summarize information regarding options under the company's stock option plans for the last three years:

                                                                                       Weighted
                                     Number of                Option Price              Average            Outstanding
ORBITAL OPTIONS                       Shares                   Per Share            Exercise Price       and Exercisable
--------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1994     2,116,895              $ 1.82 - $22.00              $ 13.02              997,981
    Granted                            553,966              $ 7.47 - $18.81              $ 16.97
    Exercised                         (300,011)             $ 3.51 - $15.30              $  6.29
    Canceled or expired               (130,325)             $ 3.51 - $22.00              $ 20.39
                                   ------------

OUTSTANDING AT DECEMBER 31, 1995     2,240,525              $ 1.82 - $22.00              $ 14.16            1,133,713
    Granted                          1,372,000              $12.25 - $17.63              $ 13.26
    Exercised                         (298,916)             $ 1.82 - $17.75              $  7.20
    Canceled or expired               (588,399)             $ 3.51 - $22.00              $ 20.23
                                   ------------

OUTSTANDING AT DECEMBER 31, 1996     2,725,210              $ 1.82 - $22.00              $ 13.10            1,324,316
    Granted                          1,908,650              $13.50 - $ 24.00             $ 17.29
    Exercised                         (326,263)             $ 1.82 - $ 18.81             $ 10.43
    Canceled or expired               (300,306)             $ 1.82 - $ 22.00             $ 15.12
                                   ------------

OUTSTANDING AT DECEMBER 31, 1997     4,007,291              $ 1.84 - $ 24.00             $ 15.16            1,549,185
==========================================================================================================================





                                                                  Orbital     61

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                                       Options Outstanding                                Options Exercisable
                     -------------------------------------------------------       ------------------------------------
                          Number         Weighted Average                              Number
 Range of              Outstanding          Remaining        Weighted Average        Exercisable      Weighted Average
Exercise Prices      at Dec. 31, 1997    Contractual Life     Exercise Price      at Dec. 31, 1997      Exercise Price
-----------------------------------------------------------------------------------------------------------------------
$  1.84 - $ 13.50      1,488,479              6.25                $11.89               912,472             $ 11.35
$ 13.62 - $ 16.50      1,377,136              7.95                $15.77               307,966             $ 14.33
$ 16.63 - $ 24.00      1,141,676              8.53                $18.68               328,747             $ 17.85
------------------    -----------            ------               -------            ----------          ----------
$  1.84 - $ 24.00      4,007,291              7.48                $15.16             1,549,185             $ 13.32
=======================================================================================================================

OCC adopted a stock option plan in 1992 (the "ORBCOMM Plan"). The ORBCOMM Plan provides for grants of incentive and non-qualified stock options to purchase OCC common stock to officers and employees of ORBCOMM and the company. Under the terms of the ORBCOMM Plan, incentive stock options may not be granted at less than 100% of the fair market value, and non-qualified options may not be granted at less than 85% of the fair market value, of OCC common stock at the date of grant as determined by OCC's Board of Directors. The options vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-fourth increments over a four-year period. Certain provisions of the ORBCOMM Plan require OCC to repurchase, with cash or promissory notes, the common stock acquired pursuant to the options. The cash repurchase amount is restricted by the terms of the ORBCOMM Notes to an amount not to exceed $1,000,000 in any one year. During 1997 and 1996, OCC repurchased 43,800 and 47,760 shares, respectively, of OCC common stock under this provision.

The following two tables summarize the option activity relating to the ORBCOMM
Plan:

                                                                                     Weighted
                                       Number of               Option Price             Average            Outstanding
OCC OPTIONS                              Shares                  Per Share          Exercise Price       and Exercisable
-------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1994       599,074              $ 1.50  - $14.00           $  5.64              298,657
    Granted                                 --                    N/A                      N/A
    Exercised                           (8,936)             $ 1.50 - $13.00            $  3.87
    Canceled or expired                (44,238)             $ 1.50 - $13.00            $  6.74
                                     ----------

OUTSTANDING AT DECEMBER 31, 1995       545,900              $ 1.50 - $14.00            $  5.56              411,086
    Granted                            154,500              $17.00 - $25.00            $ 20.50
    Exercised                          (67,270)             $ 1.50 - $13.00            $  2.43
    Canceled or expired                (34,300)             $ 1.50 - $17.00            $ 13.81
                                     ----------

OUTSTANDING AT DECEMBER 31, 1996       598,830              $ 1.50 - $25.00            $  9.40              393,903
    Granted                            284,500                   $26.50                $ 26.50
    Exercised                          (20,900)             $ 1.50 - $25.00            $  6.68
    Canceled or expired               (112,600)             $ 1.50 - $25.00            $ 14.86
                                     ----------

OUTSTANDING AT DECEMBER 31, 1997       749,830              $ 1.50 - $26.50            $ 15.22              415,804
=========================================================================================================================





Orbital     62

                                       Options Outstanding                                Options Exercisable
                    ----------------------------------------------------------    ---------------------------------------
                         Number        Weighted Average                                Number
     Range of          Outstanding         Remaining         Weighted Average       Exercisable         Weighted Average
 Exercise Prices    at Dec. 31, 1997   Contractual Life       Exercise Price      at Dec. 31, 1997       Exercise Price
-------------------------------------------------------------------------------------------------------------------------
$ 1.50 - $ 4.00         261,540             4.82               $  2.38               261,540                 $  2.38
$ 5.25 - $25.00         163,790             6.52               $ 13.39               116,389                 $ 11.79
$26.50 - $26.50         324,500             9.36               $ 26.50                37,875                 $ 26.50
----------------       --------            -----              --------               -------               ----------
$ 1.50 - $26.50         749,830             7.16               $ 15.22               415,804                 $  7.21
=========================================================================================================================


During 1996, Magellan adopted the 1996 Stock Option Plan (the "Magellan Plan"), pursuant to which incentive or non-qualified options to purchase up to 7,000,000 shares of Magellan common stock may be granted to Magellan and Orbital employees, consultants or advisors. The Magellan Plan stipulates that stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of grant, as determined by Magellan's Board of Directors. The Magellan options generally vest incrementally over a three-year period. Certain provisions of the Magellan Plan require Magellan to repurchase the common stock acquired pursuant to options granted prior to May 1, 1997.

The following table summarizes the option activity relating to the Magellan
Plan:

                                                                                       Weighted
                                     Number of                Option Price              Average            Outstanding
MAGELLAN OPTIONS                       Shares                  Per Share            Exercise Price       and Exercisable
------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1995            --                       --                     --                    --
  Granted                            6,915,900                   $ 1.10                $  1.10
  Exercised                                 --                      N/A                   N/A
  Canceled or expired                 (322,300)                  $ 1.10                $  1.10

OUTSTANDING AT DECEMBER 31, 1996     6,593,600                   $ 1.10                $  1.10               667,539
  Granted                            1,717,500                   $ 1.10                $  1.10
  Exercised                           (103,909)                  $ 1.10                $  1.10
  Canceled or expired               (1,427,531)                  $ 1.10                $  1.10

OUTSTANDING AT DECEMBER 31, 1997     6,779,660                   $ 1.10                $  1.10             2,528,097
========================================================================================================================

The weighted average remaining contractual life on outstanding options was 8.84 years.

In conjunction with the Ashtech merger (see note 4), Magellan assumed the Ashtech option plan and issued replacement options that are exercisable into Magellan common stock. At December 31, 1997, there were 5,316,561 non-qualified Magellan replacement options outstanding, 3,606,540 of which were exercisable. The option price per share ranges from $0.81 to $1.72 with an average exercise price of $1.09. The weighted average remaining contractual life on the outstanding Magellan replacement options was 7.74 years.





                                                                  Orbital     63

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

13/ STOCK-BASED COMPENSATION

The company uses the Black-Scholes option pricing model to determine the pro forma impact to the company's net income and earnings per share. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted average fair value per share of stock options granted. This information and the assumptions used for 1997, 1996 and 1995 for all option plans is summarized as follows:

                      Additional Shares                                                         Weighted Average
                         Available at                                   Risk-Free                  Fair Value
                         December 31,           Volatility            Interest Rate          Per Share at Grant Date
--------------------------------------------------------------------------------------------------------------------
                        1997      1996      1997   1996   1995      1997   1996   1995       1997     1996     1995
Orbital Plan          218,868  231,955        54%   56%    58%      6.1%   5.3%   7.0%     $17.29   $13.26   $16.97
ORBCOMM Plan           48,878   20,778        30%   30%   N/A       6.1%   5.6%   N/A      $26.50   $20.50      N/A
Magellan Plan         116,431  406,400        30%   30%   N/A       5.9%   6.4%   N/A      $ 1.10   $ 1.10      N/A
--------------------------------------------------------------------------------------------------------------------

The assumed expected dividend yield was zero for all years for all option plans. The assumed average expected life for all options for all years was 4.5 years (except that no such assumption was applicable for the ORBCOMM and Magellan Plans for 1995).

The company recorded compensation expense of approximately $600,000, $300,000 and $55,000 related to the various option plans for the years ended December 31, 1997, 1996 and 1995, respectively. Had the company determined compensation expense based on the fair value at the grant date for stock options, the company's net income (loss), net income (loss) per common share and net income
(loss) per common share, assuming dilution would have been $11,804,000, $0.37 and $0.35, respectively, for the year ended December 31, 1997; $7,202,000, $0.25 and $0.25, respectively, for the year ended December 31, 1996; and ($6,773,000), ($0.26) and ($0.26), respectively, for the year ended December 31, 1995. Pro forma net income (loss) reflects only options granted in 1997, 1996 and 1995 and, therefore, may not be representative of the effects for future periods.

During 1996, the company issued 150,000 stock appreciation rights that vest over a three-year period. Payment is dependent on appreciation of the company's common stock over the vesting period. The company recorded approximately $1,470,000 and $175,000, respectively, in compensation expense during 1997 and 1996 with respect to these rights.

14/ SUPPLEMENTAL DISCLOSURES

DEFINED CONTRIBUTION PLANS

At December 31, 1997, the company had several defined contribution plans (the "Plans") generally covering all full-time employees in the U.S. and Canada. Company contributions to the Plans are made based on certain plan provisions and at the discretion of the Board of Directors, and were approximately $9,108,000, $7,097,000 and $6,533,000 during 1997, 1996 and 1995, respectively.

CASH FLOWS

Cash payments for interest and income taxes were as follows:

                                               Years Ended December 31,
(In thousands)                            1997          1996           1995
----------------------------------------------------------------------------
Interest paid                          $ 10,059       $ 10,860       $ 9,906
Income taxes paid, net of refunds           544          1,327         1,339
============================================================================





Orbital     64

NET INCOME PER COMMON SHARE

Net income and outstanding shares of common stock used in calculating earnings per share differed from those amounts reported in the consolidated financial statements as follows:

                                                                                        Net Income Per Common Share,
(In thousands)                                    Net Income Per Common Share                 Assuming Dilution
--------------------------------------------------------------------------------------------------------------------
1997
Net income                                                 $ 23,005                               $ 23,005
Assuming conversion of convertible notes                         --                                    429
                                                         -----------------------------------------------------------
         Net income, as adjusted                           $ 23,005                               $ 23,434
                                                         ===========================================================

Outstanding common shares                                    32,482                                 32,482
Effect of weighting for outstanding shares                     (199)                                  (199)
Outstanding stock options                                        --                                    656
Assuming conversion of convertible notes                         --                                  1,042
                                                         -----------------------------------------------------------
         Adjusted shares                                     32,283                                 33,981
                                                         ===========================================================
1996
Net income                                                 $ 15,907                               $ 15,907
Assuming conversion of convertible notes                         --                                  2,357
                                                         -----------------------------------------------------------
         Net income, as adjusted                           $ 15,907                               $ 18,264
                                                         ===========================================================

Outstanding common shares                                    32,161                                 32,161
Effect of weighting for outstanding shares                   (3,389)                                (3,389)
Outstanding stock options                                        --                                    664
Assuming conversion of convertible notes                         --                                  2,396
                                                         -----------------------------------------------------------
         Adjusted shares                                     28,772                                 31,832
                                                         ===========================================================
1995
Net loss                                                   $ (4,848)                              $ (4,848)
Assuming conversion of convertible notes                         --                                  3,780
                                                         -----------------------------------------------------------
         Net income, as adjusted                           $ (4,848)                              $ (1,068)
                                                         ===========================================================

Outstanding common shares                                    26,766                                 26,766
Effect of weighting for outstanding shares                   (1,072)                                (1,072)
Outstanding stock options                                        --                                    513
Assuming conversion of convertible notes                         --                                  3,896
                                                         -----------------------------------------------------------
         Adjusted shares                                     25,694                                 30,103
====================================================================================================================


SUMMARY SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data for the previous three years:

                                                                                 Quarter Ended
(In thousands, except share data)                       March 31           June 30            Sept. 30         Dec. 31
-----------------------------------------------------------------------------------------------------------------------
1997
  Revenues                                             $ 122,112          $ 142,226           $164,670         $176,967
  Income from operations                                   6,047             11,005             12,249              193
  Net income                                               5,094              5,603              6,130            6,178
  Net income per common share                               0.16               0.17               0.19             0.20
  Net income per common share, assuming dilution            0.16               0.17               0.18             0.18
1996
  Revenues                                               104,894            116,512            119,571          120,458
  Income from operations                                   5,872              7,324              7,124            3,522
  Net income                                               3,128              3,839              4,456            4,484
  Net income per common share                               0.12               0.14               0.15             0.14
  Net income per common share, assuming dilution            0.12               0.14               0.15             0.14
1995
  Revenues                                                88,975             81,766             95,817           97,762
  Income (loss) from operations                            4,613               (972)             3,682           (6,179)
  Net income (loss) before cumulative effect of
       accounting change                                   3,017             (1,626)             1,758           (3,837)
  Net income (loss) per common share                       (0.05)             (0.07)              0.06            (0.14)
  Net income (loss) per common share, assuming dilution    (0.05)             (0.07)              0.06            (0.14)
=======================================================================================================================





                                                                  Orbital     65