Form 10-K, Exhibit 13
period 1997-12-31
ORBITAL SCIENCES CORP /DE/
filed 1998-03-26
CIK 820736

                                                                  EXHIBIT 13.2

                          INDEPENDENT AUDITORS' REPORT


The Partners
     ORBCOMM Global, L.P.:

     We have audited the accompanying balance sheets of ORBCOMM Global, L.P. ("ORBCOMM") (a development stage enterprise) as of December 31, 1997 and 1996, and the related statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from June 30, 1993 (date of inception) through December 31, 1997. These financial statements are the responsibility of ORBCOMM's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORBCOMM (a development stage enterprise) as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from June 30, 1993 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

February 5, 1998
Washington, DC

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                            ---------------------------
                                                                 1997          1996
                                                            ------------   ------------
ASSETS

CURRENT ASSETS:

      Cash and cash equivalents                              $   16,106     $   56,870
      Investments                                                22,756         54,769
      Other receivables                                           1,931            753
      Inventory                                                   2,160          1,751
                                                            ------------   ------------
           Total Current Assets                                  42,953        114,143

Investments                                                           0         41,843
Other receivables                                                     0            517
ORBCOMM System, net                                             263,379        170,034
Other assets, net                                                 5,527          6,138
Investments in and advances to affiliates                         4,777         (3,166)
Investment in ORBCOMM Japan                                         333              0
                                                            ------------   ------------
                TOTAL ASSETS                                 $  316,969     $  329,509
                                                            ============   ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:

      Current portion of long-term debt                      $    1,087     $      991
      Accounts payable - Orbital Sciences Corporation            21,100          4,648
      Other accounts payable and accrued liabilities             17,174         13,650
                                                            ------------   ------------
           Total Current Liabilities                             39,361         19,289

      Long-term debt                                            171,190        172,278
                                                            ------------   ------------
           Total Liabilities                                    210,551        191,567

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:

      Teleglobe Mobile Partners                                  57,834         73,596
      Orbital Communications Corporation                         48,584         64,346
                                                            ------------   ------------
           Total Partners' Capital                              106,418        137,942
                                                            ------------   ------------

                TOTAL LIABILITIES AND PARTNERS' CAPITAL      $  316,969     $  329,509
                                                            ============   ============


               See accompanying notes to the financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                                                                                      TOTAL
                                                                                                                  ACCUMULATED
                                                                                                                     DURING
                                                                                                                  DEVELOPMENT
                                                                            YEARS ENDED                              STAGE
                                                                            DECEMBER 31,                            THROUGH
                                                     -------------------------------------------------------      DECEMBER 31,
                                                           1997                1996               1995                1997
                                                     ---------------    ----------------   -----------------   ------------------
REVENUES:

      Product sales                                   $         517      $          268     $             0     $            785
      Distribution fees                                           0                 100                 900                1,000
      Other                                                      10                  52                   0                   62
                                                     ---------------    ----------------   -----------------   ------------------
           Total revenues                                       527                 420                 900                1,847

EXPENSES:

      Costs of product sales                                    517                 268                   0                  785
      Depreciation                                            7,348               6,198                   0               13,546
      Engineering expenses                                    8,160               5,453                   0               13,613
      Marketing, administrative and other expenses           12,070               6,933                  50               19,062
                                                     ---------------    ----------------   -----------------   ------------------
           Total expenses                                    28,095              18,852                  50               47,006
                                                     ---------------    ----------------   -----------------   ------------------
           Income (loss) from operations                    (27,568)            (18,432)                850              (45,159)

OTHER INCOME AND EXPENSES:

      Interest income, net of interest expenses
        of $833, $307 and $0, respectively                    4,545               3,554                  59                8,158
      Equity in losses of affiliates                         (8,413)             (4,602)               (854)             (13,869)
                                                     ---------------    ----------------   -----------------   ------------------

NET INCOME (LOSS)                                     $     (31,436)     $      (19,480)    $            55     $        (50,870)
                                                     ===============    ================   =================   ==================


               See accompanying notes to the financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                        TOTAL
                                                                                                                     CASH FLOWS
                                                                                                                        DURING
                                                                                                                     DEVELOPMENT
                                                                                       YEARS ENDED                      STAGE
                                                                                       DECEMBER 31,                    THROUGH
                                                                      -------------------------------------------    DECEMBER 31,
                                                                           1997            1996           1995          1997
                                                                      --------------  -------------   -----------   ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
      Net income (loss)                                                $    (31,436)   $   (19,480)     $     55     $  (50,870)
      ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
        CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
      Depreciation                                                            7,348          6,198             0         13,546
      Amortization of financing fees                                            833            307             0          1,140
      Equity in losses of affiliates                                          8,413          4,602           854         13,869
      Increase in other receivables                                            (661)        (1,270)            0         (1,931)
      Increase in inventory                                                    (409)        (1,304)         (447)        (2,160)
      Increase in accounts payable - Orbital Sciences Corporation            16,452            573         1,788         21,100
      Increase (decrease) in other accounts payable
        and accrued liabilities                                               3,524          7,471        (1,670)        17,174
                                                                      --------------  -------------   -----------   ------------

           NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                4,064         (2,903)          580         11,868
                                                                      --------------  -------------   -----------   ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
      Capital expenditures                                                 (100,693)       (69,242)      (38,343)      (276,925)
      Increase in amount due from affiliates                                (16,356)        (1,608)         (661)       (18,625)
      Investment in ORBCOMM Japan                                              (333)             0             0           (333)
      Purchase of investments                                               (47,125)      (136,532)            0       (183,657)
      Proceeds from sale of investments                                     120,893         40,007             0        160,900
                                                                      --------------  -------------   -----------   ------------
           NET CASH USED IN INVESTING ACTIVITIES                            (43,614)      (167,375)      (39,004)      (318,640)
                                                                      --------------  -------------   -----------   ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
      Net proceeds from issuance of long-term debt                                0        164,475             0        169,475
      Repayment of long-term debt                                              (992)          (905)         (825)        (2,722)
      Partners' contributions                                                     0         62,733        38,065        159,800
      Financing fees paid                                                      (222)          (940)       (2,031)        (3,675)
                                                                      --------------  -------------   -----------   ------------
           NET CASH PROVIDED BY  (USED IN) FINANCING ACTIVITIES              (1,214)       225,363        35,209        322,878
                                                                      --------------  -------------   -----------   ------------


NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS:                                                          (40,764)        55,085        (3,215)        16,106

CASH AND CASH EQUIVALENTS:
      Beginning of period                                                    56,870          1,785         5,000              0
                                                                      --------------  -------------   -----------   ------------
CASH AND CASH EQUIVALENTS:
      End of period                                                    $     16,106    $    56,870     $   1,785     $   16,106
                                                                      ==============  =============   ===========   ============




               See accompanying notes to the financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)




                                                           TELEGLOBE        ORBITAL
                                                            MOBILE       COMMUNICATIONS
                                                           PARTNERS       CORPORATION          TOTAL
                                                       --------------   ---------------   ---------------
      Capital contributions                             $     10,000     $      38,149     $      48,149
      Net income (loss)                                            0                 0                 0
      Financing fees                                            (242)             (242)             (484)
                                                       --------------   ---------------   ---------------
PARTNERS' CAPITAL,  DECEMBER 31, 1993                          9,758            37,907            47,665

      Capital contributions                                        0            10,853            10,853
      Net loss                                                    (4)               (5)               (9)
                                                       --------------   ---------------   ---------------
PARTNERS' CAPITAL,  DECEMBER 31, 1994                          9,754            48,755            58,509

      Capital contributions                                   24,750            13,315            38,065
      Net income                                                  27                28                55
      Financing fees                                          (1,014)           (1,014)           (2,028)
                                                       --------------   ---------------   ---------------
PARTNERS' CAPITAL,  DECEMBER 31, 1995                         33,517            61,084            94,601

      Capital contributions                                   49,775            12,958            62,733
      Net loss                                                (9,740)           (9,740)          (19,480)
      Unrealized gains on investments, net                        44                44                88
                                                       --------------   ---------------   ---------------
PARTNERS' CAPITAL,  DECEMBER 31, 1996                         73,596            64,346           137,942

      Net loss                                               (15,718)          (15,718)          (31,436)
      Unrealized losses on investments, net                      (44)              (44)              (88)
                                                       --------------   ---------------   ---------------
PARTNERS' CAPITAL,  DECEMBER 31, 1997                   $     57,834     $      48,584     $     106,418
                                                       ==============   ===============   ===============


               See accompanying notes to the financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

(1)      NATURE OF OPERATIONS

Organization

         In 1993, Orbital Communications Corporation ("OCC"), a majority owned subsidiary of Orbital Sciences Corporation ("Orbital"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), formed ORBCOMM Global, L.P. ("ORBCOMM" or the "Company"), a Delaware limited partnership. OCC and Teleglobe Mobile each hold 50% of the Participation Percentage in the Company, with the result that the approval of both OCC and Teleglobe Mobile is generally necessary for the Company to act.

         OCC and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"), to market services using the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System") in the United States and internationally, respectively. In 1995, the Company became a 98% General Partner in ORBCOMM USA, reducing OCC's direct partnership interest to 2% and eliminating Teleglobe Mobile's direct partnerhsip interest entirely. Simultaneously, the Company became a 98% General Partner in ORBCOMM International, reducing Teleglobe Mobile's direct partnership interest to 2% and eliminating OCC's direct partnership interest entirely.

The ORBCOMM System Description

         ORBCOMM was created for the design, development, construction, integration, testing and operation of the ORBCOMM System. The ORBCOMM System comprises three operational segments: (i) a space segment consisting of a constellation of 36 LEO satellites; (ii) a ground and control segment consisting of a network control center which serves as the global control for the satellites, gateway Earth stations which send signals to and receive signals from the satellites, and gateway control centers which serve as message switching systems that process the message traffic; and (iii) a subscriber segment consisting of subscriber units used by customers to transmit and receive messages to and from satellites.

         The space segment will consist of a constellation of 36 satellites. At December 31, 1997, one plane of two satellites and one plane of eight satellites are in orbit. The ground and control segment consists of gateways strategically located throughout the world and the facilities to monitor and manage all network elements to ensure continuous, consistent operations in the provision of quality service. In addition, ORBCOMM operates a network control center, which is designed to support the full constellation of the ORBCOMM System. The subscriber segment consists of various models of subscriber units, some of which are intended for general use, and some are designed to support specific applications.

The System Charge

         OCC is obligated to pay to the Company a system charge that is equal to 23% of ORBCOMM USA's total service revenues minus 1.15% of its total aggregate service revenues for a calendar quarter in consideration of the construction and financing of the ORBCOMM System assets by the Company. Teleglobe Mobile is obligated to pay to the Company a system charge that is equal to 23% of ORBCOMM International's total service revenues less 1.15% of its total aggregate service revenues for a calendar quarter in consideration of the Company's grant to Teleglobe Mobile of the right to market, sell, lease and franchise all ORBCOMM System output capacity outside the United States. If the Output Capacity Charge as described above is less than 1.15% of aggregate system service revenues, then OCC and Teleglobe Mobile are not required to pay any portion of the system charge to ORBCOMM.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

(1)      THE ORBCOMM SYSTEM - (CONTINUED)

Regulatory Status

         Construction and operation of communications satellites in the United States requires licenses from the Federal Communications Commission (the "FCC"). OCC has been granted full operational authority for the ORBCOMM System by the FCC. Similar licenses are required from foreign regulatory authorities to permit ORBCOMM System services to be offered outside the United States. Primary responsibility for obtaining licenses outside the United States will reside with entities who become international licensees.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

         The Company is in its development stage, devoting substantially all of its efforts to establishing a new data and messaging communications business. The Company's planned principal operations are expected to commence in mid-1998. The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles in the United States.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation and Recoverability of Long-Lived Assets

         The Company depreciates its operational assets over the estimated economic useful life using the straight-line method as follows:

                 Space Segment Assets:         estimated life of the satellite
                 Ground Segment Assets:        10 years
                 Furniture and Equipment:      3 to 10 years

         The ORBCOMM System, which includes the worldwide network control center (including the satellite management system), the U.S. Gateway and two satellites, was placed into service at the beginning of 1996, at which time ORBCOMM began depreciating those assets.

         The Company's policy is to review its long-lived assets, including its satellite systems, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment losses when the sum of the expected future cash flows is less than the carrying amount of the assets. Given the inherent technical and commercial risks within the space communications industry, it is possible that the Company's current estimate for recovery of the carrying amount of its assets may change.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Investments in Affiliates

         Pursuant to the terms of ORBCOMM USA's and ORBCOMM International's partnership agreements, OCC controls the operational and financial affairs of ORBCOMM USA and Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International. The Company, however, significantly influences both marketing partnerships. Accordingly, the Company is accounting for its investments in ORBCOMM USA and ORBCOMM International using the equity method of accounting.

         Pursuant to the equity method of accounting, the Company's carrying amount of an investment is initially recorded at cost and is increased to reflect its share of the affiliate's income, and is reduced to reflect its share of the affiliate's losses. The Company's investment is also increased to reflect contributions to, and reduced to reflect distributions from, such affiliates.

Income Taxes

         As a partnership, Federal and state income taxes are the direct responsibility of each partner. Accordingly, no income taxes have been recorded within the accompanying financial statements.

Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Investments

         The Company maintains two investment portfolios characterized by management's intentions as to future investment activity. Investments classified as "held-to-maturity" are not intended to be sold prior to maturity and are carried at cost. Investments not intended to be held until maturity or traded to capitalize on market gains are classified as "available-for-sale" and are carried at fair value with temporary unrealized gains (losses) charged directly to partners' capital. Investments maturing after one year are classified as long-term investments. The Company uses the average cost method in determining the basis of investments sold when computing realized gains (losses).

Inventory

         Inventory is stated at the lower of cost, determined on the specific identification basis, or market and represents subscriber communicators available for sale to customers.

Fair Value of Financial Instruments

         The carrying value of the Company's cash and cash equivalents, receivables, and accounts payables approximates fair value since all such instruments are short-term in nature. Fair value for the Company's long-term debt is determined based on quoted market rates. At December 31, 1997 and 1996, the fair value for the long-term debt approximated market value.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

ORBCOMM System Under Construction

         During the construction of the ORBCOMM System, the Company is capitalizing substantially all such construction costs. The Company also is capitalizing a portion of the engineering direct labor costs that relate to hardware and system design development and coding of the software products that enhance the operation of the ORBCOMM System. As of December 31, 1997 and 1996, $4,641,000 and $1,244,000, respectively, of such costs have been capitalized, (none as of December 31, 1995). Interest expenses of $24,060,000, $10,030,000 and $426,000 have been capitalized as a part of the historical cost of the ORBCOMM System for the years ended December 31, 1997, 1996 and 1995, respectively.

Partners' Capital

         In accordance with the Partnership Agreement, Teleglobe Mobile and OCC are both general and limited partners in the Company. Therefore, limited and general partner accounts are combined into one single capital account and presented as such in the balance sheets and statements of partners' capital.

Revenue Recognition

         Revenues are recognized when products are shipped or when customers have accepted the products, depending on contractual terms. Service revenues are recognized as such services are rendered. Distribution fees are recognized ratably over the term of the agreement, or when ORBCOMM's obligations under the agreement are substantially completed. License fees from service license agreements are recognized as revenues when ORBCOMM's obligation thereunder is substantially complete.

Reclassification of Prior Years Balances

         Certain amounts in the prior years financial statements have been reclassified to conform with the current year presentation.


(3)      INVESTMENTS

         Included in cash and cash equivalents is $5,420,000 and $54,527,000 of commercial paper as of December 31, 1997 and 1996, respectively. The fair value of the commercial paper approximates carrying value.

         The following table sets forth the aggregate costs and fair values and gross unrealized gains (losses) of available-for-sale investments as of December 31, 1997 and 1996:

                                                        DECEMBER 31, 1997                              DECEMBER 31, 1996
                                                          (IN THOUSANDS)                                (IN THOUSANDS)
                                              --------------------------------------    -------------------------------------------
                                                           UNREALIZED                                    UNREALIZED
                                                 COST    GAINS (LOSSES)   FAIR VALUE       COST        GAINS (LOSSES)   FAIR VALUE
                                              --------- ---------------- -----------    -----------   ----------------  -----------
SHORT-TERM
----------
U.S. Treasury Notes                            $      0  $            0   $        0     $   21,152    $           54    $   21,206
Commercial Paper                                  1,278               0        1,278         10,229                (2)       10,227
                                              --------- ---------------- -----------    -----------   ----------------  -----------
     Total short-term investments                 1,278               0        1,278         31,381                52        31,433
                                              --------- ---------------- -----------    -----------   ----------------  -----------
LONG-TERM
---------
U.S. Treasury Notes, maturing 2-5 years               0               0            0         20,329                36        20,365
                                              --------- ---------------- -----------    -----------   ----------------  -----------
     Total available-for-sale investments      $  1,278  $            0   $    1,278     $   51,710    $           88    $   51,798
                                              ========= ================ ===========    ===========   ================  ===========

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


(3)      INVESTMENTS - (CONTINUED)

         The following table sets forth the aggregate cost and fair values of held-to-maturity investments as of December 31, 1997 and 1996:

                                                          DECEMBER 31, 1997                         DECEMBER 31, 1996
                                                           (IN THOUSANDS)                             (IN THOUSANDS)
                                              ----------------------------------------    ---------------------------------------
                                                             UNREALIZED                                 UNREALIZED
                                                  COST          GAINS      FAIR VALUE        COST          GAINS      FAIR VALUE
                                              ----------   -------------  ------------    ----------  -------------- ------------
SHORT-TERM
----------
U.S. Treasury Notes                             $ 21,478       $   1,841     $ 23,319      $ 23,336       $    525     $  23,861

LONG-TERM
---------
U.S. Treasury Notes, maturing 2-5 years                0               0            0        21,478            542        22,020
                                              ----------   -------------  -----------     ---------   ------------   -----------
     Total held-to-maturity investments        $  21,478       $   1,841     $ 23,319      $ 44,814       $  1,067     $  45,881
                                              ==========   =============  ===========     =========   ============   ===========


Unrealized gains on held-to-maturity investments represent accrued interest income as of December 31, 1997 and 1996, respectively.


(4)      RELATED PARTY TRANSACTIONS

         ORBCOMM paid Orbital $41,843,000, $56,177,000 and approximately $38,000,000 for the periods ended December 31, 1997, 1996 and 1995, respectively. Payments were made for work performed pursuant to the ORBCOMM System Design, Development, and Operations Agreement, the ORBCOMM System Procurement Agreement and the Administrative Services Agreement (for provision of ongoing support to ORBCOMM).

         In 1995, pursuant to the terms of the ORBCOMM System Design, Development and Operations Agreement, the Company reimbursed OCC $1,375,000 for previous costs incurred in obtaining the FCC License and other related costs. The Company capitalized such costs as part of the ORBCOMM System.

         Certain provisions of the Partnership Agreement require ORBCOMM to reimburse OCC for OCC's repurchase of shares of OCC common stock acquired pursuant to the OCC Stock Option Plan ("Stock Option Plan"). During 1997 and 1996, ORBCOMM reimbursed OCC approximately $598,000 and $1,100,000, respectively, under the Stock Option Plan (none in 1995). In 1996, Orbital contributed approximately $100,000 to OCC to repurchase such shares (none in 1997 and 1995).


(5)      ORBCOMM SYSTEM

         The Company's Mobile Communications Satellite System comprises the following assets:

                                                   DECEMBER 31,
                                                  (IN THOUSANDS)
                                            ---------------------------
                                               1997             1996
                                            ----------       ----------
 Space segment                              $  234,110       $  142,678
 Ground segment                                 42,815           33,554
                                            ----------       ----------
 Total                                         276,925          176,232

 Less accumulated depreciation                 (13,546)          (6,198)
                                            ----------       ----------
 Total, net of depreciation                 $  263,379       $  170,034
                                            ==========       ==========

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


(6)      COMMITMENTS AND CONTINGENCIES

Long-Term Debt

         In August 1996, the Company and ORBCOMM Global Capital Corp. issued $170,000,000 of Senior Notes due 2004 with Revenue Participation Interest (the "Old Notes"). All the Old Notes were exchanged for an equal principal amount of registered 14% Series B Senior Notes due 2004 with Revenue Participation Interest (the "Notes"). The Notes are fully and unconditionally guaranteed on a joint and several basis by OCC, Teleglobe Mobile, ORBCOMM USA and ORBCOMM International (each, a "Guarantor" and collectively, the "Guarantors"), except that the guarantees are non-recourse to the shareholders and/or partners of the Guarantors, limited only to the extent necessary for each such guarantee not to constitute a fraudulent conveyance under applicable law.

         On the closing of the offering of the Old Notes, the Company used $44,800,000 of the net proceeds from the sale of the Old Notes to purchase a portfolio of U.S. Government securities to provide for payment in full of interest on the Old Notes and Notes through August 15, 1998. Of this investment portfolio, $23,300,000 was used to pay interest that was due on the Notes on February 15, and August 15, 1997.

         The Company also has a $5,000,000 secured note with a financial institution of which $2,277,000 is outstanding. The note bears interest at 9.2% per annum and is due in monthly principal and interest installments of $104,000 through December 1999. The note is secured by equipment located at certain of the U.S. Earth stations, the network control center and the satellite control center, and is guaranteed by Orbital. A portion of the net proceeds from the offering of the Old Notes, sufficient to pay when due all remaining interest and principal payments on this note, was deposited into a segregated account.

System Procurement Agreement

         Pursuant to the System Procurement Agreement with Orbital, the Company's remaining obligation to purchase satellites, launch services and the ground system is approximately $49,600,000 over the next two years.

Lease Commitments

         In November 1997, ORBCOMM entered into a 5 year operating lease agreement for approximately 46,000 square feet of additional office space. ORBCOMM has an option to renew the lease for another five-year period immediately upon the expiration of the original operating lease. Rental expense for 1997, 1996 and 1995 amounted to approximately $825,000, $393,000, and $48,000, respectively, which was paid to Orbital as part of the Administrative Services Agreement. Rental expense to third parties amounted to approximately $126,000 in 1997. The future minimum rental payments under non-cancelable operating leases are as follows:


Periods                         In thousands
-------                         ------------
1998                              $   978
1999                                1,007
2000                                1,038
2001                                1,062
2002                                1,094
Thereafter                              0
                                  -------

Total minimum lease commitments   $ 5,179
                                  =======

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


(7)      SUBSEQUENT EVENTS (UNAUDITED)

         In February 1998, two additional satellites for ORBCOMM's constellation were successfully launched and have been placed in high inclination orbit using Orbital's Taurus launch vehicle.

         As of March 31, 1998, OCC and Teleglobe Mobile made additional $10,000,000 in capital contributions (or debt financing expressly subordinated to the Notes) as required under the Indenture Agreement.