Form 10-K, Exhibit 13
period 1998-12-31
ORBITAL SCIENCES CORP /DE/
filed 1999-03-31
CIK 820736

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ORBCOMM GLOBAL, L.P.
  Independent Auditors' Report..............................   41
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   42
  Consolidated Statements of Operations and Comprehensive
     Loss for the Years Ended December 31, 1998, 1997 and
     1996 and Total Accumulated During Development Stage
     through December 31, 1998..............................   43
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997 and 1996 and Total Cash Flows
     During Development Stage through December 31, 1998.....   44
  Consolidated Statements of Partners' Capital for the
     period June 30, 1993 (date of inception) to December
     31, 1998...............................................   45
  Notes to Consolidated Financial Statements................   46
ORBCOMM USA, L.P.
  Independent Auditors' Report..............................   54
  Balance Sheets as of December 31, 1998 and 1997...........   55
  Statements of Operations for the Years Ended December 31,
     1998, 1997 and 1996 and Total Accumulated During
     Development Stage through December 31, 1998............   56
  Statements of Cash Flows for the Years Ended December 31,
     1998, 1997 and 1996 and Total Cash Flows During
     Development Stage through December 31, 1998............   57
  Statements of Partners' Capital for the period June 30,
     1993 (date of inception) to December 31, 1998..........   58
  Notes to Financial Statements.............................   59
ORBCOMM INTERNATIONAL PARTNERS, L.P.
  Independent Auditors' Report..............................   62
  Balance Sheets as of December 31, 1998 and 1997...........   63
  Statements of Operations for the Years Ended December 31,
     1998, 1997 and 1996 and Total Accumulated During
     Development Stage through December 31, 1998............   64
  Statements of Cash Flows for the Years Ended December 31,
     1998, 1997 and 1996 and Total Cash Flows During
     Development Stage through December 31, 1998............   65
  Statements of Partners' Capital for the period June 30,
     1993 (date of inception) to December 31, 1998..........   66
  Notes to Financial Statements.............................   67
ORBITAL COMMUNICATIONS CORPORATION
  Independent Auditors' Report..............................   70
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   71
  Consolidated Statements of Operations for the Years Ended
     December 31, 1998, 1997 and 1996.......................   72
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997 and 1996.......................   73
  Consolidated Statements of Stockholders' Deficit for the
     Years Ended December 31, 1998, 1997, 1996 and 1995.....   74
  Notes to Consolidated Financial Statements................   75
TELEGLOBE MOBILE PARTNERS
  Independent Auditors' Report..............................   81
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   82
  Consolidated Statements of Operations and Comprehensive
     Loss for the Years Ended December 31, 1998, 1997 and
     1996 and Total Accumulated During Development Stage
     Through December 31, 1998..............................   83
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1997 and 1996 and Total Cash Flows
     During Development Stage Through December 31, 1998.....   84
  Consolidated Statement of Partners' Capital for the period
     July 21, 1993 (date of inception) to December 31,
     1998...................................................   85
  Notes to Consolidated Financial Statements................   86
ORBCOMM CORPORATION
  Independent Auditors' Report..............................   91
  Balance Sheet as of December 31, 1998.....................   92
  Note to Financial Statement...............................   93

                          INDEPENDENT AUDITORS' REPORT

The Partners
  ORBCOMM Global, L.P.:

     We have audited the accompanying consolidated balance sheets of ORBCOMM Global, L.P. and subsidiaries (a development stage enterprise) as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from June 30, 1993 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ORBCOMM Global, L.P. and subsidiaries (a development stage enterprise) as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 and for the period June 30, 1993 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                                  KPMG LLP
Washington, DC
March 30, 1999

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  3,799   $ 16,106
  Investments...............................................       390     22,756
  Other receivables.........................................       248      1,931
  Inventory.................................................     6,688      2,160
                                                              --------   --------
     Total Current Assets...................................    11,125     42,953
Mobile Communications Satellite System, net.................   327,946    263,379
Other assets, net...........................................     4,690      5,527
Investments in and advances to affiliates...................     2,150      4,777
Investment in ORBCOMM Japan, Ltd............................       333        333
Goodwill....................................................       390          0
                                                              --------   --------
          TOTAL ASSETS......................................  $346,634   $316,969
                                                              ========   ========
                       LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
  Current portion of long-term debt.........................  $  1,190   $  1,087
  Accounts payable -- Orbital Sciences Corporation..........    50,800     21,100
  Accounts payable and accrued liabilities..................    19,255     17,160
                                                              --------   --------
     Total Current Liabilities..............................    71,245     39,347
Revenue participation accrued interest......................       599         14
Long-term debt..............................................   170,000    171,190
                                                              --------   --------
     Total Liabilities......................................   241,844    210,551
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
  Teleglobe Mobile Partners.................................    56,520     57,834
  Orbital Communications Corporation........................    48,270     48,584
                                                              --------   --------
     Total Partners' Capital................................   104,790    106,418
                                                              --------   --------
          TOTAL LIABILITIES AND PARTNERS' CAPITAL...........  $346,634   $316,969
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                                        TOTAL
                                                                                     ACCUMULATED
                                                                                        DURING
                                                                                     DEVELOPMENT
                                                             YEARS ENDED                STAGE
                                                             DECEMBER 31,              THROUGH
                                                    ------------------------------   DECEMBER 31,
                                                      1998       1997       1996         1998
                                                    --------   --------   --------   ------------
REVENUES:
  Product sales...................................  $  1,262   $    517   $    268    $   2,047
  Distribution fees...............................         0          0        100        1,000
  Other...........................................         0         10         52           62
                                                    --------   --------   --------    ---------
     Total revenues...............................     1,262        527        420        3,109
EXPENSES:
  Cost of product sales...........................     1,242        517        268        2,027
  Depreciation....................................    11,048      7,348      6,198       24,594
  Engineering expenses............................    17,007      8,160      5,453       30,620
  Marketing, administrative and other expenses....    34,961     12,070      6,933       54,023
                                                    --------   --------   --------    ---------
     Total expenses...............................    64,258     28,095     18,852      111,264
                                                    --------   --------   --------    ---------
     Losses from operations.......................   (62,996)   (27,568)   (18,432)    (108,155)
OTHER INCOME AND EXPENSES:
  Interest income.................................       914      5,378      3,861       10,212
  Interest expense and other financial charges....    (2,814)      (833)      (307)      (3,954)
  Equity in net losses of affiliates..............    (4,732)    (8,413)    (4,602)     (18,601)
                                                    --------   --------   --------    ---------
NET LOSS..........................................   (69,628)   (31,436)   (19,480)    (120,498)
OTHER COMPREHENSIVE INCOME:
  Unrealized holding gains on investments, net....         0          0         88           88
  Less: reclassification adjustments for net
  holding gains on sales of investments included
  in net loss.....................................         0        (88)         0          (88)
                                                    --------   --------   --------    ---------
COMPREHENSIVE LOSS................................  $(69,628)  $(31,524)  $(19,392)   $(120,498)
                                                    ========   ========   ========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        TOTAL
                                                                                      CASH FLOWS
                                                                                        DURING
                                                                                     DEVELOPMENT
                                                            YEARS ENDED                 STAGE
                                                            DECEMBER 31,               THROUGH
                                                  --------------------------------   DECEMBER 31,
                                                    1998       1997        1996          1998
                                                  --------   ---------   ---------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................  $(69,628)  $ (31,436)  $ (19,480)   $(120,498)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
     USED IN OPERATING ACTIVITIES:
  Depreciation..................................    11,048       7,348       6,198       24,594
  Amortization of financing fees................       837         833         307        1,977
  Equity in net losses of affiliates............     4,732       8,413       4,602       18,601
  Decrease (increase) in other receivables......     1,683        (661)     (1,270)        (248)
  Increase in inventory.........................    (4,528)       (409)     (1,304)      (6,688)
  Increase in accounts payable -- Orbital
     Sciences Corporation.......................         0           0         573        4,648
  Increase in accounts payable and accrued
     liabilities................................     2,095       3,510       7,471       19,255
  Increase in revenue participation accrued
     interest...................................       585          14           0          599
                                                  --------   ---------   ---------    ---------
          NET CASH USED IN OPERATING
            ACTIVITIES..........................   (53,176)    (12,388)     (2,903)     (57,760)
                                                  --------   ---------   ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................   (45,915)    (84,241)    (69,242)    (306,388)
  Increase in amount due from affiliates........    (2,105)    (16,356)     (1,608)     (20,730)
  Investment in ORBCOMM Japan, Ltd..............         0        (333)          0         (333)
  Purchase of investments.......................    (7,228)    (47,125)   (136,532)    (190,885)
  Proceeds from sale of investments.............    29,594     120,893      40,007      190,494
  Other.........................................      (390)          0           0         (390)
                                                  --------   ---------   ---------    ---------
          NET CASH USED IN INVESTING
            ACTIVITIES..........................   (26,044)    (27,162)   (167,375)    (328,232)
                                                  --------   ---------   ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of long-term
     debt.......................................         0           0     164,475      169,475
  Repayment of long-term debt...................    (1,087)       (992)       (905)      (3,809)
  Partners' contributions.......................    68,000           0      62,733      227,800
  Financing fees paid...........................         0        (222)       (940)      (3,675)
                                                  --------   ---------   ---------    ---------
          NET CASH PROVIDED BY (USED IN)
            FINANCING ACTIVITIES................    66,913      (1,214)    225,363      389,791
                                                  --------   ---------   ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................   (12,307)    (40,764)     55,085        3,799
CASH AND CASH EQUIVALENTS:
  Beginning of period...........................    16,106      56,870       1,785            0
                                                  --------   ---------   ---------    ---------
CASH AND CASH EQUIVALENTS:
  End of period.................................  $  3,799   $  16,106   $  56,870    $   3,799
                                                  ========   =========   =========    =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid.................................  $ 23,965   $  24,060   $     347    $  48,797
                                                  ========   =========   =========    =========
  Non-cash capital expenditures.................    29,700      16,452           0       46,152
                                                  ========   =========   =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                        TELEGLOBE                               ORBITAL
                                                          MOBILE                             COMMUNICATIONS
                                                         PARTNERS                             CORPORATION
                                           ------------------------------------   ------------------------------------
                                                       ACCUMULATED                            ACCUMULATED
                                                          OTHER                                  OTHER
                                           PARTNERS   COMPREHENSIVE               PARTNERS   COMPREHENSIVE
                                           CAPITAL        INCOME        TOTAL     CAPITAL        INCOME        TOTAL      TOTAL
                                           --------   --------------   --------   --------   --------------   --------   --------
  Capital contributions..................  $ 10,000        $  0        $ 10,000   $ 38,149        $  0        $ 38,149   $ 48,149
  Net loss...............................         0           0               0          0           0               0          0
  Financing fees.........................      (242)          0            (242)      (242)          0            (242)      (484)
                                           --------        ----        --------   --------        ----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1993.....     9,758           0           9,758     37,907           0          37,907     47,665
  Capital contributions..................         0           0               0     10,853           0          10,853     10,853
  Net loss...............................        (4)          0              (4)        (5)          0              (5)        (9)
                                           --------        ----        --------   --------        ----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1994.....     9,754           0           9,754     48,755           0          48,755     58,509
  Capital contributions..................    24,750           0          24,750     13,315           0          13,315     38,065
  Net income.............................        27           0              27         28           0              28         55
  Financing fees.........................    (1,014)          0          (1,014)    (1,014)          0          (1,014)    (2,028)
                                           --------        ----        --------   --------        ----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1995.....    33,517           0          33,517     61,084           0          61,084     94,601
  Capital contributions..................    49,775           0          49,775     12,958           0          12,958     62,733
  Net loss...............................    (9,740)          0          (9,740)    (9,740)          0          (9,740)   (19,480)
  Unrealized holding gains on
    investments, net.....................         0          44              44          0          44              44         88
                                           --------        ----        --------   --------        ----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1996.....    73,552          44          73,596     64,302          44          64,346    137,942
  Net loss...............................   (15,718)          0         (15,718)   (15,718)          0         (15,718)   (31,436)
  Reclassification adjustments for net
    holding gains on sales of investments
    included in net loss.................         0         (44)            (44)         0         (44)            (44)       (88)
                                           --------        ----        --------   --------        ----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1997.....    57,834           0          57,834     48,584           0          48,584    106,418
  Capital contributions..................    33,500           0          33,500     34,500           0          34,500     68,000
  Net loss...............................   (34,814)          0         (34,814)   (34,814)          0         (34,814)   (69,628)
                                           --------        ----        --------   --------        ----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1998.....  $ 56,520        $  0        $ 56,520   $ 48,270        $  0        $ 48,270   $104,790
                                           ========        ====        ========   ========        ====        ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)  NATURE OF OPERATIONS

  Organization

     In 1993, Orbital Communications Corporation ("OCC"), a majority-owned subsidiary of Orbital Sciences Corporation ("Orbital"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), formed ORBCOMM Global, L.P. ("ORBCOMM" or the "Company"), a Delaware limited partnership. Each of OCC and Teleglobe Mobile holds a 50% partnership interest in the Company, with the result that the approval of both OCC and Teleglobe Mobile is generally necessary for the Company to act.

     OCC and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"), to market services using the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System") in the United States and internationally, respectively. In 1995, the Company became a 98% general partner in ORBCOMM USA, reducing OCC's direct partnership interest to 2% and eliminating Teleglobe Mobile's direct partnership interest entirely. Simultaneously, the Company became a 98% general partner in ORBCOMM International, reducing Teleglobe Mobile's direct partnership interest to 2% and eliminating OCC's direct partnership interest entirely.

     In October 1998, the Company purchased the assets of Dolphin Software Systems Inc. and established two wholly owned subsidiaries. Dolphin Information Services Inc. ("Dolphin") distributes outside Canada software products that enable our customers to better access and manage information obtained from or regarding their remote or mobile assets (collectively, the "Dolphin Software"). Dolphin Software Services, ULC ("Dolphin ULC") develops, and distributes within Canada, the Dolphin Software. The value attributed to assets acquired from Dolphin Software Systems Inc. is not material to the Company's total assets.

  The ORBCOMM System Description

     ORBCOMM was created for the design, development, construction, integration, testing and operation of the ORBCOMM System. The space assets currently consist of a constellation of 28 on-orbit satellites. The ground and control assets consist of gateways strategically located throughout the world and the facilities to monitor and manage all network elements to ensure continuous, consistent operations in the provision of quality service. In addition, ORBCOMM operates a network control center, which is designed to support the full constellation of ORBCOMM System satellites. The subscriber assets consist of various models of subscriber units, some of which are intended for general use, while others are designed to support specific applications.

  The System Charge

     OCC is obligated to pay to the Company a system charge that is equal to 23% of ORBCOMM USA's total service revenues (the "Output Capacity Charge") minus 1.15% of total aggregate revenues, defined as the aggregate of ORBCOMM USA's and ORBCOMM International's total service revenues ("Total Aggregate Revenues"), for a calendar quarter in consideration of the construction and financing of the ORBCOMM System assets by the Company. Teleglobe Mobile is obligated to pay to the Company a system charge that is equal to 23% of ORBCOMM International's total service revenues (the "International Output Capacity Charge") minus 1.15% of Total Aggregate Revenues for a calendar quarter in consideration of the Company's grant to Teleglobe Mobile of the right to market, sell, lease and franchise all ORBCOMM System output capacity outside the United States. If the Output Capacity Charge as described above is less than

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1)  NATURE OF OPERATIONS -- (CONTINUED)
1.15% of Total Aggregate Revenues, then OCC is not required to pay and does not owe any portion of the system charge to ORBCOMM. If the International Output Capacity Charge as described above is less than 1.15% of Total Aggregate Revenues, then Teleglobe Mobile is not required to pay and does not owe any portion of the system charge to ORBCOMM.

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

  Risks and Uncertainties

     The Company's operations are subject to certain risks and uncertainties that are inherent in satellite communication companies and development stage enterprises. The Company expects to have continuing losses for the next several quarters and is dependent upon additional financing to fund operations, complete construction of additional system capacity and to further develop its marketing infrastructure. Although they are not required to do so, the Partners are continuing to fund the financing needs of the Company.

     Given the inherent technical, commercial, regulatory and financial risks within the space communications industry, it is possible that the recoverability of the ORBCOMM system could be adversely affected.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The Company expects to emerge from its development stage by the first half of 1999. The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles in the United States. They include the accounts of the Company and two of its subsidiaries, Dolphin and Dolphin ULC. All significant intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Investments

     The Company maintains two investment portfolios characterized by management's intentions as to future investment activity. Investments classified as "held-to-maturity" are not intended to be sold prior to maturity

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) and are carried at cost. Investments not intended to be held until maturity or traded to capitalize on market gains are classified as "available-for-sale" and are carried at fair value with temporary unrealized gains (losses) charged directly to partners' capital. Investments maturing after one year are classified as long-term investments. The Company uses the average cost method in determining the basis of investments sold when computing realized gains (losses).

  Inventory

     Inventory is stated at the lower of cost, determined on the specific identification basis, or market and primarily represents subscriber communicators available for sale to customers.

  Depreciation and Recoverability of Long-Lived Assets

     The Company depreciates its operational assets over the estimated economic useful life using the straight-line method as follows:

                Space Segment Assets:              generally 8 years
                Ground Segment Assets:             3 to 10 years

     The Company's policy is to review its long-lived assets, including its Mobile Communications Satellite System, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment losses when the sum of the expected future cash flows is less than the carrying amount of the assets. With regard to satellites, the Company recognizes impairment losses on a satellite-by-satellite basis. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Given the inherent technical and commercial risks within the space communications industry, it is possible that the Company's current estimate for recovery of the carrying amount of its assets may change.

  Other Assets, net

     Other assets principally consist of deferred debt issuance costs. These costs are amortized as a component of interest expense and other financial charges over the term of the related debt.

  Investments in Affiliates

     The Company uses the equity method of accounting for its investments in and earnings of affiliates in which the Company has the ability to exercise significant influence over, but not control, such affiliates' operations. In accordance with the equity method of accounting, the Company's carrying amount of an investment in affiliates is initially recorded at cost, and is increased to reflect its share of the affiliates' income and reduced to reflect its share of the affiliates' losses. The Company's investment is also increased to reflect contributions to, and decreased to reflect distributions received from, affiliates. Investments in which the Company does not have the ability to exercise significant influence over operating and financial policies are accounted for under the cost method of accounting.

     Pursuant to the terms of the relevant partnership agreements: (i) Teleglobe Mobile and OCC share equal responsibility for the operational and financial affairs of ORBCOMM; (ii) Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International; and (iii) OCC controls the operational and financial affairs of ORBCOMM USA. Since the Company is unable to control, but is able to exercise significant influence over ORBCOMM International's and ORBCOMM USA's operating and financial

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) policies, the Company is accounting for its investments in OBCOMM International and ORBCOMM USA using the equity method of accounting. However, since the Company is unable either to control or to exercise significant influence over ORBCOMM Japan's operating and financial policies, the Company is accounting for its investment in ORBCOMM Japan using the cost method of accounting.

     Each year, the Company reviews the underlying value of its investments by comparing their carrying amount to their net recoverable amount. The determination of the net recoverable amount consists of evaluating forecasted income and cash flows. Any permanent impairment of such value would be written off to expense.

  Goodwill

     Goodwill, which represents the excess costs over the fair value of identifiable assets acquired from Dolphin Software Systems Inc. at the date of acquisition, will be amortized on a straight-line basis over 10 years, starting January 1, 1999.

     Each year, the Company reviews the underlying value of its goodwill by comparing its carrying amount to its net recoverable amount. The determination of the net recoverable amount consists of evaluating forecasted income and cash flows. Any permanent impairment of such value would be written off to expense.

  Partners' Capital

     In accordance with the Partnership Agreement, Teleglobe Mobile and OCC are both general and limited partners in the Company. Therefore, limited and general partner accounts are combined into one single capital account and presented as such in the consolidated balance sheets and consolidated statements of partners' capital.

  Revenue Recognition

     Revenues are generally recognized when products are shipped or when customers have accepted the products, depending on contractual terms. Service revenues are generally recognized as such services are rendered. Distributions fees and license fees from service license or similar agreements are recognized ratably over the term of the agreements.

  Foreign Currency Translation

     The Company has determined the functional currency of its Canadian subsidiary, Dolphin ULC, to be the U.S. dollar. Consequently, Dolphin ULC's financial statements are remeasured into U.S. dollars on the following basis:

     -- monetary assets and liabilities are remeasured at the current exchange rate;

     -- all non-monetary items that reflect prices from past transactions are remeasured using historical exchange rates, while all non-monetary items that reflect prices from current transactions are remeasured using the current exchange rate; and

     -- revenues and expenses are remeasured at the average exchange rates prevailing at the time the transactions occurred, except those expenses related to non-monetary items, which are remeasured at historical exchange rates.

     Translation gains/losses resulting from the remeasurement process are reported on the consolidated statements of operations under "Other Income and Expenses".

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Income Taxes

     As a partnership, Federal and state income taxes are the direct responsibility of each partner. Accordingly, no income taxes have been recorded within the accompanying consolidated financial statements.

  Segment Information

     Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segment of an Enterprise and Related Information", establishes standards for reporting financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company's operations for 1998 are a single segment, and further segmentation under SFAS No. 131 is not required.

  Comprehensive Income

     As of January 1, 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive loss consists of net loss and net unrealized gains on securities and is presented in the consolidated statements of operations and comprehensive loss. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior years' consolidated financial statements have been reclassified to conform with the requirements of SFAS No. 130.

  Recent Accounting Pronouncements

     Computer Software -- In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use". SOP 98-1 must be adopted no later than January 1, 1999, and defines internal-use software and requires that the cost of such software be capitalized and amortized over its useful life. Presently, the Company's policy is to capitalize the costs of computer software developed or obtained for internal use. Based on the Company's current policy, SOP 98-1 is not expected to have an impact on the Company's consolidated results of operations or financial condition.

     Cost of Start-Up Activities -- In April 1998, the AICPA also issued SOP 98-5, "Reporting on the Costs of Start-Up Activities", to provide guidance to all non-governmental entities on financial reporting of costs of start-up activities. SOP 98-5 must be adopted no later than January 1, 1999, and requires that costs of start-up activities be expensed as incurred. Based on the Company's current policy for costs of start-up activities, SOP 98-5 is not expected to have an impact on the Company's consolidated results of operations or financial condition.

  Reclassification of Prior Years' Balances

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current year presentation.

(3)  INVESTMENTS

     Included in cash and cash equivalents is $5,420,000 of commercial paper as of December 31, 1997 (none as of December 31, 1998). The fair value of the commercial paper approximated carrying value.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3)  INVESTMENTS -- (CONTINUED)
     The following table sets forth the aggregate costs and fair values and gross unrealized gains of available-for-sale and held-to-maturity short-term investments as of December 31, 1998 and 1997:

                                                      DECEMBER 31, 1998                  DECEMBER 31, 1997
                                                        (IN THOUSANDS)                    (IN THOUSANDS)
                                                ------------------------------   ---------------------------------
                                                       UNREALIZED                          UNREALIZED
                                                COST     GAINS      FAIR VALUE    COST       GAINS      FAIR VALUE
                                                ----   ----------   ----------   -------   ----------   ----------
AVAILABLE-FOR-SALE
----------------------------------------------
Commercial Paper..............................  $  0       $0          $  0      $ 1,278     $    0      $ 1,278
                                                ----       --          ----      -------     ------      -------
  Total available-for-sale investments........     0        0             0        1,278          0        1,278
                                                ----       --          ----      -------     ------      -------
HELD-TO-MATURITY
----------------------------------------------
U.S. Treasury Notes...........................   390        5           395       21,478      1,841       23,319
                                                ----       --          ----      -------     ------      -------
  Total held-to-maturity investments..........   390        5           395       21,478      1,841       23,319
                                                ----       --          ----      -------     ------      -------
  TOTAL INVESTMENTS...........................  $390       $5          $395      $22,756     $1,841      $24,597
                                                ====       ==          ====      =======     ======      =======

Unrealized gains on held-to-maturity investments represent accrued interest income as of December 31, 1998 and 1997, respectively. As of December 31, 1998, all Treasury Notes held mature within one year.

(4)  MOBILE COMMUNICATIONS SATELLITE SYSTEM

     The Mobile Communications Satellite System comprises the following assets:

                                                             DECEMBER 31,
                                                            (IN THOUSANDS)
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
Space assets.........................................    $288,648    $225,942
Ground assets........................................      63,892      50,983
                                                         --------    --------
Total................................................     352,540     276,925
Less accumulated depreciation........................     (24,594)    (13,546)
                                                         --------    --------
Total, net...........................................    $327,946    $263,379
                                                         ========    ========

     During construction of the Mobile Communications Satellite System, the Company is capitalizing substantially all construction costs. The Company also is capitalizing the portion of the engineering direct labor costs that relates to hardware and system design development and coding of the software products that enhance the operation of the Mobile Communications Satellite System. For the years ended December 31, 1998, 1997, and 1996, $5,041,000, $4,641,000 and
$1,244,000, respectively, of such costs have been capitalized. For the years ended December 31, 1998, 1997 and 1996, total interest expenses were $24,550,000, $24,060,000 and $10,030,000, respectively, of which $22,573,000,
$24,060,000 and $10,030,000 have been capitalized as a part of the historical cost of the Mobile Communications Satellite System.

(5)  LONG-TERM DEBT

     In August 1996, the Company and ORBCOMM Global Capital Corp. issued $170,000,000 aggregate principal amount of 14% Senior Notes due 2004 with Revenue Participation Interest (the "Old Notes"). All the Old Notes were exchanged for an equal principal amount of registered 14% Series B Senior Notes due 2004 with Revenue Participation Interest (the "Notes"). Revenue Participation Interest represents an aggregate amount equal to 5% of the ORBCOMM System revenues generated from August 1996 and is payable on the Old Notes and the Notes on each interest payment date subject to certain covenant

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5)  LONG-TERM DEBT -- (CONTINUED)
restrictions. The Notes are fully and unconditionally guaranteed on a joint and several basis by OCC, Teleglobe Mobile, ORBCOMM USA and ORBCOMM International, except that the guarantees are non-recourse to the shareholders and/or partners of the guarantors, limited only to the extent necessary for each such guarantee not to constitute a fraudulent conveyance under applicable law.

     On the closing of the Old Notes, the Company used $44,800,000 of the net proceeds from the sale of the Old Notes to purchase a portfolio of U.S. Government securities to provide for payment in full of interest on the Old Notes and Notes through August 15, 1998. All of this investment portfolio was used to pay semi-annual interest that was due on the Notes in 1997 and 1998.

     The Company also has a $5,000,000 secured note with a financial institution of which $1,190,000 was outstanding as of December 31, 1998 as the current portion of long-term debt. As of December 31, 1997 $2,277,000 was outstanding of which $1,087,000 and $1,190,000 were due in 1998 and 1999, respectively. The note bears interest at 9.2% per annum and is secured by equipment located at certain of the U.S. gateway Earth stations and the network control center, and is guaranteed by Orbital.

(6)  RELATED PARTY TRANSACTIONS

     The Company paid Orbital $5,641,000, $41,843,000 and $56,177,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Payments were made for work performed pursuant to the ORBCOMM System Design, Development, and Operations Agreement, the ORBCOMM System Procurement Agreement (the "Procurement Agreement") and the Administrative Services Agreement (for provision of ongoing administrative support to the Company). Additionally, Orbital has deferred $50,800,000 and $21,100,000 as of December 31, 1998 and 1997, respectively, and has indicated that it will continue to defer invoicing of certain amounts under the Procurement Agreement until other funding arrangements for the Company are secured.

     The Company paid ORBCOMM Canada Inc., a majority owned subsidiary of Teleglobe, $208,000 pursuant to a consulting agreement dated March 18, 1998, in consideration for services provided by an employee of ORBCOMM Canada.

     The Company sold $1,008,000, $487,000 and $268,000 of product to ORBCOMM USA and ORBCOMM International for the years ended December 31, 1998, 1997 and 1996, respectively (none in 1995).

     Certain provisions of the Partnership Agreement require ORBCOMM to reimburse OCC for OCC's repurchase of shares of OCC common stock acquired pursuant to the OCC 1998 Stock Option Plan ("Stock Option Plan"). During 1997 and 1996, ORBCOMM reimbursed OCC approximately $598,000 and $1,100,000, respectively, under the Stock Option Plan (none during 1998). In 1996, Orbital contributed approximately $100,000 to OCC to repurchase such shares (none in 1998 and 1997).

(7)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's cash and cash equivalents, receivables, accounts payable and current portion of long term debt approximates fair value since all such instruments are short-term in nature.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7)  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
Fair value for the Company's long-term debt is determined based on quoted market rates. The table set below compares the carrying and the fair value of the Company's long-term debt as of December 31, 1998 and 1997.

                                                DECEMBER 31, 1998       DECEMBER 31, 1997
                                                 (IN THOUSANDS)          (IN THOUSANDS)
                                              ---------------------   ---------------------
                                              CARRYING                CARRYING
                                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              --------   ----------   --------   ----------
Long-term debt..............................  $170,000    $175,100    $170,000    $183,600

(8)  COMMITMENTS AND CONTINGENCIES

  System Procurement Agreement

     Pursuant to the System Procurement Agreement with Orbital, the Company's remaining obligation to purchase satellites, launch services and ground system is approximately $31,500,000.

  Lease Commitments

     In 1998, ORBCOMM entered into a six-year operating lease agreement for approximately 21,500 square feet of office space. ORBCOMM has an option to renew the lease for another five-year period immediately upon the expiration of the original operating lease. Rental expense for 1998, 1997 and 1996 amounted to $2,074,000, $951,000 and $393,000, respectively, of which $939,000, $825,000 and
$393,000, respectively, were paid to Orbital as part of the Administrative Services Agreement. The future minimum rental payments under non-cancelable operating leases are as follows:

                          PERIODS                             IN THOUSANDS
                          -------                             ------------
1999........................................................     $1,769
2000........................................................      1,852
2001........................................................      1,866
2002........................................................      1,916
2003........................................................        842
Thereafter..................................................        624
                                                                 ------
  Total minimum lease commitments...........................     $8,869
                                                                 ======

(9)  SUBSEQUENT EVENTS

     From January 1, 1999 to March 30, 1999, OCC and Teleglobe Mobile paid to the Company an additional $20,950,000 and $21,950,000 in capital contributions, respectively.

     The Company has negotiated a new procurement agreement with Orbital under which it will procure, at a minimum, eight additional satellites and two separate Pegasus launch vehicles, at a total cost of approximately $70,000,000. In addition, the Company has the option under this agreement to procure up to 22 additional satellites and associated launch services using the Pegasus launch vehicle. Amounts due under this agreement are payable by the Company as work is performed by Orbital.

     In late February 1999, the Company consummated the purchase of additional shares of ORBCOMM Japan, Ltd., our International Licensee for Japan, increasing our equity interest in ORBCOMM Japan, Ltd. to approximately 32%.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  ORBCOMM USA. L.P.:

     We have audited the accompanying balance sheets of ORBCOMM USA. L.P. (a development stage enterprise) as of December 31, 1998 and 1997, and the related statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from June 30, 1993 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORBCOMM USA. L.P. (a development stage enterprise) as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 and for the period June 30, 1993 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                                  KPMG LLP
Washington, D.C.
March 30, 1999

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1998      1997
                                                              --------   -------
                                     ASSETS
CURRENT ASSETS:
  Accounts receivable.......................................  $    220   $    65
  Prepaid contract costs....................................       991       123
                                                              --------   -------
          TOTAL ASSETS......................................  $  1,211   $   188
                                                              ========   =======

                       LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
  Accounts payable and accrued liabilities..................  $    717   $   803
                                                              --------   -------
     Total Current Liabilities..............................       717       803
  Amount due to affiliates..................................    13,342     8,635
                                                              --------   -------
     Total Liabilities......................................    14,059     9,438
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
  ORBCOMM Global, L.P.......................................   (12,591)   (9,065)
  Orbital Communications Corporation........................      (257)     (185)
                                                              --------   -------
     Total Partners' Capital................................   (12,848)   (9,250)
                                                              --------   -------
          TOTAL LIABILITIES AND PARTNERS' CAPITAL...........  $  1,211   $   188
                                                              ========   =======

   The accompanying notes are an integral part of these financial statements.

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                TOTAL
                                                                                             ACCUMULATED
                                                                                                DURING
                                                                                             DEVELOPMENT
                                                              YEARS ENDED                       STAGE
                                                              DECEMBER 31,                     THROUGH
                                                 --------------------------------------      DECEMBER 31,
                                                     1998           1997         1996            1998
                                                 ------------      -------      -------      ------------
REVENUES:
  Product sales................................    $   580         $   127      $   229        $    936
  Contract revenues............................          0               0            0           4,203
  Service revenues.............................        179              45           11             235
                                                   -------         -------      -------        --------
          Total revenues.......................        759             172          240           5,374
EXPENSES:
  Cost of sales................................        798             383          262           1,443
  Marketing expenses...........................      3,559           5,173        2,984          16,789
                                                   -------         -------      -------        --------
          Total expenses.......................      4,357           5,556        3,246          18,232
                                                   -------         -------      -------        --------
NET LOSS.......................................    $(3,598)        $(5,384)     $(3,006)       $(12,858)
                                                   =======         =======      =======        ========

   The accompanying notes are an integral part of these financial statements.

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          TOTAL
                                                                                        CASH FLOWS
                                                                                          DURING
                                                                                       DEVELOPMENT
                                                              YEARS ENDED                 STAGE
                                                              DECEMBER 31,               THROUGH
                                                    --------------------------------   DECEMBER 31,
                                                        1998        1997      1996         1998
                                                    ------------   -------   -------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................    $(3,598)     $(5,384)  $(3,006)    $(12,858)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
     USED IN OPERATING ACTIVITIES:
  Increase in accounts receivable.................       (155)         (11)      (54)        (220)
  Increase in prepaid contract costs..............       (868)        (123)        0         (991)
  Increase (decrease) in accounts payable and
     accrued liabilities..........................        (86)         461       133          717
                                                      -------      -------   -------     --------
          NET CASH USED IN OPERATING ACTIVITIES...     (4,707)      (5,057)   (2,927)     (13,352)
                                                      -------      -------   -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in amount due to affiliates............      4,707        5,057     2,917       13,342
  Partners' contributions.........................          0            0         0           10
                                                      -------      -------   -------     --------
          NET CASH PROVIDED BY FINANCING
            ACTIVITIES............................      4,707        5,057     2,917       13,352
                                                      -------      -------   -------     --------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........          0            0       (10)           0
CASH AND CASH EQUIVALENTS:
  Beginning of period.............................          0            0        10            0
                                                      -------      -------   -------     --------
CASH AND CASH EQUIVALENTS:
  End of period...................................    $     0      $     0   $     0     $      0
                                                      =======      =======   =======     ========

   The accompanying notes are an integral part of these financial statements.

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                  TELEGLOBE      ORBITAL       ORBCOMM
                                                   MOBILE     COMMUNICATIONS   GLOBAL,
                                                  PARTNERS     CORPORATION       L.P.      TOTAL
                                                  ---------   --------------   --------   --------
  Capital contributions.........................     $2           $   8        $     0    $     10
  Net loss......................................      0               0              0           0
                                                     --           -----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1993............      2               8              0          10
  Net loss......................................      0               0              0           0
                                                     --           -----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1994............      2               8              0          10
  Capital transfer..............................     (2)             (8)            10           0
  Net loss......................................      0             (17)          (853)       (870)
                                                     --           -----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1995............      0             (17)          (843)       (860)
  Net loss......................................      0             (60)        (2,946)     (3,006)
                                                     --           -----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1996............      0             (77)        (3,789)     (3,866)
     Net loss...................................      0            (108)        (5,276)     (5,384)
                                                     --           -----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1997............      0            (185)        (9,065)     (9,250)
     Net loss...................................      0             (72)        (3,526)     (3,598)
                                                     --           -----        --------   --------
PARTNERS' CAPITAL, DECEMBER 31, 1998............     $0           $(257)      $(12,591)   $(12,848)
                                                     ==           =====        ========   ========

   The accompanying notes are an integral part of these financial statements.

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

  Organization

     In 1993, Orbital Communications Corporation ("OCC"), a majority-owned subsidiary of Orbital Sciences Corporation ("Orbital"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), formed ORBCOMM Global, L.P. ("ORBCOMM" or the "Company"), a Delaware limited partnership. Each of OCC and Teleglobe Mobile holds a 50% partnership interest in the Company, with the result that the approval of both OCC and Teleglobe Mobile is generally necessary for the Company to act.

     OCC and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"), to market services using the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System") in the United States and internationally, respectively. In 1995, the Company became a 98% general partner in ORBCOMM USA, reducing OCC's direct partnership interest to 2% and eliminating Teleglobe Mobile's direct partnership interest entirely. Simultaneously, the Company became a 98% general partner in ORBCOMM International, reducing Teleglobe Mobile's direct partnership interest to 2% and eliminating OCC's direct partnership interest entirely.

  The ORBCOMM System Description

     ORBCOMM was created for the design, development, construction, integration, testing and operation of the ORBCOMM System. The space assets currently consist of a constellation of 28 on-orbit satellites. The ground and control assets consist of gateways strategically located throughout the world and the facilities to monitor and manage all network elements to ensure continuous, consistent operations in the provision of quality service. In addition, ORBCOMM operates a network control center, which is designed to support the full constellation of ORBCOMM System satellites. The subscriber assets consist of various models of subscriber units, some of which are intended for general use, while others are designed to support specific applications.

  The System Charge

     Pursuant to the terms of the system charge agreement between OCC and ORBCOMM USA, ORBCOMM USA has agreed to pay OCC an output capacity charge that is a quarterly fee equal to 23% of its total service revenues for such calendar quarter in exchange for the exclusive right to market, sell, lease and franchise all ORBCOMM System output capacity in the United States and for the exclusive use of the system assets in the United States. For the year ended December 31, 1998, the output capacity charge was $41,000 and is included as part of cost of sales (none in 1997 and 1996).

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

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The Company and ORBCOMM USA expect to emerge from their development stage by the first half of 1999. The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles in the United States.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Pursuant to banking arrangements, ORBCOMM USA has no cash or cash equivalents in accordance with the zero balance agreement with ORBCOMM. However, ORBCOMM considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Prepaid Contract Costs

     Prepaid contract costs consist primarily of advance payments to manufacturers for assembling asset monitoring subscriber communicators.

  Income Taxes

     As a partnership, Federal and state income taxes are the direct responsibility of each partner. Accordingly, no income taxes have been recorded within the accompanying financial statements.

  Revenue Recognition

     ORBCOMM USA provides subscriber communicator hardware to commercial customers. Revenues are recognized when products are shipped or when customers have accepted the products, depending on contractual terms. Service revenues are recognized as such services are rendered.

  Segment Information

     Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segment of an Enterprise and Related Information", establishes standards for reporting financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. ORBCOMM USA's operations for 1998 are a single segment, and further segmentation under SFAS No. 131 is not required.

(3)  RELATED PARTY TRANSACTIONS

     As of December 31, 1998 and 1997, ORBCOMM USA had a payable of $13,660,000 and $8,635,000, respectively, to ORBCOMM for amounts advanced to support ORBCOMM USA's efforts to establish commercial and government markets in the United States. ORBCOMM USA is currently in development stage, and still obtains funds to support operations through non-interest bearing advances from ORBCOMM.

                               ORBCOMM USA, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3)  RELATED PARTY TRANSACTIONS -- (CONTINUED)
     As of December 31, 1998, ORBCOMM USA had a receivable of $318,000 from ORBCOMM International (none as of December 31, 1997).

     ORBCOMM USA purchased $757,000, $383,000 and $262,000 of product from ORBCOMM for the years ended December 31, 1998, 1997 and 1996, respectively (none in 1995).

(4)  COMMITMENTS AND CONTINGENCIES

  Long-Term Debt

     In August 1996, the Company and ORBCOMM Global Capital Corp. issued $170,000,000 aggregate principal amount of 14% Senior Notes due 2004 with Revenue Participation Interest (the "Old Notes"). All of the Old Notes were exchanged for an equal principal amount of registered 14% Series B Senior Notes due 2004 with Revenue Participation Interest (the "Notes"). Revenue Participation Interest represents an aggregate amount equal to 5% of the ORBCOMM System revenues generated from August 1996 and is payable on the Old Notes and the Notes on each interest payment date subject to certain covenant restrictions. The Notes are fully and unconditionally guaranteed on a joint and several basis by OCC, Teleglobe Mobile, ORBCOMM USA and ORBCOMM International, except that the guarantees are non-recourse to the shareholders and/or partners of the guarantors, limited only to the extent necessary for each such guarantee not to constitute a fraudulent conveyance under applicable law.

     On the closing of the Old Notes, the Company used $44,800,000 of the net proceeds from the sale of the Old Notes to purchase a portfolio of U.S. Government securities to provide for payment in full of interest on the Old Notes and Notes through August 15, 1998. All of this investment portfolio was used to pay semi-annual interest that was due on the Notes in 1997 and 1998.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  ORBCOMM International Partners, L.P.:

     We have audited the accompanying balance sheets of ORBCOMM International Partners, L.P. (a development stage enterprise) as of December 31, 1998 and 1997, and the related statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from June 30, 1993 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORBCOMM International Partners, L.P. (a development stage enterprise) as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 and for the period June 30, 1993 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                                  KPMG LLP
Washington, DC
March 30, 1999

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Accounts receivable.......................................  $ 1,023    $     0
  Deferred and prepaid contract costs.......................   20,879     19,580
                                                              -------    -------
          TOTAL ASSETS......................................  $21,902    $19,580
                                                              =======    =======
                        LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
  Accounts payable and accrued liabilities..................  $   530    $ 1,200
  Deferred revenue..........................................   20,094     13,270
                                                              -------    -------
     Total Current Liabilities..............................   20,624     14,470
  Amount due to affiliates..................................    7,389      9,990
                                                              -------    -------
     Total Liabilities......................................   28,013     24,460
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
  Teleglobe Mobile Partners.................................     (122)       (98)
  ORBCOMM Global, L.P.......................................   (5,989)    (4,782)
                                                              -------    -------
     Total Partners' Capital................................   (6,111)    (4,880)
                                                              -------    -------
          TOTAL LIABILITIES AND PARTNERS' CAPITAL...........  $21,902    $19,580
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                TOTAL
                                                                                             ACCUMULATED
                                                                                                DURING
                                                                                             DEVELOPMENT
                                                               YEARS ENDED                      STAGE
                                                              DECEMBER 31,                     THROUGH
                                                   -----------------------------------       DECEMBER 31,
                                                    1998          1997          1996             1998
                                                   -------       -------       -------       ------------
REVENUES:
  Product sales.............................       $10,943       $    56       $     8         $11,007
EXPENSES:
  Cost of product sales.....................        10,943           104             6          11,053
  Marketing expenses........................         1,231         3,152         1,692           6,075
                                                   -------       -------       -------         -------
     Total expenses.........................        12,174         3,256         1,698          17,128
                                                   -------       -------       -------         -------
NET LOSS....................................       $(1,231)      $(3,200)      $(1,690)        $(6,121)
                                                   =======       =======       =======         =======

   The accompanying notes are an integral part of these financial statements.

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       TOTAL
                                                                                     CASH FLOWS
                                                                                       DURING
                                                                                    DEVELOPMENT
                                                             YEARS ENDED               STAGE
                                                             DECEMBER 31,             THROUGH
                                                     ----------------------------   DECEMBER 31,
                                                      1998       1997      1996         1998
                                                     -------   --------   -------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................  $(1,231)  $ (3,200)  $(1,690)    $ (6,121)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
     PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Decrease (increase) in accounts receivable.......   (1,023)        15       (15)      (1,023)
  Increase in deferred and prepaid contract
     costs.........................................   (1,299)   (15,709)   (3,871)     (20,879)
  Increase (decrease) in accounts payable and
     accrued liabilities...........................     (670)       472       728          530
  Increase in deferred revenue.....................    6,824      7,123     6,147       20,094
                                                     -------   --------   -------     --------
          NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES.............................    2,601    (11,299)    1,299       (7,399)
                                                     -------   --------   -------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in amount due from an
     affiliate.....................................        0      1,309    (1,309)           0
                                                     -------   --------   -------     --------
          NET CASH PROVIDED BY (USED IN) INVESTING
            ACTIVITIES.............................        0      1,309    (1,309)           0
                                                     -------   --------   -------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in amount due to
     affiliates....................................   (2,601)     9,990         0        7,389
  Partners' contributions..........................        0          0         0           10
                                                     -------   --------   -------     --------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES.............................   (2,601)     9,990         0        7,399
                                                     -------   --------   -------     --------

NET DECREASE IN CASH AND CASH EQUIVALENTS..........        0          0       (10)           0

CASH AND CASH EQUIVALENTS:
  Beginning of period..............................        0          0        10            0
                                                     -------   --------   -------     --------

CASH AND CASH EQUIVALENTS:
  End of period....................................  $     0   $      0   $     0     $      0
                                                     =======   ========   =======     ========

   The accompanying notes are an integral part of these financial statements.

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                      ORBITAL       TELEGLOBE   ORBCOMM
                                                   COMMUNICATIONS    MOBILE     GLOBAL,
                                                    CORPORATION     PARTNERS     L.P.      TOTAL
                                                   --------------   ---------   -------   -------
  Capital transfer...............................       $ 8           $   2     $    0    $    10
  Net loss.......................................         0               0          0          0
                                                        ---           -----     -------   -------
PARTNERS' CAPITAL, DECEMBER 31, 1993.............         8               2          0         10
  Net loss.......................................         0               0          0          0
                                                        ---           -----     -------   -------
PARTNERS' CAPITAL, DECEMBER 31, 1994.............         8               2          0         10
  Net loss.......................................         0               0          0          0
  Capital transfer...............................        (8)             (2)        10          0
                                                        ---           -----     -------   -------
PARTNERS' CAPITAL, DECEMBER 31, 1995.............         0               0         10         10
  Net loss.......................................         0             (34)    (1,656)    (1,690)
                                                        ---           -----     -------   -------
PARTNERS' CAPITAL, DECEMBER 31, 1996.............         0             (34)    (1,646)    (1,680)
  Net loss.......................................         0             (64)    (3,136)    (3,200)
                                                        ---           -----     -------   -------
PARTNERS' CAPITAL, DECEMBER 31, 1997.............         0             (98)    (4,782)    (4,880)
  Net loss.......................................         0             (24)    (1,207)    (1,231)
                                                        ---           -----     -------   -------
PARTNERS' CAPITAL, DECEMBER 31, 1998.............       $ 0           $(122)    $(5,989)  $(6,111)
                                                        ===           =====     =======   =======

   The accompanying notes are an integral part of these financial statements.

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

  Organization

     In 1993, Orbital Communications Corporation ("OCC"), a majority-owned subsidiary of Orbital Sciences Corporation ("Orbital"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), formed ORBCOMM Global, L.P. ("ORBCOMM" or the "Company"), a Delaware limited partnership. Each of OCC and Teleglobe Mobile holds a 50% partnership interest in the Company, with the result that the approval of both OCC and Teleglobe Mobile is generally necessary for the Company to act.

     OCC and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"), to market services using the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System") in the United States and internationally, respectively. In 1995, the Company became a 98% general partner in ORBCOMM USA, reducing OCC's direct partnership interest to 2% and eliminating Teleglobe Mobile's direct partnership interest entirely. Simultaneously, the Company became a 98% general partner in ORBCOMM International, reducing Teleglobe Mobile's direct partnership interest to 2% and eliminating OCC's direct partnership interest entirely.

  The ORBCOMM System Description

     ORBCOMM was created for the design, development, construction, integration, testing and operation of the ORBCOMM System. The space assets currently consist of a constellation of 28 on-orbit satellites. The ground and control assets consist of gateways strategically located throughout the world and the facilities to monitor and manage all network elements to ensure continuous, consistent operations in the provision of quality service. In addition, ORBCOMM operates a network control center, which is designed to support the full constellation of ORBCOMM System satellites. The subscriber assets consist of various models of subscriber units, some of which are intended for general use, while others are designed to support specific applications.

  The System Charge

     Pursuant to the terms of the international system charge agreement between ORBCOMM, Teleglobe Mobile and ORBCOMM International, ORBCOMM International has agreed to pay Teleglobe Mobile an international output capacity charge that is a quarterly fee equal to 23% of its total service revenues for such calendar quarter in exchange for the exclusive right to market, sell, lease and franchise all ORBCOMM System output capacity outside the United States and for the exclusive use of the system assets outside the United States. No such charge has been incurred.

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

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The Company and ORBCOMM International expect to emerge from their development stage by the first half of 1999. The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles in the United States.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Pursuant to banking arrangements, ORBCOMM International has no cash and cash equivalents in accordance with the zero balance agreement with ORBCOMM. However, ORBCOMM considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Deferred and Prepaid Contract Costs

     Deferred and prepaid contract costs consist primarily of work-in-process for construction of gateway Earth stations for sale to international licensees.

  Revenue Recognition

     Revenues under the gateway procurement contracts with international licensees or the sale of subscriber communicator hardware are generally recognized when contracts are completed, products are shipped or when customers have accepted the products or services, depending on contractual terms. License fees from service license or similar agreements are recognized ratably over the term of the agreements.

  Income Taxes

     As a partnership, Federal and state income taxes are the direct responsibility of each partner. Accordingly, no income taxes have been recorded within the accompanying financial statements.

  Segment Information

     Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segment of an Enterprise and Related Information", establishes standards for reporting financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. ORBCOMM International's operations for 1998 are a single segment, and further segmentation under SFAS No. 131 is not required.

(3)  RELATED PARTY TRANSACTIONS

     As of December 31, 1998 and 1997, ORBCOMM International had a payable of $7,071,000 and $9,990,000, respectively, to ORBCOMM for amounts advanced to support ORBCOMM International's efforts to establish commercial markets outside the United States. ORBCOMM International is currently in development stage, and still obtains funds to support operations through non-interest bearing advances from ORBCOMM.

                      ORBCOMM INTERNATIONAL PARTNERS, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3)  RELATED PARTY TRANSACTIONS -- (CONTINUED)
     As of December 31, 1998, ORBCOMM International had a payable of $318,000 to ORBCOMM USA (none as of December 31, 1997).

     ORBCOMM International purchased $251,000, $104,000 and $6,000 of product from ORBCOMM for the years ended December 31, 1998, 1997 and 1996, respectively (none in 1995).

     As of December 31, 1997, ORBCOMM International had a payable of $87,000 to Teleglobe Canada Inc., an affiliate of Teleglobe Mobile, for a contracted employee to provide international marketing services (none as of December 31, 1998).

(4)  COMMITMENTS AND CONTINGENCIES

  Long-Term Debt

     In August 1996, the Company and ORBCOMM Global Capital Corp. issued $170,000,000 aggregate principal amount of 14% Senior Notes due 2004 with Revenue Participation Interest (the "Old Notes"). All of the Old Notes were exchanged for an equal principal amount of registered 14% Series B Senior Notes due 2004 with Revenue Participation Interest (the "Notes"). Revenue Participation Interest represents an aggregate amount equal to 5% of the ORBCOMM System revenues generated from August 1996 and is payable on the Old Notes and the Notes on each interest payment date subject to certain covenant restrictions. The Notes are fully and unconditionally guaranteed on a joint and several basis by OCC, Teleglobe Mobile, ORBCOMM USA and ORBCOMM International, except that the guarantees are non-recourse to the shareholders and/or partners of the guarantors, limited only to the extent necessary for each such guarantee not to constitute a fraudulent conveyance under applicable law.

     On the closing of the Old Notes, the Company used $44,800,000 of the net proceeds from the sale of the Old Notes to purchase a portfolio of U.S. Government securities to provide for payment in full of interest on the Old Notes and Notes through August 15, 1998. All of this investment portfolio was used to pay semi-annual interest that was due on the Notes in 1997 and 1998.

  Construction of Gateways

     In October 1996, ORBCOMM International entered into agreements with certain manufacturers for the construction of twenty gateway Earth stations around the globe. During 1998, installation and final acceptance of gateways in South Korea, Japan and Italy occurred. Additionally, as of December 31, 1998 and 1997, ORBCOMM International had $20,879,000 and $19,580,000, respectively, of deferred and prepaid contract costs of which $12,718,000 and $11,016,000, respectively, represent advance payments to those manufacturers. Total commitments under these manufacturing agreements approximate $22,000,000. Included in deferred and prepaid contract costs is the portion of engineering direct labor costs that relates to the construction of gateways. As of December 31, 1998 and 1997, $1,114,000 and $1,609,000, respectively, of such costs had been included in deferred and prepaid contract costs.

(5)  SERVICE LICENSE OR SIMILAR AGREEMENTS

     As of December 31, 1998, ORBCOMM International had signed 12 service license or similar agreements ("SLAs") with international licensees, eight of which had associated gateway procurement contracts and software license agreements. The SLAs authorize the international licensees to use the ORBCOMM System to provide two-way data and messaging communications services. As of December 31, 1998 and 1997, $30,868,000 and $13,270,000, respectively, had been received under these agreements and the associated gateway procurement agreements, of which $20,094,000 and $13,270,000, respectively, were recorded as deferred revenue. ORBCOMM International is obligated to construct and deliver eight gateways to certain international licensees under certain of these agreements (see note 4).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  Orbital Communications Corporation:

     We have audited the accompanying consolidated balance sheets of Orbital Communications Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbital Communications Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG LLP
Washington, D.C.
February 16, 1999, except as to note 9
 which is as of March 15, 1999

                       ORBITAL COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     10   $    34
  Accounts receivable.......................................       269        65
  Other current assets......................................       978       123
                                                              --------   -------
     Total current assets...................................     1,257       222

Investments in affiliates...................................    56,111    54,663
                                                              --------   -------

          TOTAL ASSETS......................................  $ 57,368   $54,885
                                                              ========   =======

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
LIABILITIES:
  Accounts payable and accrued expenses.....................  $    724   $   806
  Promissory notes..........................................         0       331
                                                              --------   -------
     Total current liabilities..............................       724     1,137

  Due to affiliates.........................................   123,677    84,160
                                                              --------   -------
     Total liabilities......................................   124,401    85,297

Non-controlling interest in net assets of consolidated
  subsidiary................................................    (6,296)   (4,533)

     COMMITMENTS AND CONTINGENCIES

     STOCKHOLDERS' DEFICIT:
  Common stock, par value $0.01; 8,000,000 shares
     authorized; 4,783,892 and 4,751,292 shares issued;
     4,688,320 and 4,656,720 shares outstanding,
     respectively...........................................        48        48
  Additional paid-in capital................................       452       350
  Treasury stock, at cost, 95,572 and 94,572 shares,
     respectively...........................................      (770)     (730)
  Accumulated deficit.......................................   (60,467)  (25,547)
                                                              --------   -------
     Total stockholders' deficit............................   (60,737)  (25,879)
                                                              --------   -------

          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.......  $ 57,368   $54,885
                                                              ========   =======

        See accompanying notes to the consolidated financial statements.

                       ORBITAL COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                       YEARS ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                1998       1997      1996
                                                              --------   --------   -------
SERVICE REVENUES............................................  $    759   $    172   $   240

EXPENSES:
  Costs of product sales....................................       775        383       265
  Marketing, administrative and other expenses..............     3,617      5,202     2,959
                                                              --------   --------   -------

     Total expenses.........................................     4,392      5,585     3,224
                                                              --------   --------   -------

     Loss from operations...................................    (3,633)    (5,413)   (2,984)
OTHER INCOME AND (EXPENSES):
  Equity in net losses of affiliates........................   (33,050)   (13,004)   (8,268)
  Non-controlling interest in net losses of consolidated
     subsidiary.............................................     1,763      2,639     1,473
                                                              --------   --------   -------

  Loss before provision for income taxes....................   (34,920)   (15,778)   (9,779)
  Provision for income taxes................................         0          0         0
                                                              --------   --------   -------

NET LOSS....................................................  $(34,920)  $(15,778)  $(9,779)
                                                              ========   ========   =======

        See accompanying notes to the consolidated financial statements.

                       ORBITAL COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(34,920)  $(15,778)  $ (9,779)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN
     OPERATING ACTIVITIES:
  Equity in net losses of affiliates........................    33,050     13,004      8,268
  Non-controlling interest in net losses of consolidated
     subsidiary.............................................    (1,763)    (2,639)    (1,473)
  Decrease (increase) in accounts receivable................      (204)       (36)       873
  Decrease (increase) in other current assets...............      (855)      (123)         0
  Increase (decrease) in accounts payable and accrued
     liabilities............................................       (82)       301        (18)
                                                              --------   --------   --------

          NET CASH USED IN OPERATING ACTIVITIES.............    (4,774)    (5,271)    (2,129)
                                                              --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in affiliates.................................   (34,498)         0    (12,958)
                                                              --------   --------   --------

          NET CASH USED IN INVESTING ACTIVITIES.............   (34,498)         0    (12,958)
                                                              --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock to employees...........       102        141        124
  Purchases of treasury stock, net of reimbursement from
     ORBCOMM Global, L.P....................................       (40)      (575)      (104)
  Repayments of promissory notes............................      (331)      (166)         0
  Net borrowings from affiliates............................    39,517      5,763     15,209
                                                              --------   --------   --------

          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    39,248      5,163     15,229
                                                              --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (24)      (108)       142

CASH AND CASH EQUIVALENTS:
  Beginning of year.........................................        34        142          0
                                                              --------   --------   --------

CASH AND CASH EQUIVALENTS:
  End of year...............................................  $     10   $     34   $    142
                                                              ========   ========   ========

        See accompanying notes to the consolidated financial statements.

                       ORBITAL COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           COMMON STOCK      ADDITIONAL   TREASURY STOCK    ACCUMULATED
                                        ------------------    PAID-IN     ---------------    EARNINGS
                                         SHARES     AMOUNT    CAPITAL     SHARES   AMOUNT    (DEFICIT)     TOTAL
                                        ---------   ------   ----------   ------   ------   -----------   --------
BALANCE, DECEMBER 31, 1995............  4,663,122    $47        $ 86       3,012   $ (51)    $     10     $     92

Shares issued to employees............     67,270      0         124           0       0            0          124
  Treasury stock purchased............          0      0           0      47,760    (104)           0         (104)
  Net loss............................          0      0           0           0       0       (9,779)      (9,779)
                                        ---------    ---        ----      ------   -----     --------     --------
BALANCE, DECEMBER 31, 1996............  4,730,392     47         210      50,772    (155)      (9,769)      (9,667)

  Shares issued to employees..........     20,900      1         140           0       0            0          141
  Treasury stock purchased............          0      0           0      43,800    (575)           0         (575)
  Net loss............................          0      0           0           0       0      (15,778)     (15,778)
                                        ---------    ---        ----      ------   -----     --------     --------
BALANCE, DECEMBER 31, 1997............  4,751,292     48         350      94,572    (730)     (25,547)     (25,879)

  Shares issued to employees..........     32,600      0         102           0       0            0          102
  Treasury stock purchased............          0      0           0       1,000     (40)           0          (40)
  Net loss............................          0      0           0           0       0      (34,920)     (34,920)
                                        ---------    ---        ----      ------   -----     --------     --------
BALANCE, DECEMBER 31, 1998............  4,783,892    $48        $452      95,572   $(770)    $(60,467)    $(60,737)
                                        =========    ===        ====      ======   =====     ========     ========

        See accompanying notes to the consolidated financial statements.

                       ORBITAL COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

  Organization

     Orbital Communications Corporation ("OCC") is a majority owned and controlled subsidiary of Orbital Sciences Corporation ("Orbital") and is included in Orbital's consolidated financial statements. In 1993, OCC and Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), formed ORBCOMM Global, L.P. ("ORBCOMM"), a Delaware limited partnership, and two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"). Each of OCC and Teleglobe Mobile is a 50% general partner in ORBCOMM, and ORBCOMM is a 98% general partner in each of the two marketing partnerships. Additionally, OCC is a 2% general partner in ORBCOMM USA, and Teleglobe Mobile is a 2% general partner in ORBCOMM International. Directly and indirectly, OCC currently holds and controls 51% and 49% of ORBCOMM USA and ORBCOMM International, respectively.

     Pursuant to the terms of the relevant partnership agreements: (i) OCC and Teleglobe Mobile share equal responsibility for the operational and financial affairs of ORBCOMM; (ii) OCC controls and consolidates the operational and financial affairs of ORBCOMM USA; and (iii) Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International. Since OCC is unable to control, but is able to exercise significant influence over ORBCOMM's and ORBCOMM International's operating and financial policies, OCC is accounting for its investments in ORBCOMM and ORBCOMM International using the equity method of accounting.

  The ORBCOMM System Description

     ORBCOMM was formed for the design, development, construction, integration, testing and operation of the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System"). The ORBCOMM System comprises three operational segments: (i) a space segment consisting of a constellation of 28 LEO satellites; (ii) a ground and control segment consisting of a network control center which serves as the global control for the satellites' gateway Earth stations which send signals to and receive signals from the satellites, and
(iii) a subscriber segment consisting of gateway control centers which serve as message switching systems that process the message traffic. ORBCOMM USA has been granted the exclusive right to market, sell, lease and franchise the ORBCOMM System output capacity in the U.S. and the exclusive use of the ORBCOMM System assets in the U.S.

  The System Charge

     In consideration for the construction and financing of the ORBCOMM System assets by ORBCOMM, OCC is obligated to pay ORBCOMM a system charge equal to a contracted percentage of ORBCOMM USA's total service revenues (the "Output Capacity Charge") minus a percentage of aggregate system service revenues, defined as the total of ORBCOMM USA and ORBCOMM International total system service revenues. If the Output Capacity Charge is less than 1.15% of the aggregate system service revenues as described above, OCC is not required to pay any portion of the system charge to ORBCOMM.

  Regulatory Status

     Construction and operation of communications satellites in the United States requires licenses from the Federal Communications Commission (the "FCC"). OCC has been granted full operational authority for the ORBCOMM System by the FCC. Similar licenses are required from foreign regulatory authorities to permit ORBCOMM System services to be offered outside the United States. Primary responsibility for obtaining licenses outside the United States will reside with the entities that become international licensees.

                       ORBITAL COMMUNICATIONS CORPORATION

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Preparation of Consolidated Financial Statements

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to the 1998 consolidated financial statement presentation.

  Principles of Consolidation

     The consolidated financial statements include the accounts of OCC and ORBCOMM USA. All material transactions and accounts between consolidated entities have been eliminated.

  Revenue Recognition

     ORBCOMM USA provides subscriber communicator hardware to commercial customers. Revenues are recognized when products are shipped or when customers have accepted the products, depending on contractual terms. Service revenues are recognized when rendered.

  Income Taxes

     OCC is included in Orbital's consolidated Federal income tax returns. OCC determines its provision for income taxes as if it were filing on a separate return basis. OCC recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Cash and Cash Equivalents

     OCC considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Investments in Affiliates

     OCC uses the equity method of accounting for its investments in and equity in earnings (losses) of affiliates in which OCC has the ability to significantly influence, but not control such affiliate's operations. In accordance with the equity method of accounting, OCC's carrying amount of such investments is initially recorded at cost and is increased to reflect its share of the affiliates' income and is reduced to reflect its share of the affiliates' losses. OCC's investments are also increased to reflect contributions to, and decreased to reflect distributions from, each affiliate. Any excess of the amount of OCC's investment and the amount of OCC's underlying equity in each affiliate's net assets is amortized over a period of twenty years.

     OCC's policy is to review its long-lived assets, including investments in affiliates, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. OCC recognizes an impairment loss when the sum of expected future cash flows is less than the carrying amount of the asset.

                       ORBITAL COMMUNICATIONS CORPORATION

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Fair Value of Financial Instruments

     The carrying value of OCC's current assets and current liabilities approximate fair value since all such instruments are short-term in nature.

  Stock Based Compensation

     OCC accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and provide pro forma net income (loss) data for employee stock option grants as if the fair-value-based method defined in SFAS 123 had been applied. OCC has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

(3)  INVESTMENTS IN AFFILIATES

     At December 31, 1998 and 1997, OCC had approximately $56,111,000 and $54,663,000, respectively in investments in affiliates relating to ORBCOMM. At December 31, 1998 and 1997, ORBCOMM had $346,634,000 and $316,969,000 in total assets, $241,844,000 and $210,551,000 in total liabilities and $104,790,000 and
$106,418,000 of total partners' capital, respectively. The difference between OCC's investment in ORBCOMM and the amount of OCC's underlying equity in ORBCOMM is primarily due to ORBCOMM accounting for its interests in ORBCOMM USA using the equity method of accounting, while OCC consolidates its interests in ORBCOMM USA. ORBCOMM recorded $1,262,000 and $527,000 in revenues and $69,628,000 and $31,436,000 in net losses for the years ended December 31, 1998 and 1997, respectively. Based on its current assessment of the overall business prospects of the ORBCOMM partnerships and the ORBCOMM System, OCC currently believes its investments in ORBCOMM and ORBCOMM International are fully recoverable. If in the future, the ORBCOMM business is not successful, OCC may be required to expense part or all of its investments.

(4) RELATED PARTY TRANSACTIONS

     OCC obtains virtually all of its funding for its operations and for its capital investments in ORBCOMM from Orbital via a non-interest bearing intercompany borrowing arrangement. As of December 31, 1998 and 1997, OCC owed Orbital $110,287,000 and $75,513,000, respectively, none of which is currently payable. As of December 31, 1998 and 1997 OCC owed ORBCOMM $48,000 and $12,000, respectively.

     ORBCOMM USA currently obtains all of its funding from ORBCOMM via a non-interest bearing intercompany borrowing arrangement. As of December 31, 1998 and 1997, ORBCOMM USA owed ORBCOMM $13,342,000 and $8,635,000, respectively, none of which is currently payable.

(5) INCOME TAXES

     OCC had no current or deferred provision for income taxes for the years ended December 31, 1998, 1997, and 1996.

                       ORBITAL COMMUNICATIONS CORPORATION

(5)  INCOME TAXES -- (CONTINUED)
     The differences between the actual taxes and taxes computed at the U.S. Federal income tax rate of 35% are summarized as follows:

                                                            YEARS ENDED
                                                            DECEMBER 31,
                                                         ------------------
                                                         1998   1997   1996
                                                         ----   ----   ----
U.S. Federal statutory rate............................  (35%)  (34%)  (34%)
Change in valuation allowance..........................   35%    34%    34%
                                                         ----   ----   ----
Effective rate.........................................    0%     0%     0%
                                                         ====   ====   ====

     The tax effects of significant temporary differences at December 31, 1998 and 1997 are as follows:

                                                             DECEMBER 31,
                                                            (IN THOUSANDS)
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Deferred Tax Assets:
  Net operating loss carryforward and other.............  $ 35,994   $ 12,127
  Valuation allowance...................................   (21,283)    (8,119)
                                                          --------   --------
          Tax assets net................................    14,711      4,008
Deferred Tax Liabilities:
  Book/Tax difference attributable to partnership
     items..............................................   (14,711)    (4,008)
                                                          --------   --------
          Net deferred tax assets.......................  $      0   $      0
                                                          ========   ========

     OCC provides a valuation allowance against its net deferred tax assets given the trend of taxable losses in prior years.

(6)  COMMITMENTS AND CONTINGENCIES

     In August 1996, ORBCOMM and ORBCOMM Global Capital Corp. issued $170,000,000 senior unsecured notes due in 2004 (the "Notes") to institutional investors. The Notes bear interest at a fixed rate of 14% and provide for noteholder participation in future ORBCOMM service revenues. The Notes are fully and unconditionally guaranteed on a joint and several basis by OCC, Teleglobe Mobile, ORBCOMM USA and ORBCOMM International. The guarantees are non-recourse to OCC's shareholders (including Orbital) and Teleglobe Mobile's partners (including Teleglobe and Technology Resources Industries Bhd.).

(7)  STOCK OPTION PLAN

     OCC adopted a stock option plan in 1992 (the "OCC Plan"). The OCC Plan provides for grants of incentive and non-qualified stock options to purchase OCC common stock to officers and employees of OCC, ORBCOMM, ORBCOMM USA, ORBCOMM International and Orbital. Under the terms of the ORBCOMM Plan, incentive stock options may not be granted at less than 100% of the fair market value at the date of grant and non-qualified options may not be granted at less than 85% of the fair market value of OCC common stock at the date of grant as determined by a committee consisting of two OCC Board members and two members appointed by Teleglobe Mobile. The options vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-fourth increments over a four-year period.

     Certain provisions of the OCC Plan require OCC to repurchase, with cash or promissory notes, the common stock acquired pursuant to the options. The total amount of cash for stock repurchases and promissory note repayments is restricted to $1,000,000 per year, in accordance with the terms of the Notes

                       ORBITAL COMMUNICATIONS CORPORATION

(7)  STOCK OPTION PLAN -- (CONTINUED)
(See Note 6). During 1998 and 1997, OCC repurchased 1,000 and 43,800 common shares by paying $41,000 and $829,000 in cash, respectively. Promissory notes totaling $331,000 were also issued in 1997. The 1997 promissory notes were repaid in 1998. These repurchases were funded by (i) reimbursements from ORBCOMM pursuant to the terms of the Restated Agreement of Limited Partnership of ORBCOMM Global, L.P. and (ii) contributions from Orbital.

     The following two tables summarize information regarding options under the OCC Plan for the last three years:

                                                                     WEIGHTED      OUTSTANDING
                                     NUMBER      OPTION PRICE        AVERAGE           AND
                                    OF SHARES      PER SHARE      EXERCISE PRICE   EXERCISABLE
                                    ---------   ---------------   --------------   -----------
OUTSTANDING AT DECEMBER 31,
  1995............................    545,900   $ 1.50 -- 14.00       $ 5.56         411,086
  Granted.........................    154,500   $17.00 -- $25.00      $20.50
  Exercised.......................    (67,270)  $ 1.50 -- $13.00      $ 2.43
  Canceled or Expired.............    (34,300)  $ 1.50 -- $17.00      $13.81
                                    ---------   ---------------       ------
OUTSTANDING AT DECEMBER 31,
  1996............................    598,830   $ 1.50 -- $25.00      $ 9.40         393,903
  Granted.........................    284,500       $26.50            $26.50
  Exercised.......................    (20,900)  $ 1.50 -- $25.00      $ 6.68
  Canceled or Expired.............   (112,600)  $ 1.50 -- $25.00      $14.86
                                    ---------   ---------------       ------
OUTSTANDING AT DECEMBER 31,
  1997............................    749,830   $ 1.50 -- $26.50      $15.22         415,804
  Granted.........................    305,300   $26.50 -- $39.75      $32.37
  Exercised.......................    (32,600)  $ 1.50 -- $13.00      $ 3.15
  Canceled or Expired.............    (17,700)  $ 1.50 -- $26.50      $23.94
                                    ---------   ---------------       ------
OUTSTANDING AT DECEMBER 31,
  1998............................  1,004,830   $ 1.50 -- $39.75      $20.40         520,864
                                    =========   ===============       ======

                                   OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                  ------------------------------------------------------   -----------------------------------
                       NUMBER        WEIGHTED AVERAGE                           NUMBER
   RANGE OF         OUTSTANDING         REMAINING       WEIGHTED AVERAGE     EXERCISABLE      WEIGHTED AVERAGE
EXERCISE PRICES   AT DEC. 31, 1998   CONTRACTUAL LIFE    EXERCISE PRICE    AT DEC. 31, 1998    EXERCISE PRICE
---------------   ----------------   ----------------   ----------------   ----------------   ----------------
$ 1.50 -- $13.00..      345,530            4.10              $ 4.96            345,530             $ 4.96
$17.00 -- $25.00..       77,500            7.19              $20.35             43,750             $19.97
$26.50 -- $39.75..      581,800            8.83              $29.58            131,584             $26.50
---------------      ---------             ----              ------            -------             ------
$ 1.50 -- $39.75..    1,004,830            7.08              $20.40            520,864             $11.66
===============      =========             ====              ======            =======             ======

(8)  STOCK BASED COMPENSATION

     OCC uses the Black-Scholes option-pricing model to determine the pro forma impact of stock option grants under SFAS 123 on OCC's net loss. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of stock options granted. This information and the assumptions used in the option pricing model for 1998, 1997 and 1996 respectively, are as follows: volatility 30%; dividend yield, zero percent; average expected life, 4.5 years; risk free interest rate, 5.4%, 6.1% and 5.6%; additional shares available, 56,925, 48,878 and 20,778; and weighted-average exercise price per option grant, $32.37, $26.50 and $20.50.

                       ORBITAL COMMUNICATIONS CORPORATION

(8)  STOCK BASED COMPENSATION -- (CONTINUED)
     Had the company determined compensation cost based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, OCC's net loss would have been $36,666,000, $16,460,000 and $10,200,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(9)  SUBSEQUENT EVENTS

     For the period from January 1, 1999 through March 15, 1999, OCC paid $18,450,000 in additional capital contributions to ORBCOMM.